As filed with the Securities and Exchange Commission on February 17, 2006.

Registration No. 333-128986

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GLYCONIX CORP.

Delaware	2833	11-3626401
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

350 Fifth Avenue, Suite 4811, New York, NY	10118
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 404-7050

(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

Copies of communications to:

JOSEPH I. EMAS

1224 WASHINGTON AVENUE

MIAMI BEACH, FLORIDA 33139

TELEPHONE NO.: (305) 531-1174

FACSIMILE NO.: (305) 531-1274

Approximate date of proposed sale to public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

No exchange or over the counter market exists for our common stock. The most recent price paid for our common stock in a private placement was $0.50.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED FEBRUARY 17, 2006

PROSPECTUS

GLYCONIX CORP.

10,720,000 SHARES OF OUR COMMON STOCK

Glyconix Corp. (“we”, “us”, “our” or the “Glyconix”) is offering up to 3,500,000 shares of common stock which, as of this date, have not been issued. Additionally, the Selling Shareholders named in this prospectus are offering to sell up to 3,610,000 shares of our common stock and up to 3,610,000 shares of common stock issuable upon exercise of warrants held by the Selling Shareholders. The Selling Shareholders are required to sell their shares at $2.00 per share until our securities are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of our shares by the Selling Shareholders but we will receive proceeds from the exercise of the warrants, which have an exercise price of $1.50 per share.

We are offering for sale, on a self- underwritten basis, up to 3,500,000 shares of our common stock at a price of $2.00 per share. There is no minimum number of shares we will sell. Proceeds from the sale of the shares will be deposited in our operating account and there will be no refunds. This offering will continue for a period of 180 days from the effective date of this prospectus and may be terminated sooner in our sole discretion. There are no minimum share purchase requirements for individual investors.

The Selling Shareholders, and any broker-dealers or agents that are involved in selling the shares, may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholders have informed us that they do not have any agreements or understandings, directly or indirectly, with any person to distribute the common stock.

Investing in our securities involves risk, see “ Risk Factors” page 4. Any investor who cannot afford to sustain the total loss of their investment should not purchase the securities offered herein. Neither the Securities and Exchange Commission, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This is our initial public offering. No public market currently exists for our shares, although we intend to apply for listing on the Over-the-Counter Bulletin Board in the future. We know of no market makers for our common stock. The offering price may not reflect the market price of our shares after the offering. The shares will be offered and sold by our officers and directors without any discounts or other commissions. We currently have no agreements, arrangements or understandings with any broker/dealers to sell shares.

	Price to public	Underwriting Discounts and Commissions (1)	Proceeds to Company (1) (2)
Per Share	$2.00	$0	$0.
Total Maximum	$7,000,000	$0	$7,000,000

(1)	We plan to have our officers offer and sell the shares. They will receive no discounts or commissions. We do not have any agreements or understandings with any broker/dealers, although we may, at our discretion, retain such to assist in the offer and sale of units. In such event, we will update this prospectus accordingly.
(2)	Proceeds to us are shown before deducting offering expenses payable by us estimated at $100,000, including legal and accounting fees and printing costs.

The total costs of this offering, estimated at $100,000, shall be borne by us but the Selling Shareholders will pay all of their selling commissions, brokerage fees and related expenses.

Our common stock is presently not traded on any market or securities exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

All dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of this Prospectus is: February 17, 2006

PROSPECTUS SUMMARY

This summary highlights important information about our company and business. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read this entire prospectus and the financial statements and related notes included in this prospectus carefully, including the “Risk Factors” section. Unless the context requires otherwise, “we,” “us,” “our”, “ and the “Company” and similar terms refer to Glyconix Corp., and our subsidiaries collectively, while the term “ Glyconix” refers to Glyconix Corp. in its corporate capacity

We were incorporated under the laws of the State of Delaware in August, 2001. Our business plan is to expand its innovative proprietary anti-infective and oncology drugs, supply a unique compound currently being used in Phase II for a new cancer therapy treatment, and using our proprietary technology to assist other companies in their management of pharmaceutical product life cycles. We are authorized to issue 40,000,000 shares of common stock, par value $.01 per share, of which 19,450,000 shares are issued and outstanding as of February 17, 2006. We are authorized to issue 5,000,000 shares of preferred stock, $.01 par value, of which none are issued and outstanding as of February 17, 2006.

Where You Can Find Us

Our principal executive offices are located at 350 Fifth Avenue, Suite 4811, New York, NY 10118. Our telephone number is (212) 404-7050.

About Our Business

Glyconix is a development stage company that uses its proprietary processes to create proprietary drugs with unique and enhanced properties by chemically binding small sugar molecules to novel and existing pharmaceuticals, a process known as glycosylation. Our expertise in sugar and medicinal chemistries is focused on three major market opportunities.

1.	We are expanding our pipeline of innovative proprietary anti-infective (e.g. antifungal, antibiotic) and oncology drugs. One of our product candidates resulting from this work is already in preclinical development.

2.	We are applying our proprietary technology toward meeting the needs of other companies in their management of pharmaceutical product life cycles.

3.	We are supplying a unique product candidate for Boron Neutron Capture Therapy (“BNCT”) treatment method that is currently in Phase I/II trials for a cancer treatment. These clinical trials are now going on at three medical institutes, one in Sweden, one in Finland and one in UK. The clinical trials for the treatment of various forms of cancer are being done by other centers (in Japan, Argentina). Our role is a supplier of the product candidate used in the treatment. Regulatory approval is undertaken by the various research institutes, not by us. As we are the supplier of choice to these institutes, it is our hope that as their needs expand, our revenue from this source will grow.

Glyconix was incorporated in 2001 and acquired its intellectual property from several sources: Glycosyn Pharmaceuticals, Inc. (“Glycosyn “), an eight-year old company that previously operated as a subsidiary of Harrier, Inc. (a publicly traded U.S. company), and New Concept Therapeutics (“NCT”), a four-year old company devoted to the research and manufacture of Boron Neutron Capture Therapy (“BNCT”) product candidates. Harrier, Inc. was originally working on synthesized analogs with the University of Michigan. It transferred all of its intellectual property to Glycosyn and then discontinued their business operations. Glycosyn did a small additional work on the analogs and then sold their entire rights and intellectual property to us. Glycosyn has ceased doing business in 2004 as did NCT. We acquired all of the intellectual property of Glycosyn and NCT, which includes patents, certain patent rights and manufacturing know-how. On January 20, 2006 we acquired a world-wide license to eight patents held by the University of Michigan.

Our leadership team has extensive experience developing compounds, bringing compounds to market, raising capital and building successful companies. To assist with the commercialization efforts, we maintain a Scientific Advisory Board (SAB), the members of which bring scientific expertise and significant pharmaceutical drug development experience. Among others, the SAB includes:

•	The former Chief Scientific Officer of Phoenix Drug Discovery and Lion Pharmaceuticals, who also served as an executive in drug development at Human Genome Sciences, Bristol-Myers Squibb and Schering Corp.;

•	Senior Investigator and Head of Translational Research at the Translational Genomics Research Institute’s (Tgen) Translational Drug Development Division and Head, Pancreatic Cancer Research Program in Phoenix, Arizona. He is also Chief Scientific Officer for US Oncology,;

•	Associate Professor at Harvard Medical School who also serves as the Director of Radiological Sciences at Tufts New England Medical Center, Former President of International Society of Neutron Capture Therapy (ISNCT); and

•	The former head of Research & Development of Drug Delivery of Enzon Corporation.

Proprietary Technologies and Market Opportunities

1) Expanding the Pipeline of Innovative Anti-infective and Oncology Drugs

Glycosylation, our proprietary patented glycosylation technology, is the process of chemically combining sugar molecules with existing compounds to alter their physical and chemical properties. These changes could increase the drug’s efficacy, lessen certain toxicities, or do both. In some cases, such improvements to drug classes with already known clinical activity may lessen some of the overall risk inherent in novel drug development. We glycosylated a number of existing drugs and demonstrated an increase in water solubility as follows: Tylenol by up to 7.8 times, carbary by up to 52 times, camptothecin by up to 42.5 times, chloramphenicol – up to 38 times. Our glycosylated analogs of dithiins (anti-fungal compound) increased in vitro efficacy by up to 13 times when tested against 4 different fungal strains.

We own two glycosylated pharmaceutical product candidates, one for anti-cancer and one for anti-infective treatments. Oncology product candidate is patented and its improved version was recently synthesized (US Patent pending). Anti-fungal product candidate is in lead optimization stages of development. These, and other early-stage potential prodect candidates, are currently being developed and synthesized at our chemical research and development laboratory located in the Reaserach Triangle Park (“RTP”) in North Carolina. Two product candidates demonstrated preclinical in vitro or animal efficacy, and are analogues of the naturally occurring 1, 2-dithiins, a promising new class of natural anti-fungal agents found in plants of the family Compositae (Asteraceae – J. Med. Chem. 1995, vol. 38, 2628), and of the camptothecin, natural compound isolated from the bark of the tree Camptotheca acuminate, that has an anti-cancer activity. (Source: Fact sheet: RTI’s Discovery of Camptothecin www.rti.org/patents/camptothecin.cfm). Other novel molecules for use as anti-infective and analgesic agents have also been synthesized and patented, namely, fusidic acid and Tylenol, but currently are not in development as a product candidates.

2) Supplying L-BPA for Oncology Clinical Trials

This near-term opportunity involves the supply of L-BPA (L-p-boronophenylalanine, amino acid derivatives containing non-radioactive Boron-10 isotope) to research institutes conducting Phase I/II clinical trials of L-BPA-F (L-BPA complexed to fructose, a small sugar molecule) in Boron Neutron Capture Therapy (BNCT) in cancers of the brain (glioma) and other malignancies. We are not conducting any BNCT clinical trials. We supply L-BPA to Harvard/MIT, Studsvik (Sweden), and The National Commission of Atomic Energy in Argentina, Yliopiston Apteekki/Boneca in Finland and Cancer Research UK. Once BNCT receives regulatory approval, our proprietary manufacturing process, in managements opinion, will position us to become the preferred supplier of L-BPA to the global market.

Phase II clinical trials in Europe are demonstrating L-BPA-F’s and BNCT’s promise as an alternative method of cancer treatment. (Proceeding of Eleven World Congress of Neutron Capture Therapy, Boston, October 11-15, 2004).

We do not control their rate of progress and therefore, can not have any certainty as to how rapidly the need for our product candidate will grow. Since this is not the main thrust of our business activity, any income derived at this early stage will be of help to our financial needs. We have presently developed an imageable version of L-BPA for BNCT treatment (US Patent pending). We expect to have one or more of these institutes clinically test our product candidate at their own expense. If this method of cancer treatment receives regulatory approval, we would become the exclusive supplier and enter into a profit sharing position.

3) Management of Pharmaceutical Product Life Cycle

The market for life cycle extension of existing drugs is expected to be over $50 billion between 2000 and 2010 (Bear Stearns, Pharmaceutical Guidbook, May 1999). Our proprietary glycosylation process can be applied to a number of these drugs (not all of the drugs can be glycosylated by our technology). Once sugar molecule is attached to the existing drugs, it creates a new chemical entity with 20 years of patent protection. Although it is not our primary focus, we will be opportunistic in developing collaborative relationships for drug development with other pharmaceutical companies.

THE RESALE OFFERING

Company	Glyconix Corp.

Securities Being Offered to New Investors	Up to a maximum of 3,500,000 with no minimum.

Securities Being Offered By Selling Shareholders	3,610,000 shares of our common stock may be resold by our Selling Shareholders and up to 3,610,000 shares underlying warrants may be resold by our Selling Shareholders. The offering price will be determined by market factors and the independent decisions of the Selling Shareholders.

Offering Price	We are offering our shares of common stock at $2.00 per share. We determined this offering price arbitrarily based upon the company’s progress since the last sale of our common stock to investors. The Selling Shareholders are required to sell their shares at $2.00 per share until our securities are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Terms of the Offering	We are offering our shares for a period not to exceed 180 days following the effective date of this registration. The Selling Shareholders will determine when and how they will sell our common stock offered in this prospectus.

Securities Outstanding	We are authorized to issue 40,000,000 shares of common stock, $.01 par value, of which 19,450,000 shares are currently issued and outstanding. We are authorized to issue 5,000,000 shares of preferred stock, $.01 par value, of which none have been issued or are outstanding.

Use of Proceeds	We will not receive any proceeds from the sale of the underlying common stock currently held by the Selling Shareholders but will receive proceeds from the exercise of the warrants, which have an exercise price of $1.50 per share.

We will receive proceeds from the offering; see “Use of Proceeds.”

SUMMARY OF FINANCIAL DATA

(in thousand, except per share amounts)

The summary of financial data as of and for the years ended December 31, 2004 and 2003 is derived from and should be read in conjunction with our audited financial statements for the year ended December 31, 2004, including the notes to those financial statements, which are included elsewhere in this registration statement along with the section titled “Management’s Discussion and Analysis or Plan of Operation”. The summary of financial data is derived from and should be read in conjunction with unaudited financial statements and notes to financial statements for nine-months ended September 30, 2005 and 2004.

	Nine-month period ended September 30,		August 21, 2001 (Inception) Through September 30, 2005	Year ended December 31,		August 21, 2001 (Inception) Through December 31, 2004
	2005	2004		2004	2003
	(unaudited)		(unaudited)
Net sales (Note I[4])	$283	$212	$640	$212	$25	$357

Costs and Expenses:
Cost of Sales	214	177	454	177	10	240
Research and development	370	235	1,368	354	302	998
General and administrative	1,268	322	3,026	443	375	1,758

	1,852	734	4,848	974	687	2,996

Interest expense, net	9	65	205	56	75	196

Net loss	$(1,578)	$(587)	$(4,413)	$(818)	$(737)	$(2,835)

Basic and diluted loss per common share	$(0.08)	$(0.07)		$(0.08)	$(.12)

Weighted average number of shares outstanding – basic and diluted	19,428	8,981		10,886	6,364

The following table provides a summary of our balance sheet data at September 30, 2005 (unaudited):

•	on actual basis

•	on as adjusted basis that gives effect to the receipt of the net proceeds from our assumed sale of 25%, 50%, 75% and 100% of total offering of 3,500,000 shares of common stock sold in this offering, at the initial offering price of $2.00 per share after deducting our estimated offering expenses and the anticipated application of the estimated net proceeds.

Balance sheet data:

As of September 30, 2005 (unaudited)

	Actual	As adjusted
		Assumed 25% shares sold	Assumed 50% shares sold	Assumed 75% shares sold	Assumed 100% shares sold
Cash, cash equivalents and investments	$684	$2,334	$4,084	$5,834	$7,584
Working capital (deficiency)	$(298)	$1,380	$3,130	$4,880	$6,630
Total assets	$994	$2,616	$4,366	$6,116	$7,866
Stockholders’ equity	$9	$1,659	$3,409	$5,159	$6,909

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus. We caution you to review the cautionary statements set forth in this prospectus. Please refer to “Risks Associated with Forward-looking Statements” on page 16.

Risks Related To Our Business

Because we have a limited operating history, it will be difficult for you to evaluate our business.

Glyconix is a development stage company that was incorporated in August, 2001. We have only conducted operations since 2001. Our future operations are contingent upon increasing revenues and raising capital for expansion to advance research. Because we have a limited operating history you will have difficulty evaluating our business and future prospects. You should consider our prospects in light of the risks, uncertainties, expenses and difficulties we will face as an emerging business.

We have a history of losses

We are in the development stage and have incurred substantial losses since our inception, including net losses of $1,578,000, $818,000 and $737,000 for nine months ended September 30, 2005 and the years ended December 31, 2004, and 2003, respectively, and we had an accumulated deficit of $4,413,000 at September 30, 2005. Substantial losses to date have resulted principally from costs incurred in general and administrative expenses and research and development activities. We incurred $443,000 and $375,000 of general and administrative expenses in 2004 and 2003, respectively. In 2004 and 2003, we incurred research and development expenses of $354,000 and $302,000 respectively. In order to develop, test, produce and commercialized our products, we will need to conduct significant research, development, testing and regulatory compliance activities which, together with projected general and administrative expenses, are expected to result in additional significant continuing operating losses. We do not expect to receive regulatory approvals for our product candidates for at least several years, if ever. We expect that we will continue incurring a loss until, at the earliest, we generate sufficient revenue to offset the cost of our operations, including our continuing product development efforts. Our future revenue levels and potential profitability depend on many factors, including the demand for our existing product candidates, our ability to develop new product candidates and our ability to control costs. Further, as a development stage company, we have a limited relevant operating history of which an evaluation of our prospects can be made. Such prospects must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a new business in the evolving, heavily regulated biotechnology industry, which is characterized by an increasing number of market entrants, intense competition and high failure rate. In addition, significant challenges are often encountered by businesses shifting from development to commercial activities

If we are unable to obtain financing to support our future growth plans, we will have to curtail our operations and our growth plans, which will negatively affect the value of your investment.

Our Plan of Operations involves substantial research and development costs in an amount of approximately $4,400,000 to complete Phase I clinical studies for two product candidates, and additional $2,000,000 to $4,000,000 to fulfill our strategic goal that is: to develop two compound through Phase IIA clinical studies, the initial clinical studies that demonstrate efficacy in a small number of patients, and to license the compounds for the remainder of the clinical development process, including additional Phase II studies to optimize the dose prior to pivotal Phase III, to an appropriate partner. We have not yet identified such a prospective partner as of this date.

We are dependent upon the proceeds from this offering as well as future financing efforts to implement our Plan of Operations and to expand our business. In addition, we may need additional funding from bank financing or financing from a debt or equity offering. If we are unable to obtain financing when needed on favorable terms, we may be forced to curtail our operations and our growth plans, which will negatively affect the value of your investment.

We have past due obligations which we may not be able to repay unless we scale back our immediate planned operations

We believe our available cash and cash equivalents and investments of approximately $684,000 and expected revenue stream will be sufficient to sustain our planned operations through the end of the second quarter of 2006, based on our current burn rate of approximately $85,000 per month. We have outstanding debts to Glycosyn Pharmaceuticals (“Glycosyn”) in the amount of approximately $418,000. We are currently in discussions with Glycosyn to settle these debt (See Legal Proceedings section of this document). As such, cash payments to Glycosyn are currently being withheld and could be substantially reduced in the future. Our current cash balance will not be sufficient to repay the Glycosyn obligations as they are currently recognized unless we scale back our immediate planned operations (including layoffs and payment deferrals of various consulting, legal and professional fees), or utilize the funds that we will receive through the exercise of our warrants, if any, and/or raise additional capital in the next nine months in order to sustain our operations.

If we fail to keep pace with the ever-changing market of proprietary drugs, our revenues and financial condition will be negatively affected.

The proprietary drug market is rapidly changing with the evolving industry standards. Our future success will depend in part upon our ability to introduce new drugs, therapies, and proprietary research to meet changing customer requirements and emerging industry standards; however, we may not successfully introduce new drugs or therapies to our existing drugs or develop new drugs that will achieve market acceptance. Any delay or failure of these drugs to achieve market acceptance would adversely affect our business. In addition, drugs or technologies developed by others may not render our drugs or technologies non-competitive or obsolete. Should we fail to keep pace with the ever-changing nature of the proprietary drug market, our revenues and financial condition will be negatively affected.

The report of independent Registered Public Accounting firm contains explanatory language that substantial doubt exists about our ability to continue as a going concern

The independent auditor’s report on our financial statements contains explanatory language that substantial doubt exists about our ability to continue as a going concern. The report states that we have not been able to generate sufficient cash flows from operations and have incurred net losses since inception, past due on $445,000 of obligations and have been dependent on equity and debt financing to support our business efforts. If we are unable to obtain sufficient financing in the near term or achieve profitability, then we would, in all likelihood, experience severe liquidity problems and may have to curtail our operations.

Our dependence upon regulatory approval may negatively affect our operations and revenues.

The Company has extensive proprietary technology for the manufacture of L-BPA, an active pharmaceutical ingredient (API) which is being used by centers conducting BCNT clinical trials world wide. Once BCNT receives regulatory approval, the Company’s superior proprietary manufacturing process will position it to become the preferred supplier of L-BPA to the global market. However, regulatory approval of BCNT is not absolute, and neither the FDA nor European regulatory bodies have yet approved BCNT or the products used in BCNT, and delay in such approval may negatively affect our operations and the Company’s financial conditions.

The FDA regulatory process is costly, lengthy and requires specific expertise, and even if we invest the time, money and other resources required to advance through the FDA approval process, we may never receive FDA approval.

We will rely initially on consultants with prior experience working with the FDA. We expect to hire experienced employees and consultants to analyze, prepare and present our application to the FDA. The process of obtaining regulatory approvals can be extremely costly and time-consuming and there is no guarantee of success. If we do not receive approval of our application, we will not be able to proceed with clinical testing. In addition, clinical testing is not predictable. Even if the FDA approves our application, we cannot guarantee that the FDA will approve our clinical results. Our failure to obtain required regulatory approvals would have a material adverse effect on our business, financial condition and results of operations and could require us to curtail or cease our operations.

The FDA and comparable agencies in foreign countries impose substantial requirements on the introduction of therapeutic and diagnostic pharmaceutical and biological products through lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time-consuming procedures. Satisfaction of these requirements typically takes several years or more and varies substantially based on the type, complexity and novelty of the product. The regulatory review may result in extensive delay in the regulatory approval process. Regulatory requirements ultimately imposed could adversely affect our ability to clinically test, manufacture or market potential products. Government regulation also applies to the manufacture and marketing of pharmaceutical and biological products.

The effect of government regulation may be to delay marketing of new products for a considerable period of time, to impose costly procedures on our activities and to furnish a competitive advantage to larger companies that compete with us. FDA or other regulatory approval for any products developed by us may not be granted on a timely basis or at all. Any such delay in obtaining, or failure to obtain, such approvals would adversely affect the marketing of any contemplated products and the ability to earn product revenue. Further, regulation of manufacturing facilities by state, local and other authorities is subject to change. Any additional regulation could result in limitations or restrictions on our ability to utilize any of its technologies, thereby adversely affecting our operations.

We may be unable to overcome competitive forces in the proprietary drug industry, which would negatively affect our ability to generate revenues and our results of operation.

We are in competition with numerous competitors in the proprietary drug industry. Glyconix’s niche is in creating proprietary compounds, patentable as new composition of matter, out of existing small molecules with its proprietary glycosylation technology. Our competitors have substantially similar or superior financial, operational, research and development, marketing and other resources business models to Glyconix with one fundamentally difference in that Glyconix is the only company glyconsylate small molecules. Other competitors are developing drugs that may compete with Glyconix’s proprietary compounds in various clinical indications. We may not compete successfully with these companies. Competitive pressures or other factors could cause us to lose or fail to develop market share, or result in significant price erosion, either of which would have a materially adverse effect on our revenues and results of operations.

We have no marketing experience, are dependent on third parties for marketing services, and we may never be able to successfully market our product, even if it receives FDA approval.

We have no marketing and sales personnel and no experience with respect to marketing biochemical or pharmaceutical products. Significant additional expenditures and management resources would be required to develop an internal sales force, and such funds may not be available. Further, with such a sales force, we may not be successful in penetrating the markets for any products developed. We will seek to enter into development and marketing agreements which grant exclusive marketing rights to our corporate partners in return for royalties to be received on sales, if any. Under certain of these agreements, our marketing partner may have the responsibility for all or a significant portion of the development and regulatory approval. In the event that the marketing and development partner fails to develop a marketable product or fails to market a product successfully, our business may be adversely affected. The sale of certain products outside the United States will also be dependent on the successful completion of arrangements with future partners, licensees or distributors in each territory. We may not be successful in establishing any additional collaborative arrangements, or that, if established, such future partners will be successful in commercializing products.

We are directly or indirectly subject to extensive regulations which may increase our costs, lead to delays, fines or restrictions on our business and negatively affect our potential profitability.

Our operations may be, directly or indirectly, subject to United States federal, state or local laws. These United States regulations will subject us to increased regulation costs, and possibly fines or restrictions on conducting our operations. In addition, potential future foreign markets have different regulations related to the environment, labor relations, currency fluctuations, exchange controls, customs, foreign tax increases, import and export, investment and taxation which will also subject us to increased regulation costs and possibly fines or restrictions on conducting our operations. If we are unable to meet the requirements of the regulations in any jurisdictions, our operations in such jurisdictions may be delayed or prohibited. Any of these regulations may increase our costs and negatively affect our potential profitability.

We face patent protection risks that may negatively affect our brand name reputation, revenues, and potential profitability.

Glyconix’s competitive advantage is its proprietary technology which enables it to glycosylate small molecules. The Company owns the rights to new glycosylation techniques that have several distinct advantages over traditional methods. We are dependent upon a variety of methods and techniques that we regard as proprietary trade secrets. We are also dependent upon a variety of trademarks, service marks and designs to promote brand name development and recognition. We rely on a combination of trade secrets, copyright, patent, trademark, unfair competition and other intellectual property laws as well as contractual agreements to protect our rights to such intellectual property. Our products may violate the proprietary rights of others which may subject us to damage awards or judgments prohibiting the use of our technology. Our rights in any of our intellectual property may not be enforceable, even if registered, against any prior users of similar intellectual property. In addition, if we fail to provide adequate proprietary protection, our names, brand name reputation, revenues and potential profitability may be negatively affected.

The sales cycle involved in the sale of our products to government agencies, Universities or educational/research centers, grants, and foundations, or large corporations may extend from months to years; as a result, our costs may increase and our revenues may fluctuate, both of which will negatively affect our potential profitability and the value of your investment.

Sales of our products to the government agencies, Universities or educational/research centers, grants, and foundations, or large corporations may be delayed by months or years due to the following:

•	cumbersome funding application procedures and proposals;

•	bidding and other internal procedures particular to governmental agencies and large corporations;

•	individual budgeting constraints or other financial considerations of governmental agencies and large corporations;

•	protracted contract negotiations;

•	fluctuating tax revenues of government agencies;

•	sudden reduction or cancellation of government funds spent for security-related products;

•	time involved in assessing and determining a customer’s environment and needs; and

•	substantial expenses involved in developing new features to our existing products and developing new products.

If there are significant delays or protracted sales cycles in our product sales as a result of these factors, our revenues will be delayed and fluctuate from quarter to quarter. In addition, we will be subject to increasing operating and marketing costs from delayed sales. These increasing costs and fluctuating revenues may negatively affect our potential profitability and, as a result, the value of your investment.

If our products are found to have defects or fail to meet industry standards, we will incur substantial litigation, judgment, product liability and product recall costs, which will increase our losses and negatively affect our brand name reputation and product sales.

Because our proprietary drugs may be used to provide experimental or developing drug therapies, we may be subject to liability for errors that occur with our drugs or technologies due to claims of negligence or product malfunction. Although we plan to obtain product liability insurance, we do not currently maintain liability insurance coverage for such claims. If we are unable to obtain such insurance, product liability claims could increase our costs and adversely affect our brand name reputation, revenues and, ultimately, lead to additional losses. In addition, product defects could result in product recalls and warranty claims. A product/drug recall could delay or halt production of our product until we are able to remedy the product defects. The occurrence of any claims, judgments or product recalls will negatively affect our brand name image and product sales, lead to additional costs, and adversely affect our financial condition and results of operation.

Because we have no liability insurance, our revenues and potential profitability may be adversely affected.

Certain municipal customers require product vendors to have product liability insurance to even bid on product order agreements. Although we plan to obtain such insurance if we receive sufficient proceeds from this Offering, we do not have any product liability insurance coverage. Our failure to obtain product liability coverage could prohibit us from bidding for orders from municipal customers and have a materially adverse effect on our business, financial condition and results of operations.

Our results of operations may highly fluctuate from quarter to quarter as we continue to grow, therefore you cannot use these results to predict how we may perform in the future.

As a result of our limited operating history, we do not have historical financial data for a significant number of periods in which to base our planned operating expenses. Our expense levels are based in part on our projections as to future revenues that are expected to increase. It is anticipated that as we mature, our sales and operating results may fluctuate from quarter to quarter and from year to year due to a combination of factors, including, among others:

•	general domestic and international legal, economic, political and market conditions;

•	demand for our products and services;

•	number, timing and significance of product enhancements and new product introductions by us and our competitors;

•	volume, timing of, and ability to fulfill orders from operators;

•	changes in the level of operating expenses;

•	expenses incurred in connection with our plans to fund greater levels of sales and marketing activities and operations and develop new distribution channels and services;

•	product defects and other product or service quality problems;

•	manufacturing delays;

•	increases in our costs of borrowing;

•	seasonal variations in the sale of our products; and

•	pricing changes in the industry.

Any unfavorable changes in these or other factors could have a material adverse effect on our business, financial conditions and results of operation.

If we lose our key personnel, our business and prospects may be adversely affected.

Our performance is dependent on the services of certain key employees, particularly Dr. Ivan Kanevski, our President, Chief Executive Officer and Director, who is responsible for driving our scientific investigations and interacting with the pharmaceutical community at large and J.R. LeShufy, our Executive Vice President, Treasurer and Director, who is responsible for the day-to-day operations. The loss of services of any of our key employee could have a material adverse effect on our business and financial condition. We may not be able to hire and retain other management if we lose the services of our key employees.

We may need additional capital.

Our capital requirements in connection with our operations will be substantial. Our management anticipates that we will require additional working capital in the future even if we raise the maximum amount in this offering. Further, even if available, additional equity or convertible debt financing, if used, could result in substantial dilution of shareholder interests. Currently, our plan of operation includes looking for private capital after we become a reporting company.

Risks Related To This Offering

Our shares will be “Penny Stocks” which are subject to certain restrictions that could adversely affect the liquidity of an investment in us.

We intend to initially trade our common stock in the over-the-counter market. The stock price will likely be at less than $5.00 per share. Such shares are referred to as “penny stocks” within the definition of that term contained in Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended. These rules impose sales practices and disclosure requirements on certain broker-dealers who engage in certain transactions involving penny stocks. These additional sales practices and disclosure requirements could impede the sale of our securities, including securities purchased herein, in the secondary market. In general, penny stocks are low priced securities that do not have a very high trading volume. Consequently, the price of the stock is volatile and you may not be able to buy or sell the stock when you want. Accordingly, the liquidity for our securities may be adversely affected, with related adverse effects on the price of our securities.

Under the penny stock regulations, a broker-dealer selling penny stocks to anyone other than an established customer or “accredited investor” (generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. In addition, unless the broker-dealer or the transaction is otherwise exempt, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the Registered Representative and current quotations for the securities. A broker-dealer is additionally required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

There is no public market for our common stock, and even if a market develops, it will likely be thin and subject to manipulation.

Our common stock is not listed on any exchange or quoted on any similar quotation service, and there is currently no public market for our common stock. We have not taken any steps to enable our common stock to be quoted on the OTC Bulletin Board, and our common stock may never be quoted on any quotation service or that any market for our common stock will ever develop. As a result, stockholders may be unable to liquidate their investments, or may encounter considerable delay in selling shares of our common stock. Neither we nor our selling stockholders have engaged an underwriter for this offering, and we cannot assure you that any brokerage firm will act as a market maker of our securities. A trading market may not develop in the future, and if one does develop, it may not be sustained. If an active trading market does develop, the market price of our common stock is likely to be highly volatile due to, among other things, the nature of our business and because we are a new public company with a limited operating history. Further, even if a public market develops, the volume of trading in our common stock will presumably be limited and likely be dominated by a few individual stockholders. The limited volume, if any, will make the price of our common stock subject to manipulation by one or more stockholders and will significantly limit the number of shares that one can purchase or sell in a short period of time. The market price of our common stock may also fluctuate significantly in response to the following factors, most of which are beyond our control:

•	variations in our quarterly operating results;

•	changes in securities analysts’ estimates of our financial performance;

•	changes in general economic conditions and in the healthcare industry;

•	changes in market valuations of similar companies;

•	announcements by us or our competitors of significant new contracts with artists, acquisitions, strategic partnerships or joint ventures, or capital commitments;

•	loss of a major customer, partner or joint venture participant; and

•	the addition or loss of key managerial and collaborative personnel.

The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies’ securities and that have often been unrelated to the operating performance of these companies. Any such fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

Obtaining additional capital through the future sale of common stock and derivative securities will result in dilution of stockholder interests.

We plan to raise additional funds in the future by issuing additional shares of common stock or securities such as convertible notes, options, warrants or preferred stock that are convertible into common stock. Any such sale of common stock or other securities will lead to further dilution of the equity ownership of existing holders of our common stock.

If the selling shareholders sell a large number of shares all at once, or in blocks, the market price of our shares would most likely decline.

The Selling Shareholders are offering 3,610,000 shares of our common stock through this prospectus. The Selling Shareholders are required to sell their shares at $2.00 per share until our securities are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large numbers of shares at any price may cause the market price to fall. The outstanding shares of common stock covered by this prospectus represent all of the common shares outstanding as of the date of this prospectus.

If a market for our common stock develops, the market price for our common shares is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of profits which could lead to wide fluctuations in our share price. The price at which you purchase our common shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common shares, at or above your purchase price, which may result in substantial losses to you.

Our operating results are likely to fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. If market for our common stock develops and our operating results fluctuate negatively in any future quarter, the volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically and thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares, or the availability of common shares for sale at any time, will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

To date, we have not paid any cash dividends and no cash dividends will be paid in the foreseeable future.

We do not anticipate paying cash dividends on our common shares in the foreseeable future. We may not have enough funds to legally pay dividends. Even if funds are legally available to pay dividends, we may nevertheless decide in our sole discretion not to pay dividends.

Volatility in our common share price may subject us to securities litigation, thereby diverting our resources that may have a material adverse effect on our results of operations.

As discussed in the preceding risk factor, the market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

We are subject to the certain anti-takeover provisions under Delaware law, which could discourage or prevent a potential takeover of our company that might otherwise result in you receiving a premium over the market price for your common shares.

As a Delaware corporation, we are subject to certain provisions of the Delaware Business Corporation Law anti-takeover rules and may inhibit a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring us to negotiate with, and to obtain the approval of, our Board of Directors in connection with such a transaction. However, certain of these provisions may discourage a future acquisition of us, including an acquisition in which the shareholders might otherwise receive a premium for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so.

The trading price of our common stock may decrease due to factors beyond our control.

The stock market from time to time has experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging growth companies and which often have been unrelated to the operating performance of the companies. These broad market fluctuations may adversely affect the market price of our common stock. If our shareholders sell substantial amounts of their common stock in the public market, the price of our common stock could fall. These sales also might make it more difficult for us to sell equity, or equity related securities, in the future at a price we deem appropriate.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

We will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in way that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our products and services and cause the price of our common stock to decline.

If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.

The assumed initial public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock. Investors purchasing common stock in this offering will pay a price per share that substantially exceeds the book value of our tangible assets after subtracting liabilities. As a result, investors purchasing common stock in this offering will incur immediate dilution of price per share. If the holders of outstanding options or warrants exercise those options or warrants, you will suffer further dilution.

We will incur increased costs as a result of being a public company, which could adversely affect our operating results.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002 and the new rules subsequently implemented by the Securities and Exchange Commissions, the Nasdaq National Market and the Public Company Accounting Oversight Board have imposed various new requirements on public companies, including requiring changes in corporate governance practices. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect these new rules and required to incur substantial costs to obtain the same or similar coverage. These costs could materially adversely affect our results of operations.

Forward-Looking Statements

This prospectus includes forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements under the captions “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus.

You should not rely on these forward-looking statements which apply only as of the date of this prospectus. These statements refer to our future plans, objectives, expectations and intentions. We use words such as “believe,” “anticipate,” “expect,” “intend,” “estimate” and similar expressions to identify forward-looking statements. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of certain markets. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could contribute to these differences include those discussed in the preceding pages and elsewhere in this prospectus.

Risks associated with forward-looking statements.

This prospectus contains certain forward-looking statements regarding management’s plans and objectives for future operations, including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this prospectus include or relate to:

(1)	Our ability to obtain a meaningful degree of consumer acceptance for our products now and in the future,

(2)	Our ability to market our products on a global basis at competitive prices now and in the future,

(3)	Our ability to maintain brand-name recognition for our products now and in the future,

(4)	Our ability to maintain an effective distributors network,

(5)	Our success in forecasting demand for our products now and in the future,

(6)	Our ability to maintain pricing and thereby maintain adequate profit margins,

(7)	Our ability to achieve adequate intellectual property protection and

(8)	Our ability to obtain and retain sufficient capital for future operations.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the U.S. Securities and Exchange Commission, or the SEC, on Form SB-2 under the Securities Act to register the shares of our common stock being offered by this prospectus. This prospectus omits some information contained in the registration statement and its exhibits, as permitted by the rules and regulations of the SEC. For further information about us and our securities, you should review the registration statement and its exhibits, which may be inspected, without charge, at the SEC’s public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the public reference facilities of the SEC on payment of prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. The SEC maintains a website, http://www.sec.gov, that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including the registration statement.

Statements in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, in each instance, reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by that reference.

We are not required to deliver annual reports to stockholders, and we do not intend to voluntarily send annual reports with audited financial statements to stockholders. However, on completion of this offering, we will become subject to the informational and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with the requirements of the Exchange Act, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the regional offices, public reference facilities and Web site of the SEC referred to above. We have not filed any reports or statements with the SEC prior to filing this registration statement and prospectus.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2005:

•	on actual basis

•	on an as adjusted basis that gives effect to the receipt of the net proceeds from our assumed sale of 25%, 50%, 75% and 100% of total offering of 3,500,000 shares of common stock sold in this offering, at the initial offering price of $2.00 per share after deducting our estimated offering expenses and the anticipated application of the estimated net proceeds. See also “Use of Proceeds” and “Capitalization”.

The as adjusted table does not give effect to the following:

•	1,262,000 shares of our common stock reserved for issuance upon the exercise of options granted to our employees, consultants and members of our Scientific Advisory Board and Board of Directors.

•	3,640,000 shares of our common stock reserved for issuance upon the exercise of the warrants granted to consultants and Selling Shareholders.

You should read this table in conjunction with our financial statements, including the notes to our financial statements, which appear elsewhere in this prospectus.

September 30, 2005 (Unaudited)

		As adjusted
	Actual	Assumed 25% shares sold	Assumed 50% shares sold	Assumed 75% shares sold	Assumed 100% shares sold
Convertible promissory notes (including accrued interest of $7,000) – past due	27,000	27,000	27,000	27,000	27,000

Stockholders’ equity :
Preferred stock - $.01 par value, 5,000,000 authorized cumulative dividend right preferred stock; none issued	—				—
Common stock - $.01 par value, 40,000,000 shares authorized; 19,450,000 shares issued at September 30, 2005 and maximum 22,950,000 as adjusted	195,000	204,000	213,000	221,000	230,000
Additional paid-in capital	4,913,000	6,554,000	8,295,000	10,037,000	11,778,000

	5,108,000	6,758,000	8,508,000	10,258,000	12,008,000
Deficit accumulated during the development stage	(4,413,000)	(4,413,000)	(4,413,000)	(4,413,000)	(4,413,000)
Less: deferred compensation	(680,000)	(680,000)	(680,000)	(680,000)	(680,000)
Less: subscriptions receivable	(6,000)	(6,000)	(6,000)	(6,000)	(6,000)
Less: Treasury stock (100,000 shares of common stock)	—	—	—	—	—

Total stockholders’ equity	9,000	1,659,000	3,409,000	5,159,000	6,909,000

Total capitalization	$36,000	$1,686,000	$3,436,000	$5,186,000	$6,936,000

USE OF PROCEEDS

We will not receive any proceeds from the sale of 3,610,000 common stock offered through this prospectus by the Selling Shareholders, except that we will receive proceeds if all warrants, which have an exercise price of $1.50 per share, would be exercised.

The following table sets forth management’s estimate of the allocation of net proceeds expected to be received from the sale of 3,500,000 shares of common stock included in this offering. Actual expenditures may vary from these estimates. Included such uses, we will invest the net proceeds in investment-grade, short-term, interest bearing securities.

	Assumed 25% shares sold	%	Assumed 50% shares sold	%	Assumed 75% shares sold	%	Assumed 100% shares sold	%
Total Proceeds	$1,750,000		$3,500,000		$5,250,000		$7,000,000
Less:
Estimated offering expenses and filing fees	$100,000		$100,000		$100,000		$100,000

Net Proceeds	$1,650,000	100	$3,400,000	100	$5,150,000	100	$6,900,000	100

Use of Net Proceeds
General and Administrative	$800,000	49	$1,500,000	44	$2,000,000	39	$2,000,000	29
Research and Development	$830,000	50	$1,830,000	54	$3,100,000	60	$4,400,000	64

Working capital	$20,000	1	$70,000	2	$50,000	1	$500,000	7

Total use of net proceeds	$1,650,000	100	$3,400,000	100	$5,150,000	100	$6,900,000	100

We plan to have our officers offer and sell the shares. They will receive no discounts or commissions. We do not have any agreements, arrangements or understandings with any broker/dealers to offer or sell our shares, although we may, at our discretion, retain such to assist in the offer and sell of shares. In addition, we will receive a maximum of approximately $5.4 million in gross proceeds if all the warrants included as part of the units that were sold in our November 2004 private placement are exercised in full. However, there is no guarantee that such warrant holders will ever exercise. We are not relying on the proceeds from the warrants exercise, however if we receive such fund, it will be used for Phase II clinical trials for our two products candidates, as well as for further utilizing our technology in research and development program to extend our pipe-line of product candidates. There are no anti-dilution provisions in such warrants that would reduce the gross proceeds if all the warrants included as part of the units that were sold in our November 2004 private placement are exercised in full.

DETERMINATION OF OFFERING PRICE

Our offering price of $2.00 per share was arbitrarily determined by us based solely upon the Company’s progress since the last sale of our common stock to investors. It is not based upon an independent assessment of the value of our shares and should not be considered as such. The facts considered in determining the offering price were our financial condition, prospects, our limited operating history and the general condition of the securities market. The offering price is not an indication of and is not based upon the actual value of our company. The offering price bears no relationship to book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

The Selling Shareholders are required to sell their shares at $2.00 per share until our securities are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

DIVIDENDS

We do not anticipate paying cash dividends on our common shares in the foreseeable future. We may not have enough funds to legally pay dividends. Even if funds are legally available to pay dividends, we may nevertheless decide in our sole discretion not to pay dividends.

DILUTION

The common stock to be sold by the Selling Shareholders is common stock that is currently issued and outstanding.

We have a negative net tangible book value of $250,000 and/or ($.01) per share as of September 30, 2005. The dilution of our current shareholders resulting from the sale of our shares in our offering will vary depending on the total number of shares sold.

	Assumed 25% shares sold	Assumed 50% shares sold	Assumed 75% shares sold	Assumed 100% shares sold
Assumed initial public offering price	$2.00	$2.00	$2.00	$2.00

Net tangible book value per share as of September 30, 2005	$(.01)	$(.01)	$(.01)	$(.01)

Net tangible book value per share after offering	$0.07	$0.15	$0.22	$0.29

Dilution per share to new investors	$1.93	$1.85	$1.78	$1.71

Increase per share to existing investors attributable to offering	$0.08	$0.16	$0.23	$0.30

If all 3,500,000 shares offered hereunder were sold, there would be a total of 22,850,000 common shares outstanding. Adding the net offering proceeds after expenses to the negative net tangible book value, our total net tangible book value would be $6,678,000 and/or $.29 per share. Therefore, the shareholders who purchase in this offering will suffer an immediate dilution in book value of their shares of approximately $1.71 and our present shareholders will receive and immediate book value increase of $.30 per share.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information regarding the status of our existing equity compensation plans at September 30, 2005:

Plan category	Number of shares of common stock to be issued on exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the previous columns)
Equity compensation plans approved by security holders (1)	1,262,000	$.38	808,000
Equity compensation plans not approved by security holders	—	—	—
Total	1,262,000	$.38	808,000

(1)	Consists of our 2001 Stock Option and 2005 Stock Option Plans.

COMPARATIVE DATA

The following chart illustrates our pro forma proportionate ownership, upon completion of the offering, assuming the maximum number of units is sold, of present stockholders and of investors in the offering, compared to the relative amounts paid and contributed to our capital by present stockholders and by investors in this offering, assuming no changes in net tangible book value other than those resulting from the offering.

If maximum offering of 3,500,000 was sold

	Shares Owned	Approximate Percentage Total Shares Outstanding	Total Consideration	Approximate Percentage Total Consideration	Average Price / Share
New Investors	3,500,000	15%	$7,000,000	70%	$2.00
Existing Shareholders	19,450,000	85%	$2,943,000	30%	$0.15

Total	22,950,000	100%	$9,943,000	100%

If 75% offering of 3,500,000 was sold

	Shares Owned	Approximate Percentage Total Shares Outstanding	Total Consideration	Approximate Percentage Total Consideration	Average Price / Share
New Investors	2,625,000	12%	$5,250,000	64%	$2.00
Existing Shareholders	19,450,000	88%	$2,943,000	36%	$0.15

Total	22,075,000	100%	$9,943,000	100%

If 50% offering of 3,500,000 was sold

	Shares Owned	Approximate Percentage Total Shares Outstanding	Total Consideration	Approximate Percentage Total Consideration	Average Price / Share
New Investors	1,750,000	8%	$3,500,000	54%	$2.00
Existing Shareholders	19,450,000	92%	$2,943,000	46%	$0.15

Total	21,200,000	100%	$6,443,000	100%

If 25% offering of 3,500,000 was sold

	Shares Owned	Approximate Percentage Total Shares Outstanding	Total Consideration	Approximate Percentage Total Consideration	Average Price / Share
New Investors	875,000	4%	$1,750,000	37%	$2.00
Existing Shareholders	19,450,000	96%	$2,943,000	63%	$0.15

Total	20,325,000	100%	$4,693,000	100%

SELLING SHAREHOLDERS

The following table presents information regarding the Selling Shareholders. Unless otherwise stated below, to our knowledge no Selling Shareholders nor any affiliate of such shareholder has held any position or office with, been employed by, or otherwise has had any material relationship with us or our affiliates, during the three years prior to the date of this prospectus.

None of the Selling Shareholders are members of the National Association of Securities Dealers, Inc. The Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933.

Any of the Selling Shareholders, acting alone or in concert with one another, may be considered statutory underwriters under the Securities Act of 1933 in they are directly or indirectly conducting an illegal distribution of the securities on behalf of our corporation. For instance, an illegal distribution may occur if any of the Selling Shareholders were to provide us with cash proceeds from their sales of the securities. If any of the Selling Shareholders are determined to be underwriters, they may be liable for securities violations in connection with any material misrepresentations or omissions made in this prospectus.

In addition, the Selling Shareholders and any brokers and dealers through whom sales of the securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters’ compensation.

The number and percentage of shares beneficially owned before and after the sales is determined in accordance with Rule 13d-3 and 13d-5 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted. The total number of common shares sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations or recapitalizations.

The Selling Shareholders named in this prospectus are offering all of the 3,610,000 shares of common stock offered through this prospectus. These shares were acquired from us in a private placement that was exempt from registration under Regulation D of the Securities Act of 1933. None of our Selling Share holders are broker-dealers or have any affiliation with any broker dealers.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

1.	the number of shares owned by each prior to this offering;

2.	the percentage owned prior to the offering;

3.	the total number of shares that are to be offered for each;

4.	the total number of shares that will be owned by each upon completion of the offering; and

5.	the percentage owned by each upon completion of the offering.

Name of selling stockholder	Shares of common Stock owned prior to offering	Percent of Common Stock owned prior to offering (1)	Shares of common stock to be sold	Shares of common Stock underlying the warrants owned prior to the offering	Shares of common Stock underlying the warrant to be sold	Shares of common Stock owned After offering (2)
Altamura Resources Inc.(1)	4,700	0.02%	4,700	4,700	4,700	*
Altavilla, Anthony D.	250,000	1.29%	250,000	250,000	250,000	*
Anosto, Vito	100,000	0.51%	100,000	100,000	100,000	*
Beech Glen Inc.(2)	150,000	0.77%	150,000	150,000	150,000	*
Colluccio, Rocco Peter	60,000	0.31%	60,000	60,000	60,000	*
Corso, Joseph	10,000	0.05%	10,000	10,000	10,000	*
Domaco Inc.	5,000	0.03%	5,000	5,000	5,000	*
Egan, Ronald	14,000	0.07%	14,000	14,000	14,000	*
Gagliardi, Rosemary	20,000	0.10%	20,000	20,000	20,000	*
Gottlieb, Norman	100,000	0.51%	100,000	100,000	100,000	*
Greenwood, Douglas	50,000	0.26%	50,000	50,000	50,000	*
Horowitz, Harry	20,000	0.10%	20,000	20,000	20,000	*
Jordan, Frank T.	50,000	0.26%	50,000	50,000	50,000	*
Kasten, Mitchell	100,000	0.51%	100,000	100,000	100,000	*
Marinelli, John	5,000	0.03%	5,000	5,000	5,000	*
Marinelli, Vito	5,000	0.03%	5,000	5,000	5,000	*
Mediate, Josephine	100,000	0.51%	100,000	100,000	100,000	*
Meringer, Stanley	1,000,000	5.14%	1,000,000	1,000,000	1,000,000	*
Miranda, Daniel	10,000	0.05%	10,000	10,000	10,000	*
Morales, Melissa	150,000	0.77%	150,000	150,000	150,000	*
Panache Holdings LLC (3)	100,000	0.51%	100,000	100,000	100,000	*
Parise, Michael	5,300	0.03%	5,300	5,300	5,300	*
Payne, Tommy J.	300,000	1.54%	300,000	300,000	300,000	*
Preda, Florentina	6,000	0.03%	6,000	6,000	6,000	*
Retas, Steven P	40,000	0.21%	40,000	40,000	40,000	*
Savarese, Gabriel	10,000	0.05%	10,000	10,000	10,000	*
Savarese, Marco F.	45,000	0.23%	45,000	45,000	45,000	*
Teitelbaum, Mark	900,000	4.63%	900,000	900,000	900,000	*
	3,610,000		3,610,000	3,610,000	3,610,000

*	less than one percent
(1)	Based on 19,450,000 shares of common stock issued as of February 17, 2006
(2)	Assumes the sale of all shares registered by each selling shareholder.
(3)	Altamura Resources Inc. is controlled by Mark Moro, President
(4)	Beech Glen Inc. is controlled by Raffade Atar, President
(5)	Panache Holdings LLC is controlled by Edward Rudigerse, Managing Member

The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

Except as disclosed below, none of the Selling Shareholders:

(a) has had a material relationship with us other than as a shareholder at any time within the past three years; or

(b) has never been one of our officers or directors.

PLAN OF DISTRIBUTION

Currently we plan to have our officers sell the common shares on a self-underwritten basis. They will receive no discounts or commissions. Our officers will deliver prospectuses to these individuals and to others who they believe might have interest in purchasing all or a part of this offering.

We also may retain licensed broker/dealers to assist us in the offer and sell of the shares of our common stock, if we deem such to be in our best interest. At this time we do not have any commitments, agreements or understandings with any broker/dealers. The maximum underwriting discounts and commissions we are willing to pay to engage broker/dealers is 10%. In the event we retain any broker/dealers to assist in the offer and sell of shares of our common stock we will update this prospectus accordingly.

In order to buy shares of our common stock you must complete and execute the subscription agreement and return it to us at 350 Fifth Avenue, Suite 4811, New York, NY 10118. Payment of the purchase price must be made by check payable to the order of “Glyconix.” The check may be delivered directly to 350 Fifth Avenue, Suite 4811, New York, NY 10118, telephone (212) 404-7050, or to us at the abovementioned address.

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Our officers will not register as a broker/dealer under Section 15 of the Securities Exchange Act of 1934 (the “Exchange Act”) in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker/dealer. The conditions are that:

1. The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2. The person is not at the time of their participation, an associated person of a broker/dealer; and,

3. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker/dealer. They are, and will continue to be, our officers and directors at the end of the offering, and have not been, during the last twelve months, and are currently not, broker/dealers or associated with broker/dealers. They have not, nor will not, participate in the sale of securities of any issuer more than once every twelve months. After our registration statement is declared effective by the SEC we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. We will also distribute the prospectus to potential investors at meetings and to our friends and relatives who are interested in us and a possible investment in the offering.

We intend to sell our shares in the United States of America, and/or offshore.

We are also registering the shares of our common stock covered by this prospectus for the Selling Shareholders. As used in this prospectus, “Selling Shareholders” includes the donees, transferees or others who may later hold the Selling Shareholder’s interests. The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The Selling Shareholders are required to sell their shares at $2.00 per share until our securities are quoted on the OTC Bulletin Board. Once our securities are quoted on the OTC Bulletin Board, the Selling Shareholders may, from time to time, sell all or a portion of its shares of common stock on the OTC Bulletin Board or on any national securities exchange or automated inter-dealer quotation system on which our common stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the current market price or at negotiated prices. One or more underwriters on a firm commitment or best efforts basis may sell the shares of common stock directly or through brokers or dealers or in a distribution. The methods by which the shares of common stock may be sold include:

•	a block trade (which may involve crosses) in which the broker or dealer engaged will attempt to sell the shares of common stock as agent, but may position and resell a portion of the block, as principal, to facilitate the transaction,

•	purchases by a broker or dealer, as principal, and resale by such broker or dealer for its account pursuant to this prospectus,

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers or through market makers,

•	transactions in put or call options or other rights (whether exchange-listed or otherwise) established after the effectiveness of the registration statement of which this prospectus is a part, and

•	privately-negotiated transactions.

In addition, any of the shares of common stock that qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933 may be sold in transactions complying with that Rule, rather than pursuant to this prospectus.

For sales to or through broker-dealers, these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of the shares, or both. We have advised the Selling Shareholders that the anti-manipulative provisions of Regulation M under the Securities Exchange Act of 1934 may apply to its sales in the market and have informed it that it must deliver copies of this prospectus. We are not aware, as of the date of this prospectus, of any agreements between any Selling Shareholders and broker-dealers with respect to the sale of the shares of common stock.

Any broker-dealers or agents participating in the distribution of our shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commissions received by any broker-dealer or agent and profit on any resale of shares of common stock may be deemed to be underwriting commissions under the Securities Act of 1933. The commissions received by a broker-dealer or agent may be in excess of customary compensation.

At a time a particular offer of shares is made by a Selling Shareholders, a prospectus supplement, if required, will be distributed that sets forth the names of any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from a Selling Shareholders and any other required information.

To the extent that any successor(s) to the named Selling Shareholders wishes to sell under this prospectus, we have advised Selling Shareholders that a prospectus supplement identifying such successor(s) as selling securities holders must be filed in order for the successor(s) to the named Selling Shareholders to sell their securities under this prospectus.

In connection with distributions of a Selling Shareholder’s shares, or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers or others, prior to or after the effective time of the arrangement. These broker-dealers may engage in short sales of shares or other transactions in the course of hedging the positions assumed by them or otherwise. A Selling Shareholders may also:

•	enter into option or other transactions with broker-dealers or others that may involve the delivery to those persons the shares, and broker-dealers may resell those shares pursuant to this prospectus, and

•	pledge the shares to a broker-dealer or others and, upon a default, these persons may effect sales of the shares pursuant to this prospectus.

We have advised the Selling Shareholders that open positions in shares of common stock covered by this prospectus prior to the registration statement, of which this prospectus is a part, being declared effective by the U.S. Securities and Exchange Commission may constitute a violation of Section 5 of the Securities Act of 1933. Each of the Selling Shareholders advised us that it did not have an open position in the common stock covered by this prospectus at the time of its response to our inquiry.

In order to comply with securities laws of some states, if applicable, the shares of our common stock may be sold only through registered or licensed broker-dealers.

The Selling Shareholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and its rules and regulations, including without limitation, Rule 102 under Regulation M. These provisions may limit the timing of purchases and sales of our common stock by the Selling Shareholders. Rule 102 under Regulation M provides, with limited exceptions, that it is unlawful for a Selling Shareholders or its affiliated purchaser to, directly or indirectly, bid for or purchase or attempt to induce any person to bid for or purchase, for an account in which the Selling Shareholders or affiliated purchaser has a beneficial interest in any securities that are the subject of the distribution during the applicable restricted period under Regulation M. All of the above may affect the marketability of our common stock.

Because it is possible that a significant number of shares could be sold at the same time under this prospectus, these sales, or that possibility, may have a depressive effect on the market price of our common stock.

We will receive none of the proceeds from the sale of the shares of common stock by the Selling Shareholders, except upon exercise of the outstanding common stock purchase warrant.

We will pay all costs and expenses incurred in connection with the registration under the Securities Act of 1933 of the shares of common stock offered by the Selling Shareholders, including all registration and filing fees, listing fees, printing expenses, and our legal and accounting fees. The Selling Shareholders will pay all of their own brokerage fees and commissions, if any, incurred in connection with the sale of its shares of common stock.

We cannot assure you, however, that the Selling Shareholders will sell all or any of the shares of common stock they may offer. In order to comply with state securities laws, if applicable, the securities will be sold only through registered or licensed brokers or dealers. In various states, the securities may not be sold unless the securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Under applicable rules and regulation of the Securities Exchange Act of 1934, as amended, any person engaged in a distribution of the securities may not simultaneously engage in market-making activities in these securities for a period of one (1) or five (5) business days prior to the commencement of such distribution

We will register as broker-dealer under the sate laws of all states where we are offering these securities and such registration is required.

Our officers, directors, employees and affiliates may purchase shares offered under this prospectus:

•	no offers were made to our officers, directors, employees and affiliates prior to the filling of the registration statement;

•	subsequent offers will be made only with the prospectus; and

•	no funds have or will be committed or paid by our officers, directors, employees and affiliates prior to effectiveness of the registration statement.

All of the foregoing may affect the marketability of the securities. Pursuant to the various agreements we have with the Selling Shareholders, we will pay all the fees and expenses incident to the registration of the securities, other than the Selling Shareholders’ pro rata share of the underwriting discounts and commissions, if any, which are to be paid by the Selling Shareholders.

Should any substantial change occur regarding the status or other matters concerning the Selling Shareholders, we will file a Rule 424(b) prospectus disclosing such matters.

PENNY STOCK RULES / SECTION 15(G) OF THE EXCHANGE ACT

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors who are generally institutions with assets in excess of $5,000,000, or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 jointly with their spouses.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules. Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses, and subsequently confirms to the customer, current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of, or prior to, the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approve the transaction for the customer’s account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, contact the NASD’s toll free telephone number and the central number of the North American Administrators Association for information on the disciplinary history of broker/dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares due to broker-dealer reluctance to undertake the above described regulatory burdens.

LEGAL PROCEEDINGS

We are not a party to any pending material legal proceedings and are not aware of any threatened or contemplated proceeding by any governmental authority against us.

In October 2001, the Company acquired certain patents and related intellectual property rights (the “Property Rights”) from Glycosyn Pharmaceutical, Inc., a Delaware corporation owned primarily by foreign persons (“Glycosyn”) pursuant to an Intellectual Property Purchase Agreement (the “Agreement”). The Agreement called for the sale of the Property Rights in exchange of a $750,000 Promissory Note (the “Note”) and the assumption of approximately $334,000 of liability to University of Michigan. In addition, Glycosyn subscribed for 810,000 shares of common stock of the Company. At the request of certain representatives of Glycosyn and its stockholders, the Company issued all of the shares that it was required to issue under the Agreement directly to Glycosyn’s stockholders. However, the Company subsequently learned that Glycosyn breached the Agreement since they did not have proper title to the Property Rights and therefore did not have ability to transfer certain of the intellectual property sold to the Company under the Agreement. As a result of the deficiencies in the Agreement, the Company stopped making payments under the Note. The Company contends that because of the material breach in the Agreement and Glycosyn’s inability to transfer title to the Property Rights as required by the Agreement, the Company has been materially and adversely affected, did not receive the consideration it was supposed to receive under the Agreement and therefore, is not required to repay the Note. To date, no claim or litigation has been filed in any court by Glycosyn or its stockholders. The Company is currently in discussion with Glycosyn to resolve this matter.

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

Our directors, executive officers and control persons and their respective ages as of February 17, 2006 are as follows:

Name	Age	Position
Rifat Pamukcu, MD	48	Chairman, Director
Ivan Kanevski, MD, PhD	48	President, Chief Executive Officer, Director
Norman S. Heyman, MBA	71	Vice President, Director
Lucy Ostrovsky, MBA	55	Vice President Finance, Controller
JR. LeShufy	81	Executive Vice President, Treasurer, Director
John J. Baldwin, PhD	62	Director
Dan McKinney	42	Director
Leonard S. Jacob, MD, PhD	56	Director

Business Experience

All of our directors serve until their successors are elected and qualified by our shareholders, or until their earlier death, retirement, resignation or removal. The following is a brief description of the business experience of our executive officers, director and significant employees:

Rifat Pamukcu M.D., Chairman, Director.

Prior to his involvement with Glyconix at its inception in August 2001 from 1989 to 2003, Dr. Pamukcu was a Founder and Director of Cell Pathways, Inc. (CPI), an emerging pharmaceutical company recently acquired by OSI Pharmaceuticals whose mission was to develop drugs directed toward the prevention and treatment of cancer. As Chief Scientific Officer and Executive Vice President of Research and Development at CPI, Dr. Pamukcu directed the basic science, preclinical drug development, clinical research, regulatory programs, and various aspects of chemical scale-up and manufacturing over the last decade. Since CPI’s founding in 1989, Dr. Pamukcu has been instrumental in raising over $140 million of investment capital and participated in the transformation of CPI from a private to a publicly traded company.

Dr. Pamukcu received his B.A. degree from the Johns Hopkins University and his M.D. degree from the University of Wisconsin School of Medicine. He completed his residency in Internal Medicine at Rush-Presbyterian St. Luke’s Medical Center prior to his fellowship in Gastroenterology at the University of Chicago. During his fellowship, he co-founded Cell Pathways with one of his patients, Mr. Floyd Nichols, who suffered from Familial Polyposis, the disease which CPI’s first drug was designed to treat. Dr. Pamukcu subsequently was appointed Assistant Professor of Medicine at the University of Cincinnati, where, as a consultant, he nurtured Cell Pathways during its infancy. In 1993, Dr. Pamukcu became adjunct faculty at the University of Cincinnati (a position he held until 1995) so that he could devote his efforts full-time to Cell Pathways.

Dr. Pamukcu has been a member of the Advisory Council to the National Prostate Cancer Coalition, the GI Oncology Task Force of the American Gastroenterological Association, Executive Steering Committee of the Gastroenterology Research Group and Scientific Advisory Board of the Hereditary Colon Cancer Association. He was one of twenty-five invited members to the Clinical Trials Summit, a high level think-tank directed at changing the paradigm by which breast cancer drugs are developed, convened by the National Breast Cancer Coalition. He was an invited speaker at the first International GI Malignancy Conference in Israel, a meeting established through the joint efforts of President Bill Clinton and the Israeli Prime Minister. He was most recently honored with addressing the international think-tank of the British Gastroenterology Society, Royal Society of Medicine on GI malignancies and their prevention.

Since 1985, Dr. Pamukcu has authored or co-authored over 110 journal articles, book chapters and abstracts in the fields of gastroenterology, cancer, cancer chemoprevention and signal transduction systems. He is an inventor on over 280 issued or pending patents in the areas of drug discovery and development of agents for cancer prevention, cancer chemotherapeutics and inflammatory bowel disease.

Ivan Kanevski, M.D., Ph.D. President and Chief Executive Office, Director

Dr. Kanevski has an M.D. degree and a Ph.D. degree in Molecular Biology from the Ukrainian Academy of Sciences. Previously, from 1995 to 2000, Dr. Kanevski served as a Chief Scientific Officer of Biocoordination Science, Inc. and as a Director of Research & Development of Prochem Pantechnologies, Ltd., both biotechnology companies.

Dr. Kanevski was a post-doctoral fellow and Research Associate in Molecular Genetics at the Waksman Institute at Rutgers University, NJ. He has significant domestic and international business and scientific contacts. He has been a visiting scientist at UNESCO’s International Biological Center in Hungary and the Laboratory Director of the Institute of Cell Biology and Genetic Engineering in Kiev, Ukraine. Dr. Kanevski has significant experience in early stage technology companies in the drug and biotechnology fields, has authored a number of publications and has worked with leading drug and biotech companies.

Norman S. Heyman, Vice President, Director

Mr. Heyman, who joined the Company at its inception in August 2001, has 28 years of experience (from 1964 to 1993) as a drug and biotech analyst for Lord Abbett & Co., a major investment firm. In addition, he has 10 years of experience in the drug and chemical industry as a chemical engineer with American Cyanamid, Lummus and Esso Research and Engineering.

Mr. Heyman has extensive startup experience with a variety of enabling technology companies in the drug (chemical libraries, urokinase plasmingogen activation receptors), advanced protein separation science, fermentation, materials science (metal/ceramic binding), medical software (clinical data capture) and device (ultrasonography) fields. Mr. Heyman maintains wide contacts in the drug, biotech industry, and the investment community. He has a B.S. Ch. Eng. from Lafayette College and an M.B.A. from Rutgers University. He was Chairman of Securitron, the world’s leading electromagnetic lock company, and played a key role in its growth and eventual sale to the Swedish company, Assay Abloy.

Lucy Ostrovsky, Vice President Finance, Controller

Mrs. Ostrovsky joined the Company at its inception in August 2001. Mrs. Ostrovsky has an M.B.A. in Finance from Kennedy-Western University, an M.S. in Accounting from State University, and an M.S. in Physics from Polytechnic University, St. Petersburg, Russia. She has over fourteen years of experience of providing comprehensive accounting and reporting functions for a number of private and public firms. She has participated in a several equity financings, through both public and private offerings of securities, totaling $150 million.

J. R. LeShufy, Executive Vice President, Treasurer, Director

Mr. LeShufy joined the Company at its inception in August 2001. Mr. LeShufy has had extensive business experience in a variety of industries for over 40 years, devoting the last 15 years to the management, financing and development of early stage technology companies in the drug discovery, biotechnology, communication, minerals and consumer products industries.

For a period from 1991 to 1993, Mr. LeShufy was involved with various divisions of the Russian Academy of Sciences, with the purpose of transferring intellectual property to the West. Working with the Komarov Institute of St. Petersburg, he created a joint venture in the pharmaceutical area now known as Inkine Pharmaceutical Corp. (INKP Nasdaq:NM) and served on its Board of Directors. He was the founder and president of Consolidated Fine Arts Ltd. and its wholly owned subsidiary, The Collectors’ Guild. He worked with such art luminaries as Chagall, Picasso, Dali, and Miro. He also sits on the board of the Artwork and Beyond Corp., a company engaged in art auctions for charitable foundations.

Dr. John J. Baldwin - Director

Dr. John J. Baldwin joined the Company in 2002. Dr. John J. Baldwin, from 1993 to the present is the Co-Founder, President and Chief Scientific Officer of VITAE Pharmaceutical, Inc. Prior to joining VITAE Pharmaceutical, Inc. Dr. Baldwin spent nine years, from 1993, to 2001, Dr. Baldwin at Pharmacopeia, where he was a co-founder and served as Chief Science and Technology Officer. Prior to that, he was a Distinguished Senior Scientist at Merck, where he spent 33 years in various scientific and management positions. He has authored more than 100 publications; has been a guest-lecturer at over 125 national and international scientific programs; holds over 180 United States issued patents; and has been associated with several successful drugs including Trusopt, (dorzalamide ophthalmic solution), a drug for preventing glaucoma, Cosopt, Crixivan and Agristat. Dr. Baldwin, received his B.S. in chemistry from University of Delaware and his Ph.D. in organic chemistry from University of Minnesota.

Dan McKinney – Director

Mr. McKinney joined the Company in 2005. From 2001 to the present, Mr. McKinney was a Partner and Co-founder of NextStage Capital. Prior to co-founding NextStage Capital / NextStage Advisors, from 1999 to 2001, Mr. McKinney was a Vice-President and Officer of Safeguard Scientifics (NYSE: SFE), a publicly traded venture capital firm. During his tenure at Safeguard, he led approximately $75.5 million, evaluated hundreds of businesses, and structured and negotiated numerous deals. He created Safeguard’s 90-day acceleration framework (a core component of the NextStage Methodology) that helped Safeguard’s portfolio companies accelerate execution and compress time-to-market. While at Safeguard, Dan served as an active board member for many companies, successfully recruited CEOs and CFOs, and led several business development efforts on behalf of portfolio companies. An example of one of Dan’s investments at NextStage is TurnTide (acquired by Symantec in 2004). Examples of Dan’s venture investments while at Safeguard include: Atlas Commerce (Sold to Verticalnet – NAS: VERT), AgWeb (Sold to Farm Journal), and while at IBM; SystemCorp (acquired by IBM).

Prior to Safeguard Dan was an executive with IBM for over 10 years, where he held several marketing and had profit & loss responsibility for one of IBM’s businesses. During part of his IBM career, Mr. McKinney was in IBM’s mergers & acquisitions group. There Mr. McKinney was responsible for one of IBM’s only minority investments made during the 90s. That investment in a software company returned greater than 30% IRR to IBM before being acquired by IBM in late 2004. During his tenure with IBM, Mr. McKinney developed an alliance that ultimately became one of IBM’s top 20 Global Alliance Partners, was integral in launching IBM’s largest Internet initiative in the Financial Services industry, and was responsible for launching a new software product that produced tens of millions of dollars in incremental revenue.

Mr. McKinney graduated magna cum laude from the University of Cincinnati with a degree in Accounting and began his career as a CPA with KPMG. During his 3 years at KPMG, Mr. McKinney was involved in both the audit and tax groups.

Leonard S. Jacob M.D., Ph.D. – Director

Dr. Jacob joined the company as a director on February 7, 2006 and brings to us over 28 years of medical and pharmaceutical industry experience. Dr. Jacob currently serves as a Director of Bradley Pharmaceuticals, and also serves Bradley Pharmaceuticals as a Chairman of the Board’s Nominating and Corporate Governance Committee. He is a member of the Board of Directors for the Colon Cancer Alliance and the Board of Overseers for Temple University School of Medicine. In addition, Dr. Jacob is a founding Director of the Jacob Internet Fund, a public mutual fund, as well as a Director of MacroMed, Inc., a private drug delivery company.

During 1997, Dr Jacob founded InKine Pharmaceutical Company, Inc., a specialty pharmaceutical company that developed and commercialized gastrointestinal products including Visicol, a tablet alternative preparation for colonoscopy, and IBStat, a treatment for Irritable Bowel Syndtome. Dr. Jacob served as Chairman and CEO of InKine from 1997 until the company was acquired by Salix Pharmaceuticals in September 2005. In 1989, Dr Jacob co-founded Magainin Pharmaceuticals and served as the company’s Chief Operating Officer until 1996. From 1980 to 1989, Dr. served as Worldwide Vice President of SmithKline Beecham Corp. (now Glxo-SmithKline). Dr. Jacob earned a Ph.D. in pharmacology from the Medical College of Pennsylvania (now Drexel University College of Medicine).

Scientific Advisory Board

Our Scientific Advisory Board members as of February 17, 2006 are as follows:

Name	Position

Michael J. Antonaccio, PhD, FACC	Chief Scientific Officer at Phoenix Drug Discovery and Lion Pharmaceuticals Formerly held senior drug development position at Human Genome Sciences, Bristol Meyers Squibb, Schering Co.

Daniel Von Hoff, MD	Senior Investigator and Head of Translational Research at the Translational Genomics Research Institute’s (Tgen) Translational Drug Development Division and Head, Pancreatic Cancer Research Program in Phoenix, Arizona. He is also Chief Scientific Officer for US Oncology.

Robert G. Zamenhof, PhD	Director of Radiological Services, Tufts New England Medical Center and Associate Professor of Radiology, Harvard Medical School Since 2002, Former President of International Society of Neutron Capture Therapy (ISNCT)

Robert Shorr, PhD	CEO, CornerStone Pharmaceuticals, Former Director of R&D of Drug Delivery at Enzon Corp.

Phillip Sussman	Managing Partner of The Channel Group LLC, Advisor to PhychoGenis Inc., Automated Cell, Inc and SCIUS Capital Group. Former member of senior management (Head of Business Development, CFO and CEO) of several Biotechnology companies, including Perlegen Sciences, Inc., Cadus Pharmaceutical Corp., Memory Pharmaceuticals Corp., Ciba-Geigy (now NovartisAG)

Beth Hollister, RN, MBA	President of Piedmont Research Center, recent subsidiary of PPD Former executive of Glycosyn Pharmaceutical Inc.

Jane E. Rosen, PhD	Consultant to Drug Industry Former Director of Phototoxicology Lab, American Health Foundation

The following is a brief description of the experience of the members of the Scientific Advisory Board:

Dr. Michael J. Antonaccio, Member of SAB

Most recently, Dr. Antonaccio served as the Chief Scientific Officer for Phoenix Drug Discovery and Lion Pharmaceuticals. Prior to that, in his role as Vice President of Strategic Drug Development for Human Genome Science, he was responsible for organizing discovery efforts for proteins of interest and for preclinical and clinical development of selected compounds. He served a number of years at the Bristol-Myers Squibb Research Institute in various capacities, including Senior Vice President for Cardiovascular Research and Development as well as Director of Pharmacology at Squibb. Dr Antonaccio previously served as Vice President for New Drug Discovery at Schering Corp. Throughout his career, he has managed large groups of biologists, chemists and clinicians in the drug discovery and development field. Dr. Antonaccio received a B.S. in Pharmacy from Duquesne University and a Ph.D. in Pharmacology from the University of Michigan

Dr. Daniel Von Hoff, Member of SAB

Daniel D. Von Hoff, M.D., is currently Senior Investigator and Head of Translational Research at the Translational Genomics Research Institute’s (Tgen) Translational Drug Development Division and Head, Pancreatic Cancer Research Program in Phoenix, Arizona. He is also Chief Scientific Officer for US Oncology.

Dr. Von Hoff’s major interest is in the development of new anticancer agents, both in the clinic and in the laboratory. He and his colleagues were involved in the beginning of the development of many of the agents we now use routinely, including: mitoxantrone, fludarabine, paclitaxel, docetaxel, gemcitabine, CPT-11, and others. At present, he and his colleagues are concentrating on the development of molecularly targeted therapies.

Dr. Von Hoff’s laboratory interests and contributions have been in the area of in vitro drug sensitivity testing to individualize treatment for the patient. He and his laboratory are now concentrating on discovery of new targets in pancreatic cancer. Dr. Von Hoff has published more than 515 papers, 129 book chapters, and more than 861 abstracts.

Dr. Von Hoff was appointed to President Bush’s National Cancer Advisory Board in June 2004 – March 2010. Dr. Von Hoff is the past President of the American Association for Cancer Research, a Fellow of the American College of Physicians, and a member and past board member of the American Society of Clinical Oncology. He is a founder of ILEX™ Oncology, Inc. (recently acquired by Genzyme). He is founder and the Editor Emeritus of Investigational New Drugs – The Journal of New Anticancer Agents; and, Editor-in-Chief of Molecular Cancer Therapeutics. He is also proud to have been a mentor and teacher for multiple medical students, medical oncology fellows, graduate students, and post-doctoral fellows.

Dr. Robert G. Zamenhof, Member of SAB

Dr. Zamenhof serves as a Director of Radiological Sciences at New England Medical Center and associate Professor at Harvard Medical School. Since 2002 he serves as a Former President of the International Society of Neutron Capture Therapy (ISNCT).

Previously Dr. Zamenhof held prominent academic positions at Tufts University, School of Medicine, Harvard Medical School, MIT and adjunct professor at Boston University. He had also held numerous hospital appointments at New England Medical Center and Beth Israel Deaconess Medical Center. He is Board certified in Radiological Physics.

Dr. Zamenhof has authored or co-authored over 100 book chapters, papers, and technical reports in the areas of boron neutron capture therapy. He is the author of two patents in the field of radiation microdosimetry and treatment planning and is the author of a commercial software product for the evaluation of X-ray exposure to patients undergoing diagnostic procedures. His current research interest is primarily in the area of boron neutron capture therapy supported by the U.S. Department of Energy. Dr. Zamenhof has been the recipient (as a Principal Investigator) of over $10,000,000 in Federal and private foundation research grants.

Dr. Zamenhof received his undergraduate degree in 1996 from the Polytechnic of North London, U.K. in Electronics and Communications, his M.Sc. in 1971 from the University of Strathclyde, Glasgow, Scotland in bioengineering and his Ph.D. in 1977 from the Massachusetts Institute of Technology, USA, in Nuclear Engineering & Applied Radiation Physics.

Dr. Robert Shorr, Member of SAB

Dr. Shorr received his Ph.D. in biochemistry from the Imperial College of Science and Technology at the University of London. His experience includes directorships in molecular pharmacology and research for major corporations. He has done extensive research in separation science and drug delivery, including serving as head of R&D for drug delivery at Enzon Corporation. He is the recipient of U.S. and foreign fellowships at the institute and university level. He has received several awards, including the Gallo Award for cancer research. Shorr has published over 150 scientific articles and has more than 30 inventions and patents to his credit.

Philip Sussman, Member of SAB

Mr. Sussman is Managing Partner of the Channel Group LLC, a life sciences venture formation and management firm. Previously, he served as a member of senior management (Head of Business Development, CFO, and CEO) of several public and private biotechnology companies, including Perlegen Sciences, Inc., Memory Pharmaceuticals Corp., and Cadus Pharmaceutical Corp. Prior to his joining the biotechnology industry, he was Director of Strategy & Business Development at Ciba-Geigy Corp.’s Pharmaceutical Division (now Norvartis AG). He currently is an advisor to PhychoGenics Inc., Automated Cell, Inc., and SCIUS Capital Group LLC.

Sussman has a B.S. in Physics from SUNY Stony Brook, a Masters Degree from the MIT Sloan School of Management and a M.S. in Biotechnology from Manhattan College. He is a member of the Review Panel for the Innovative Technology Research Grant Program, Center for Biotechnology, NY State Science and Technology Foundation.

Beth Hollister, Member of SAB

Ms. Hollister has worked in the clinical trial field for many years. From 1993 to 1997, Hollister managed the operations and preclinical of Glycosyn and was responsible for Glycosyn’s hiring and managing of key scientists, third party research and development contracts as well as day-to-day operations. For Harrier, Glycosyn’s parent company, she evaluated new technology and regulatory submissions and had preclinical science as well as Phase I clinical trials. Since 1997 she has headed Piedmont Research Center in Morrisville, North Carolina, a company providing early stage pre-clinical services in cancer research for numerous major drug companies. Ms. Hollister is a registered intensive care nurse.

Dr. Jane E. Rosen, Member of SAB

Dr. Rosen has a Ph.D. in Biophysics and Biochemistry, an M.S. in Biology an M.S. in Chemistry from New York University, and a B.S. in Chemistry from American University. Since 1995, Dr. Rosen has been an investigator and has published on photogenotoxicity of quinolones and other anti-bacterials, and their effects on organs. Dr. Rosen has consulted extensively with drug companies and a medical communications company with expertise in analytical techniques, instrumentation and DNA analysis. Prior to that, she created and directed the laboratory on Phototoxicity and Photocarcinogenesis at the American Health Foundation in Valhalla, New York. She has been a Post-doctoral NIH fellow at Columbia Presbyterian, a research investigator at the Population Council at Rockefeller University in receptors and steroids, and has held Post-doctoral research positions at New York University and Harvard Medical School.

Significant Consultants

In addition to consulting agreements with the chairman and director, in May 2005 we signed an agreement with Millennium Management Services LLC. We engage it services as a preclinical consultant to set up proper procedures for toxicology tests and all communication with FDA to support IND filling.

On October 31, 2005 the Company entered into letter of intent with Dr. Leonard S. Jacob to serve us as a financial and business strategy advisor and to develop a relationship with a third party that might be interested in financing our future development. Pursuant to this letter agreement, Dr. Leonard S. Jacob would receive a 2% success fee along with 1% of the Company’s outstanding stock. In light of Dr. Leonard S. Jacobs’ appointment as a director of the Company, we are in the process of renegotiating this agreement.

Family Relationships

There are no family relationships between any two or more of our directors or executive officers. There is no arrangement or understanding between any of our directors or executive officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current board of directors. There are also no arrangements, agreements or understandings to our knowledge between non-management shareholders that may directly or indirectly participate in or influence the management of our affairs.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with respect to a present or former director or executive officer of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the commodities futures trading commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Board Committees and Independence

All of the directors serve until the next annual meeting of common shareholders and until their successors are elected and qualified by our common shareholders, or until their earlier death, retirement, resignation or removal. Our Bylaws set the authorized number of directors at not less than one nor more than nine, with the actual number fixed by our board of directors. Our Bylaws authorized the Board of Directors to designate from among its members one or more committees and alternate members thereof, as they deem desirable, each consisting of one or more of the directors, with such powers and authority (to the extent permitted by law and these Bylaws) as may be provided in such resolution.

Our board of directors has established three committees to date, an Audit Committee, Management Committee and a Compensation Committee. Our Board of Directors has also established a Scientific Advisory Board. The principal functions of the Audit Committee are to recommend the annual appointment of the Company’s auditors concerning the scope of the audit and the results of their examination, to review and approve any material accounting policy changes affecting the Company’s operating results and to review the Company’s internal control procedures. The principal functions of the Compensation Committee are to review and recommend compensation and benefits for the executives of the Company. The principal functions of the Management Committee are to review and recommend financing and investment opportunities for the Company, business strategy, and the Company’s structure and operations.

The Company’s Board of Directors resolved that there are no members of the Board appointed to consulting Audit and Compensation Committees, and the initial number of the Board members shall be later amended by the Board.

The entire Board of Directors will perform the function of the Audit Committee until we appoint directors to serve on the Audit Committee.

The entire board performs the functions of the Compensation Committee until we appoint directors to serve on the Compensation Committee.

Currently, Messrs. Kanevski and LeShufy (members of the Board of Directors) are appointed as members of Management Committee. The Scientific Advisory Board has been formed to evaluate and monitor the Company as it is engaging in one or more business requiring sophisticated scientific and technical knowledge in the fields of medicine, biotechnology, chemistry, pharmacology and similar fields. There are six members of the Scientific Advisory Board.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation paid over the past three fiscal years with respect to our “named executive officers” as that term is defined by the under the Securities and Exchange Act of 1934.

					Long Term Compensation
	Annual Compensation				Awards		Payouts
Name and Principal Position	Year	Salary		Bonus	Other Annual Compensation	Restricted Stock Award (s)	Securities Underlying Options/SARs (#)	LTIP Payouts	All Other Compen- sation
Ivan Kanevski President, Chief Executive Officer and Director	2004	$120,000	(1)	—	—	$25,000	200,000(4) shares of common stock	—	—
	2003	$120,000	(1)	—	—	—	30,000 shares of common stock	—	—
	2002	$96,000	(1)	—	—	—	150,000 shares of common stock	—	—

J. Robert LeShufy Executive Vice President, Treasurer and Director	2004	$78,000	(2)	—	—	$35,000	—	—	—
	2003	$96,000	(2)	—	—	—	30,000 shares of common stock	—	—
	2002	$96,000	(2)	—	—	—	100,000 shares of common stock	—	—

Lucy Ostrovsky Vice President Finance, Controller	2004	$72,000	(3)	—	—	$7,500	—	—	—
	2003	$72,000	(3)	—	—	—	30,000 shares of common stock	—	—
	2002	$50,000	(3)	—	—	—	100,000 shares of common stock	—	—

(1) -	To permit the closing on the $1.8 million private placement in August – November, 2004, Dr. Ivan Kanevski agreed to forego salary of $46,000, which accrued in years 2002 and 2003.

(2) -	To permit the closing on the $1.8 million private placement in August – November, 2004, Mr. J. R. LeShufy agreed to forego salary of $234,000, which accrued for the period from August 2001 through June 30, 2004.

(3) -	To permit the closing on the $1.8 million private placement in August – November, 2004, Mrs Ostrovsky agreed to forego salary of $8,000, which accrued in years 2002 and 2003.

(4) -	200,000 options vested immediately.

Options/SAR Grants in Last Fiscal Year

Name	Number of Securities Underlying Options/SARs Granted	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercised or Base Price	Expiration Date
Ivan Kanevski, President, Chief Executive Officer and Director	200,000	100%	$.05	March 1, 2004

Employment Agreements

On March 30, 2005 Ivan Kanevski exchanged his consulting agreement to an employment agreement to compensate him for acting as our President and Chief Executive Officer. The employment agreement is for a period of three years, with two renewal options for an additional two years and providing for an annual salary of $160,000. In addition, Dr. Kanevski will receive options to purchase 100,000 shares of our common stock with an exercise price of $0.50, which vested on September 1, 2005 and expire on March 30, 2010 and additional options to purchase 150,000 shares of our common stock with an exercise price of $0.50, vesting in three (3) equal installments on March 30, 2006, 2007 and 2008, and shall expire on March 30, 2010, as well as standard benefits and any bonus as determined by our Board of Directors.

On March 30, 2005 J.R. LeShufy exchanged his consulting agreement to an employment agreement to compensate him for acting as our Executive Vice President, Secretary and Treasurer. The employment agreement is for a period of three years, with two renewal options for an additional two years and providing for an annual salary of $96,000. In addition, Mr. LeShufy will receive options to purchase 100,000 shares of our common stock with an exercise price of $0.50, which vested on September 1, 2005 and expire on March 30, 2010 and additional options to purchase 100,000 shares of our common stock with an exercise price of $0.50, vesting in three (3) equal installments on March 30, 2006, 2007 and 2008, and shall expire on March 30, 2010, as well as standard benefits and any bonus as determined by our Board of Directors.

On August 1, 2005 Lucy Ostrovsky exchanged her consulting agreement to an employment agreement to compensate her for acting as our Vice President Finance. The employment agreement is for a period of three years, with two renewal options for an additional two years and providing for an annual salary of $84,000. In addition, Mrs. Ostrovsky will receive options to purchase 50,000 shares of our common stock with an exercise price of $0.50, which vested on September 1, 2005 and expire on August 1, 2010 and additional options to purchase 30,000 shares of our common stock with an exercise price of $0.50, vesting in three (3) equal installments of 10,000 shares on August 1, 2006, 2007 and 2008, and shall expire on August 1, 2010, as well as standard benefits and any bonus as determined by our Board of Directors.

Aggregated Option Exercises and Fiscal Year-End Option Value Table

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SAR at December 31, 2004 Exercisable/ Unexercisable	Value of Unexercised In-the-money Options/SAR at December 31, 2004 Exercisable/ Unexercisable
Ivan Kanevski, President, Chief Executive Officer	23,0000	$11,500	0	$0
J. Robert LeShufy, Executive Vice President	30,000	$1,500	0	$0
Lucy Ostrovsky, Vice President Finance	30,000	$6,500	0	$0

Compensation of SAB Members

We currently have six (6) SAB Members. Our current compensation policy for our SAB Members, is to compensate them through options to purchase common stock as consideration for their joining our advisory board and/or providing continued services as a advisors. We do not currently provide our advisors with cash compensation, although we do reimburse their expenses. No additional amounts are payable to the Company’s advisors for committee participation or special assignments. There are no other arrangements pursuant to which any scientific advisor was compensated during the Company’s last completed fiscal year for any service provided as scientific advisor.

Compensation of BOD Members

We currently have seven (7) directors. Our current compensation policy for directors, is to compensate them through options to purchase common stock as consideration for their joining our board and/or providing continued services as a director. We do not currently provide our directors with cash compensation, although we do reimburse their expenses, with exception for a chairman of the board. No additional amounts are payable to the Company’s directors for committee participation or special assignments. There are no other arrangements pursuant to which any directors was compensated during the Company’s last completed fiscal year for any service provided.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the common stock as of February 17, 2006, by (i) each person who is known by the Company to own beneficially more than 5% of the any classes of outstanding Stock, (ii) each director of the Company, (iii) each of the Chief Executive Officers and the two (2) most highly compensated executive officers who earned in excess of $100,000 for all services in all capacities (collectively, the “Named Executive Officers”) and (iv) all directors and executive officers of the Company as a group.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 and 13d-5 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted. Unless otherwise stated, the address of each person is 350 Fifth Avenue, Suite 4811, New York, NY 10118.

Name of Beneficial Owner	Number of Shares of Common Stock (1)	Percent of Class (1)
Dr. Ivan Kanevski (2)	1,753,000	8.91%
J. R. LeShufy (3)	1,800,000	9.21%
Rifat Pamukcu (4)	239,000	1.22%
Norman S. Heyman	1,200,000	6.17%
Lucy Ostrovsky (5)	585,000	2.98%
John J. Baldwin	133,000	0.68%
Dan McKinney	17,000	0.09%
Leonard S. Jacob	117,000	0.60%

All directors and officers of the Corporation as a group including those named above (7 persons)	5,844,000	30.02%

Henry L. Hoffman (6)	1,845,000	9.49%
JED Management (7)	4,900,000	25.19%
MAK LLC (8)	1,000,000	5.14%
Stanley Merdinger (9)	2,000,000	9.78%
Mark Teitelbaum(10)	1,800,000	8.85%
Whitehall Financial Partners LLC and Jack Simony, collectively (11)	1,050,000	5.4%

(1)	Calculated based on 19,450,000 shares of common stock outstanding as February 17, 2006, as calculated in accordance with Rule 13d-3 under the Exchange act. Unless otherwise indicated, this includes shares owned by a spouse, minor children and any entities owned or controlled by the named person.

(2)	Dr. Ivan Kanevski is our President, Chief Executive Officer and Director. The number of shares of common stock that Dr Kanevski could be deemed to beneficially own includes:

•	1,330,000 shares of common stock owned of record by Dr. Kanevski,

•	an option to purchase 223,000 shares (calculated through February 17, 2006 in order to reflect options that have or will vest within the next 60 days) at an exercise price of $.50 per share, and

•	an aggregate of 200,000 of our common stocks owned of record by various relatives of Dr. Kanevski, as follows: 100,000 shares owned by each of Ivan Kanevski Jr. (Dr Kanevski’s son) and Elena Kanevkaya (Dr. Kanevski’s daughter).

(3)	J. R. LeShufy is our Executive Vice President, Treasurer and Director. The number of shares of common stocks that Mr. LeShufy could be deemed to beneficially own includes:

•	445,000 shares of common stock owned of record by Mr. LeShufy,

•	an option to purchase 100,000 shares (calculated February 17, 2006 in order to reflect options that have or will vest within the next 60 days) at an exercise price of $.50 per share, and

•	an aggregate of 1,255,000 of our common stock owned of record by various relatives and affiliates of Mr. LeShufy, as follows: 1,200,000 shares owned by Karen LeShufy (Mr. LeShufy’s daughter), 30,000 shares owned by Norman Eisner, 10,000 owned by Neal Nissel, 10,000 shares owned by William Nissel, 2,000 shares owned by Noelle Geiger, and 3,000 shares owned by Dr. Weiser (Mr. LeShufy associates).

(4)	Rifat Pamukcu is our Chairman and Director. The number of shares of common stock that Mr. Pamukcu could be deemed to beneficially own includes:

•	100,000 shares of common stock owned of record by Mr. Pamukcu, and

•	an option to purchase 139,000 shares (calculated through February 17, 2006 in order to reflect options that have or will vest within the next 60 days) at an exercise price of $0.05 per share for 121,000 shares and $.50 per share for 17,000 shares.

(5)	Lucy Ostrovsky is our Vice President Finance. The number of shares of common stock that Mrs. Ostrovsky could be deemed to beneficially own includes:

•	200,000 shares of common stock owned of record by Mrs. Ostrovsky,

•	an option to purchase 175,000 shares (calculated through February 17, 2006 in order to reflect options that have or will vest within the next 60 days) at an exercise price of $.50 per share, and

•	210,000 of our common stocks owned of record by Eugene Ostrovsky (Mrs. Ostrovsky’s son).

(6)	The number of shares of common stock that Mr. Hoffman could be deemed to beneficially own includes:

•	1,379,000 shares of common stock owned of record by Mr. Hoffman, and

•	an aggregate of 466,000 of our common stock owned of record by various relatives and affiliates of Mr. Hoffman.

(7)	JED Management is controlled by John DeNobile.

(8)	MAK LLC controlled by Gary Rogers. The number of shares of common stock that MAK LLC could be deemed to beneficially own includes:

•	700,000 shares of common stock owned of record by MAK LLC,

•	200,000 shares of common stock owned of record by Hammock LLC, which controlled by MAK LLC and Mr. Rogers,

•	15,000 of our common stocks owned of record by various relatives of Mr. Rogers, as follows: 5,000 shares owned by each of Matthew Rogers (Mr. Rogers’ son), Eric Rogers (Mr. Rogers’ son) and Georgia Rogers (Mr. Rogers’ daughter), and

•	An aggregate of 85,000 of our common stock owned of record by various relatives and affiliates of MAK LLC and Mr. Rogers.

(9)	The number of shares of common stock that Mr. Merdinger could be deemed to beneficially own includes:

•	1,000,000 shares of common stock owned of record by Mr. Merdinger, and

•	A warrant to purchase 1,000,000 shares of common stock at an exercise price $1.50 per share.

(10)	The number of shares of common stock that Mr. Teitelbaum could be deemed to beneficially own includes:

•	900,000 shares of common stock owned of record by Mr. Teitelbaum, and

•	A warrant to purchase 900,000 shares of common stock at an exercise price $1.50 per share.

(11)	Whitehall Financial Partners LLC (same as Whitehaven Financial Partners LLC and Quantum FS LLC) controlled by Jack Simony. The number of shares of common stock that company and Jack Simony, collectively could be deemed to beneficially own includes:

•	665,000 shares of common stock owned of record by Whitehall Financial Partners LLC,

•	260,000 shares of common stock owned of record by Jack Simony, and

•	an aggregate of 125,000 of our common stock owned of record by various affiliates of Whitehall Financial Partners LLC

Changes in Control

We are not aware of any arrangements that may result in a change in control of the Company.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 40,000,000 shares of common stock, par value $ .01, and 5,000,000 shares of preferred stock.

Common Stock

The shares of our common stock presently outstanding, and any shares of our common stock issues upon exercise of stock options and/or warrants, will be fully paid and non-assessable. Each holder of common stock is entitled to one vote for each share owned on all matters voted upon by shareholders, and a majority vote is required for all actions to be taken by shareholders. In the event we liquidate, dissolve or wind-up our operations, the holders of the common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any shares of preferred stock that may then be outstanding. The common stock has no preemptive rights, no cumulative voting rights, and no redemption, sinking fund, or conversion provisions. Since the holders of common stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of our Directors, and the holders of the remaining shares by themselves cannot elect any Directors. Holders of common stock are entitled to receive dividends, if and when declared by the Board of Directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any preferred stock that may then be outstanding.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock, $.01 par value, of which none are issued and outstanding as of October 13, 2005.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Options

In August 2001, the Company adopted the 2001 Stock Option Plan (the “Plan”), which was approved by the sole officer, director and shareholder on that date. The purpose of the Plan is encourage and enable employees, directors and other persons upon whose judgment, initiative and efforts the Company largely depends upon, to acquire a proprietary interest in the

Company. Under the Plan, the board of directors, or a stock option committee appointed by the board of directors, may grant stock purchase options (“Options”) relating to a maximum of 2,000,000 shares of Common Stock (subject to adjustment due to certain recapitalizations, reorganizations or other corporate events). The board of directors or the Company’s stock option committee shall have discretion to determine which of this amount may be granted as incentive stock options (“ISO’s”), stock appreciation rights (“SAR’s”), and non-statutory options. If any Option expires, terminates or is cancelled without having been exercised the shares subject to the option will again be available for issuance under the Plan. At December 31, 2003 there were 1,420,000 Options issued under the Plan, 1,100,000 were exercised and 25,000 were canceled. At December 31, 2004, 570,000 options were outstanding, and 185,000 exercisable. As of February 17, 2006 there were 570,000 options outstanding of which 450,000 are exercisable.

The Company adopted the 2005 Stock Option Plan (the “2005 Plan”), which was approved by the Board of Directors on December 23, 2004 and by shareholders on August 8, 2005. The purpose of the 2005 Plan is to encourage and enable employees, directors and other persons upon whose judgment, initiative and efforts the Company largely depends upon, to acquire a proprietary interest in the Company. Under the 2005 Plan, the Board of Directors, or a stock option committee appointed by the Board of Directors, may grant stock purchase options relating to a maximum of 1,500,000 shares of Common Stock (subject to adjustment due to certain recapitalizations, reorganizations or other corporate events). The Board of Directors or the Company’s stock option committee shall have discretion to determine which of this amount may be granted as incentive stock options (“ISO’s”), stock appreciation rights (“SAR’s”), restrictive stock awards, and non-statutory options. If any Option expires, terminates or is cancelled without having been exercised the shares subject to the option will again be available for issuance under the 2005 Plan. As of February 17, 2006 867,000 options have been granted pursuant to the 2005 Plan 580,000 of which are exercisable.

Warrants:

On January 15, 2004 the Company issued 245,000 warrants to purchase common stock at a price $.05 per share in a connection with certain convertible promissory notes in an amount of $380,000. Such warrants were exercised in July 2004.

On July 1, 2004, the Company issued 30,000 warrants to purchase common stock at a price $1.50 per share to a consultant in connection with a termination of an agreement.

During 2004, the Company sold 3,610,000 units, consisting of one share of common stock and one redeemable 5-year warrant, vested immediately, for the Company’s common stock at $1.50 per share. Those warrants are subject to redemption at the Company’s sole option after one year from date of issuance if the common stock price has averaged 150% of the warrant exercise price of $1.50 per share for 10 trading days during the 20 trading day period ending 1 day prior to the notice date at a redemption price of $.10 per warrant.

As of September 30, 2005 and February 17, 2006, outstanding warrants to acquire shares of the Company’s common stock are as follows:

Exercise Price	Expiration Date	Number of Shares Reserved
$1.50	July 1, 2009	30,000
$1.50	January 15, 2008	3,610,000

		3,640,000

Convertible Securities

The Company has issued 9% convertible promissory notes which (i) bear interest at a rate of 9% per annum. (ii) become due and payable as to all outstanding interest and principal on the earlier of 24 months from date of issuance or September 1, 2004, (iii) may be converted into the Company’s common stock at any time at least 90 days after the first closing of any private or public financing with a gross closing amount of not less than $3,000,000, or the Company’s merger with or acquisition by another entity, or the liquidation of all or substantially all of the Company’s assets, (iv) become convertible at a price set to 50% of the offering price of the common stock in such offering, or, if no common stock was issued, to 50% of the conversion price of preferred stock, convertible notes or other securities issued in such offering. During the years ended December 31, 2004, 2003, 2002, and 2001 the Company issued promissory notes of $135,000, $338,000, $299,000 and $60,000, respectively.

On January 15, 2004, the Company’s Board of Directors agreed to increase the interest rate to 9.5% on all funds borrowed from one investor from their original issuance date. Such change in the interest rate resulted in additional interest expense of approximately $4,000 on January 15, 2004. In addition, such note holder was granted a warrant to purchase 245,000 shares of common stock which was value a $7,000 and treated as interest expense.

On July 1, 2004, the Company entered into Debt Discharge, Release and Satisfaction agreements with certain note holders. Under the agreements one note holder converted principal of $800,000 and accrued interest of approximately $100,000 into 600,000 shares of common stocks, and another note holder agreed to convert principal of $10,000 and accrued interest of approximately $2,000 into 25,000 shares of common stock. A beneficial conversion feature was not calculated since the conversion price of the common stock was greater than the estimated fair value of such shares issued.

Amendment of our Bylaws

Our bylaws may be adopted, amended or repealed by the affirmative vote of a majority of our outstanding shares. Subject to applicable law, our bylaws also may be adopted, amended or repealed by our board of directors.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES; ANTI-TAKEOVER, LIMITED LIABILITY AND INDEMNIFICATION PROVISIONS

Certificate of Incorporation and Bylaws. Pursuant to our amended certificate of incorporation, our board of directors may issue additional shares of common or preferred stock. Any additional issuance of common stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management. Specifically, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

•	diluting the voting or other rights of the proposed acquirer or insurgent stockholder group;

•	putting a substantial voting block in institutional or other hands that might undertake to support the incumbent board of directors; or

•	effecting an acquisition that might complicate or preclude the takeover.

Delaware Anti-Takeover Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law concerning corporate takeovers. This section prevents certain Delaware corporations from engaging in a business combination with any interested stockholder, under certain circumstances. For these purposes, a business combination includes a merger or sale of more than 10% of our assets, and an interested stockholder includes a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of these persons. Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

•	the transaction in which the stockholder became an interested stockholder is approved by the board of directors prior to the date the interested stockholder attained such status;

•	upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers; or

•	on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

This statute could prohibit or delay mergers or other takeover or change-in-control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Limited Liability and Indemnification. Our certificate of incorporation eliminates the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission. Our certificate of incorporation requires us to indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

Under Delaware law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

•	conducted himself or herself in good faith;

•	reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests; and

•	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorney fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification shall be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction. We will then be governed by the court’s decision.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Related Party Transactions Within The Past Two Years. The following are certain transactions or proposed transactions during the last two years to which we were a party, or proposed to be a party, in which certain persons had a direct or indirect material interest.

Loan and Advances From Officers

During the years ended December 31, 2004, 2003, 2002 and 2001 certain officers and stockholders advanced to the Company. Certain advances due to stockholders and officers were offset against payments for stock purchased or options/warrants exercised.

Name	Position	Cash Advances	Cash Repayment of Advances	Services Performed	Advances and Amounts Due Exchanged for Securities	Amount Forgiven (1)	Amount Outstanding at September 30, 2005
Henry L Hoffman	Stockholder	$25,000	$(13,000)	$0	$(12,000)	$0	$0
Norman S. Heyman	VP, Stockholder	$41,000	$(3,000)	$141,000	$(34,000)	$(137,000)	$8,000
J. Robert LeShufy	Executive VP, Stockholder	$27,000	$(9,000)	$278,000	$(60,000)	$(236,000)	$0
Whitehall Financial Partners LLC	Stockholder	$17,000	$(3,000)	$27,000	$(19,000)	$(22,000)	$0
Ivan Kanevski	President, CEO, Stockholder	$0	$0	$83,000	$(37,000)	$(46,000)	$0
Lucy Ostrovsky	VP Finance, Stockholder	$0	$0	$17,000	$(9,000)	$(8,000)	$0

		$110,000	$(28,000)	$546,000	$(171,000)	$(449,000)	$8,000

(1)	On July 1, 2004, certain officers and stockholders agreed to forgive certain fees and advances. Under the term of the agreement, unpaid fees were forgiven. In addition, advances to the Company from officers were forgiven.

Whitehall Financial Partners LLC

On September 1, 2001 the Company entered into an agreement with Whitehall Financial Partners, LLC (also known as Whitehaven Financial Partners LLC and Quantum Financial Services, LLC) (“Whitehall”) a major stockholder. Whitehall will provide the Company with marketing, management and financial consulting services, assist the Company in preparing a business plan, and provide the company with office facilities. The President and major stockholder of Whitehall, served as a Director of the Company. The agreement provides for the Company to pay Whitehall $1,250 per month for space and office facilities for the period from August 2001 through May 2002, $2,000 for the period from June 2002 through May 2003, and $1,000 thereafter through September 30, 2004. The agreement was terminated on September 30, 2004.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated in the State of Delaware in August, 2001.

DESCRIPTION OF BUSINESS

GLOSSARY

Assay development – conducting a qualitative and quantitative analysis of a substance, especially of drug, to determine its components in biological samples.

BNCT – Boron Neutron Capture Therapy is a binary treatment that relies upon the preferential accumulation of a boronated compound in the tumor, facilitating a selective irradiation of tumor cells during exposure to the low-energy neutrons.

BPA (L-BPA) – L-p-Boronophenylalanine, an analogue of the amino acid tyrosine, containing non-radioactive atom of Boron-10. This compound is used in BNCT to treat cancer patients. When L-BPA accumulates in tumor cells, neutrons are directed to the tumor site. Once neutron hits the Boron-10 atom, it splits into two high-energy particles that eventually kill the cancerous cells.

Camptothecin – Naturally occurring compound found in the bark of the tree native to China, namely, Camptotheca acuminata that has an anti-cancer activity.

7-methyl-Camptothecin – methyl group (CH3) attached at the position 7 to camptothecin. Addition of the small methyl group to the emptothecin creates intermediate that allows us to attach sugars to this natural compound. This process creates proprietary glycosylated analog of camptothecin.

1,2-Dithiins – Naturally occurring 1,2-dithiins (thiarubrines) were first identified in plants of the Asteraceae family in the mid-1960s. They have been used by indegenous people of Africa to treat skin infections, intestinal parasites and abdominal pains. 1,2-dithiis (1,2-dithiacylohexadienes) are six-membered beterocycles characterized by a disulfide linkage in the place of two contiguous CH groups of benzen.

FDA – US Food and Drug Administration.

Glycosylation – process during which sugar molecules are attached to proteins or small molecules (organic molecules) via covalent bond.

Stereoselectivity – If a reaction displays stereoselectivity, it produces one stereoisomer preferentially over all others (See definition of Streoisomer(s) below).

Stereoisomer(s) — Stereoisomers are compounds that have the same molecular formula and the same connectivity, but differ only in the atoms arrangement in place. This sometimes is referred to as a “left-handedness” and “righ-handedness” of a molecule.

Topoisomerase – A class of enzymes that alter the supercoiling of double-stranded DNA. (In supercoiling the DNA molecule coils up like a telephone cord, which shortens the molecule.) The topoisomerases act by transiently cutting one or both strands of the DNA. Topoisomerase type I cuts one strand whereas topoisomerase type II cuts both strands of the DNA to relax the coil and extend the DNA molecule.

Glyconix is a development stage company that employs its proprietary processes to create drugs with unique and enhanced properties by chemically binding small carbohydrate (sugar) molecules to both novel and existing pharmaceuticals. The Company’s expertise in sugar and medicinal chemistries is focused on three major market opportunities:

1) We intend to expand its pipeline of innovative proprietary anti-infective (e.g. antifungal,) and oncology drugs. A lead oncology drug candidate created and owned by us is already in preclinical development.

2) We are supplying L-BPA compound currently in Phase II trials for an alternative cancer therapy. Currently, we generate revenues from the supply of this compound.

3) We plan to apply our proprietary glycosylation technology toward meeting the needs of other companies in their management of pharmaceutical product life cycles. Our process creates new chemical entities that can be protected by US and international patents.

A. CARBOHYDRATES AND BIOLOGICAL ACTIVITY

Complex carbohydrates are chains of sugar molecules (“monosaccharides”). In living cells, these chains range in size from two (“disaccharides”) to over one hundred (“oligosaccharides”). The complexity of oligosaccharides arises from the fact that their component monosaccharides are diverse in number as well as in structure, thus giving rise to a large number of potential combinations. For example, five given amino acids can be arranged to give 120 different peptides whereas five given monosaccharides (hexoses) can be arranged in 2,144, 640 oligosaccharides.

It is now known that carbohydrates play a critical role in the way cells interact and communicate with each other and their environment. Carbohydrate-containing molecules are involved in blood clotting, inflammation, immune responses, tissue repair and regeneration, as well as bacterial and viral infections.

Each cell type (e.g., white blood cells, cancer cells, etc.) carries a characteristic set of bioactive carbohydrates, which allows them to be selectively recognized by other cells, antibodies, and viruses, bacteria and toxins that bind to cell-surface carbohydrates. For example, migration of neutrophils, specialized white blood cells, to sites of acute inflammation is initiated by cells lining the blood vessels, which recognize neutrophil-specific carbohydrates as the neutrophils pass through the bloodstream. Similarly, cancer cells can be distinguished from normal cells by antibodies that recognize the cancer-specific cell-surface carbohydrate antigens. Many pathogenic viruses, bacteria and microbial toxins target their host cells through recognition of specific cell-surface carbohydrate receptors. Because of the role that bioactive carbohydrates play in the body, numerous opportunities exists for therapeutic products to be engineered that take advantage of carbohydrates to improve their therapeutic properties.

B. CARBOHYDRATES AND THEIR EFFECT ON DRUG ACTIVITY

Recently, there has been renewed interest in carbohydrate chemistry with the discoveries of the roles that carbohydrates and carbohydrate moieties play in cell surface receptors, cell adhesion, immunoglobulins, serum proteins and tumor antigens. Management believes these discoveries are of major importance to such fields as glycochemistry and glycobiology. Despite this renewed interest in carbohydrate research, the number carbohydrate-containing drugs are still small. There are now several carbohydrate-containing drugs that have been approved by the FDA or are in clinical trials. HIB (H. Influenzae) vaccine, heparin and antibiotics like erythromycin are well-known carbohydrate-containing drugs currently in the marketplace.

The expansion of drug development in the field of glycochemistry has been limited by the complexity of synthesizing or scaling-up the production of complex carbohydrate-containing compounds. Most of the carbohydrate-containing drugs that have been in use for a long time (e.g. cardiac glycosides, some antibiotics and antibiotic-derived cancer chemotherapeutic agents) either occur in nature or are derived from naturally occurring compounds that already have sugar molecules attached.

While the techniques to design new and innovative drugs composed completely of complex carbohydrates may eventually develop, Glyconix is developing proprietary compounds by the addition of individual sugar molecules or short chains of sugars to: 1) existing small molecule drugs which can benefit from improvement or; 2) innovative chemical compounds otherwise stymied in development due to problematic physiochemical properties. Since we did not yet conducted toxicological studies, we do not know if the sugars will have any adverse effects on drug candidates. We are planning to carry out this studies in animals within the next 12 to 16 months

A valuable aspect of Glyconix’s technology is its ability to capitalize on the number of existing drugs which are coming off-patent during this decade. According to CIBC research (2001), SG Cowen Estimates from Pharmaceutical Industry Pulse, March 2003, the market for franchise extension, as illustrated by Figure 1 below, is expected to be approximately $58.9 billion dollars over the years 2001 to 2010.

Source: CIBC Research, FDA, IMS Health and Company Estimates

Attaching carbohydrates to pharmaceutical agents can substantially improve the properties of the agent. Carbohydrates are easily absorbed in the digestive tract and when linked to pharmaceuticals that are otherwise difficult to deliver orally, often enhance their solubility and absorption. An example of a few compounds that have been recently reported that increase the base drug’s activity by specifically targeting or exploiting the specific sugar transporters found in human or microbial cell membrane. Some examples are shown in Figure 2, below.

Figure 2 - Glycosylated drugs used for specific targeting or to exploit transmembrane glucose transport.

C. THE COMPANY’S GLYCOSYLATION PROCESSES

Advantages of our patented proprietary glycosylation process, as determined by management, are detailed in the Table 1 below (See also SYNLET Letters, January 1995):

Table 1: Comparison of Glyconix’s Glycosylation Processes

Reaction Characteristics	Conventional Glycosylation Methods	Glyconix’s Patented Glycosylation Method
Catalyst	Harsh, very acidic	Mild, weakly acidic
Temperature	High (> 50°C)	Room Temp (20°C)
Time	Long (days)	Short (2- 4 hours)
Yield	Low-Moderate	High
Stereoselectivity	Moderate	Moderate
Toxicity	Moderate-High	Low
Cost	High	Low

The iodine catalyzed glycosylation reaction, shown in Figure 3, below, has several advantages over previously developed methods. The reaction provides excellent yields of glycosylated primary, secondary and tertiary alcohols ranging from 73-97% and glycosylated phenols from 59-75%. Glycosylation with disaccharides proceeds equally well. Starting with compounds that would otherwise be damaged using the conventional process, which applies to the majority of current drugs, can more often be glycosylated using Glyconix’s process.

Figure 3 - Iodine Catalyzed Glycosylation of Primary, Secondary, and Tertiary Alcohols

An example of one of the Company’s glycosylation methods is illustrated in Figure 4, which illustrates the glycosylation of cholesterol molecules, which are naturally insoluble in water, as proof of principle. Cholesterol is the precursor of the five major classes of steroid hormones: progestagens, glucocorticoids, mineral corticoids, androgens, and estrogens. Using Glyconix’s proprietary method, various sugar derivatives, the glucal, maltal, and lactal derivatives, of cholesterol can all be made extremely conveniently and efficiently in excellent yields. Subsequent hydrolysis of the acetates provides the glycosylated cholesterols with free hydroxyls that resulted in a significant increase in water solubility.

Figure 4 - Glycosylation of Cholesterol

The glycosylation of other compound classes (shown in Figure 5), which represent some of the various chemical functional groups that can be glycosylated, demonstrates the broad utility of this glycosylation method.

Figure 5 - Various Compounds Glycosylated by the Glyconix Method

Several pharmaceutical molecules have been targeted as candidates for glycosylation. The initial candidate criterion involves chemical feasibility, physical properties of the candidate, empirical information on the drugs mechanism of action and the potential market of the glycosylated analog. We are also giving consideration to compounds with physical drawbacks such as lack of solubility, poor absorption, high toxicity or poor targeting.

D. PRODUCT CANDIDATES

We have successfully glycosylated camptothecins, a known class of anti-cancer drugs, and 1,2-dithiins, a new class of anti-fungal agents. The discussion below will focus on the in vitro and in vivo efficacy studies of these product candidates. Such efficacy studies do not, however, provide meaningful insight into the potential side effects of these product candidates. The safety of the product candidates for human clinical trials has not yet been determined and requires the completion of formal animal toxicology studies. We plan to conduct such animal toxicology studies suitable for filling an IND to commence human clinical trials with the FDA. The company is also selling L-BPA for use in clinical oncology trials conducted by other institutions.”

1)	ANTI-CANCER AGENTS

a)	Glycosylated Camptothecin Derivatives

In the following sections we’ll discuss in vitro and in vivo results carried out with our product candidates. Please note that they have designated nomenclature, namely, HAR and GLY compounds. In several studies they compared to the competitor’s drugs that are clear stated.

A biologically important compound that has been a significant focus of our research is camptothecin, the active anti-cancer component isolated from stem wood of the Chinese tree Camptotheca acuminata. Camptothecin is a topoisomerase I inhibitor (an enzyme, responsible for single strand breaks in DNA) discovered by Dr. Wall at Research Triange Institute. Development of camptothecin analogs led to the eventual approval of two drugs (Figure 6), topotecan (Hycamtin® - GlaxoSmithKline), and irinotecan (Camptosar®, CPT-11 - Pfizer) by the FDA.

Figure 6 - Camptothecin and Two of its Marketed Analogs

With the initial aim of the solubility, delivery and activity of the camptothecins, glycosylated analogs of 7-hydroxymethyl camptothecin were prepared and tested in vitro against different tumor cell lines. The six analogs demonstrated significant growth inhibitory activity against a broad range of tumor cell lines: P-388 (leukemia), B16 (melanoma), HT-29 (colon cancer), and MCF-7M (breast cancer). The inhibition of topoisomerase I was also confirmed.

Figure 7 - Glycosylated Analogs of 7-Hydroxymethyl Camptothecin

The initial goal of increasing the solubility of camptothecin was successfully achieved with HAR6 (maltal derivative, 80 times more soluble than camptothecin by weight) and HAR7 (glucal derivative, 17 times more soluble than camptothecin).

Based on our studies the in vitro topoisomerase I activity and cell culture growth inhibition, the four analogs HAR 4-7 were advanced to in vivo screens while additional glycosylated analogs are being prepared for in vitro and in vivo studies. In the B16 melanoma in vivo test results using ten animals per group, HAR5 was found to be comparable to topotecan with Treatment/Control (T/C) survival ratios of 239% and 235%, respectively; but, HAR5 was vastly superior with respect to long term survivors (3 vs. 0). The T/C ratio is a standard measure of the survival used by the National Cancer Institute where 100% indicates that the length of survival of the treated group is equal to that of the control group. A T/C ratio of 200%, therefore, indicates that the length of survival of the treated group is twice that of the control group. In the P388 leukemia model, HAR6, HAR7 and topotecan each had three long-term survivors, with HAR6 having the highest T/C (320%, considered curative), followed by topotecan (297%) and HAR7 (223%). Finally, in the human breast tumor (MX-1) xenograft model, remarkably all ten mice treated with HAR7 had mean tumor shrinkage of 98% as opposed to six of the topotecan treated mice with a mean shrinkage of 94%.

Because of its superior topoisomerase I inhibitory activity and remarkably good results in both the B16 melanoma and P388 leukemia models as well as its near curative results in the MX-1 breast tumor xenograft, HAR7 was further evaluated in two additional in vivo efficacy modes each using two different treatment schedules with topotecan as an internal positive control.

Against both of these tumor models, HAR7 out-performed GlaxoSmithKline’s topotecan both as a single dose as well as when administered once daily for five days (Figure 8). Significantly, in the SK-MES human lung cancer xenograft model, HAR7, when administered at a dose of 30mg/kg/day for 5 days, had two complete responses and comparable growth inhibition to topotecan at 4 mg/kg/day with two partial shrinkages. However, at these doses the mice treated with topotecan suffered a 22% weight loss whereas the mice treated with HAR7 had a 4.7% weight gain. In the PC-3 human prostate cancer xenograft model, HAR7 easily out-performed topotecan in both the single dose as well as the 5-day schedule. Interestingly, HAR7 has very good activity even when it is administered as a single dose, whereas topotecan is essentially inactive at its maximum tolerated dose.

Figure 8 - Activity of Glycosylated Analog of Camptothecin in

Animal Models of Human Prostate & Lung Cancer

In 2004 The Company developed a proprietary derivative compounds of HAR series. The compounds, designated as GLY 100X are singe alpha anomers of the predecessors’s mixture of alpha and betta anomers (US Patent pending).

To verify the biological activities of these single anomers, Glyconix carried out a small animal tests at Arizona Canncer Center in 2005 for 2 compounds, namely, glucal and rhamnal analogs of the methyl camptothecin, GLY 1001 and GLY 1002 respectively.

In these studies GLY-1001 and GLY-1002 were submitted for evaluation against HT-29 colorectal cancer in severe combined immune deficient (scid) mice. GLY-1002, GLY-1001, and CPT-11 (Pfizer’s drug Camptosar) were administered by intraperitoneal injection every other day for a total of six injections. The GLY-1001 35 mg/kg and GLY-1002 5 mg/kg had marked tumor volume reduction as compared to controls. This was significant for survival, (See Figure 8A) but not in tumor growth or latency.

Fig. 8A. Survival of the mice with HT-29 colorectal tumor zenograph treated with

CPT-11, GLY 1001 and GLY 1002 (Untreated mice were used as a Negative Control)

As demonstrated in Figure 8A, the tumor volume reduction was greatest and shifted to the right in the mice treated with GLY-1001 35 mg/kg and the GLY-1002 5 mg/kg. This coincides with each group respectively having the longest survival with a median survival time of 65 days post pair-matching followed closely with a median survival time of 60.5 days. This is highly statistically significant compared to the CPT-11 25 mg/kg treatment group (median survival time: 53.5 days) and the negative control (median survival time: 35 days).

We plan to perform additional limited in vitro and in vivo studies with GLY 1001, its proprietary oncology drug candidate. The compound will be scaled-up for manufacture of a clinical grade material and undergo animal pharmacology and toxicology studies with the goal of submitting an IND for Phase I clinical trials in 18-20 months. The strategic goal is to develop the compound through Phase IIA clinical studies and license the compound for the remainder of the clinical development process to an appropriate partner company. Clinical development, up to Phase IIA, will be done within 3 years.

b)	Boron Neutron Capture Therapy Products

Boron Neutron Capture Therapy (BNCT) is a form of cancer treatment that brings together two components that individually have little effect on normal tissue. The first component is a chemical compound that contains boron-10, a non-radioactive isotope of boron, and the second is a beam of neutrons. When injected into the body, the boronated compound (L-BPA-fructose) concentrates preferentially in cancerous cells. When exposed to a neutron beam, the L-BPA-fructose (L-BPA-F) will absorb a neutron. The ensuing fission reaction generates a high burst of kinetic energy limited in range to the diameter of cancer cells. Under the proper conditions, cancerous cells can be effectively destroyed while neighboring healthy cells are unaffected.

Our research team has developed a large body of intellectual property over the course of its BNCT activities, including patent and a client list that includes leading research and medical centers in the United States and abroad. We supply L-BPA, a precursor compound containing boron-10, to clinical trials worldwide. L-BPA is poorly water soluble, does not accumulate well in cancer cells and does not cross the blood-brain barrier effectively. The complexing of the L-BPA with carbohydrate, fructose, alters these characteristics by increasing its water solubility at physiological conditions, and facilitates the crossing of the blood-brain barrier and accumulates in concentration at 4 times higher in cancer cells than in normal brain cells (Source; Tenth ISNCT Congress, Essen, Germany, 2002 and 11th ISNCT Congress, Boston, 2004 and J. of Pharmaceutical Sciences, vol. 89, No2, February 2002).

We supply L-BPA to five out eight BNCT clinical trials, namely, Harvard/MIT (USA), Studsvik (Sweden), and The National Commission of Atomic Energy (Argentina), Cancer Research (UK) and Ylioposton Apteekki/Boneca (Finland). There are three additional active BNCT treatment centers (two in Japan and in Petten, Netherlands). Clinical trials are currently in Phase I/II in Europe and are anticipated to progress to larger scale Phase III trials in the near future. We also holds the proprietary rights on the high yield manufacture of L-BPA-fructose complex and is developed an imaginable version of L-BPA (US Patent pending). This will allow monitoring the accumulation of L-BPA in tumors in real time and, as a result, significantly improve the timing of the neutron treatment. We plan to conduct small animal studies to develop a new procedure for the human clinical trials.

2)	ANTI-INFECTIVE AGENTS

a)	Antifungal Glycosylated 1,2-Diithin Derivatives

Fungal infections (mycoses) cause a wide variety of diseases in humans. Superficial fungal infections routinely affect the nails, skin and hair. Serious fungal infections can be a devastating event for those that have compromised immune systems as the result of other underlying diseases (e.g. AIDs and cancer) or treatment for disease (e.g. anti-rejection drugs associated with organ transplantation, chemotherapy). According to the Centers for Disease Control, we have seen a rise of 100% in the incidence of serious fungal infections during the past 20 years.

For the past 40 years, serious fungal infections have been treated with the polyene and azole classes of drugs with significant expense and toxicity associated with the former and rapid development of drug resistance to the latter. A new class of antifungal agent, the echinocandins, has emerged in the past two years. In management’s opinion, these agents are extremely expensive, parenterally administered and are exhibiting drug-drug interactions and resistance. Management believes a new class of less expensive, and more affective anti-fungal agents would be welcome. It appears to management that Glyconix may have an entirely new class of anti-fungal agents.

In the mid 1980’s, a new family of compounds, thiarubranes, were isolated from the leaves of Aspilia africana which were being ingested by chimpanzees in the wild (Source: Towers G.H.N. et al., Planta Medica 1985, 3 3225-3229). Due to the wide spectrum of antifungal, antiparasitic and anti-viral activity exhibited by this class of compounds, an increasing amount of attention has been paid to this class of sulfur containing heterocyclic compounds. The 1,2-dithiins display similar activity to thiarubranes A but like the parent compound are poorly soluble in water. It was envisioned that the low water solubility could be increased in this class of compounds, while also taking advantage of active transmembrane glucose transport by the fungi, by preparing glycosylated analogs of 3,6-bis (hydroxymethyl) 1,2-dithiin (Figure 9).

Figure 9 - Some Active Anti-Fungal Dithiins.

As expected, the glycosylation of the 1,2-dithiins significantly enhanced their water solubility. These derivatives were then tested against four different fungi responsible for human disease and the results demonstrated an increase in activity (Figure 10). The di-glycosylated analogs, synthesized using Glyconix’s proprietary process, showed a large reduction in the Minimum Inhibitory Concentration (“MIC”) of the analogues required to inhibit 90% of the growth of the various fungi. The decrease by up to thirteen-fold in the MICs of the analogues, when compared to the parent 3,6-hydroxymethyl 1,2-dithiin, represents a substantial increase in intrinsic in vitro anti-fungal activity. Additional analogs are presently being prepared and will be tested in vitro in order to establish the most active of this series for animal studies.

Figure 10 - The Effect of 1,2-Dithiins and Glycosylated Derivatives on Pathogenic Fungi

We plan to perform additional limited in vitro and in vivo studies with several existing and additional proprietary analogs in its unique library to advance further at least one candidate compound currently in development. The compound will be scaled-up for manufacture of clinical grade material and undergo animal pharmacology and toxicology studies with the goal of submitting an IND for Phase I clinical trials in just over 18 months. The strategic goal is to develop the compound through Phase IIA clinical studies and license the compound for the remainder of the clinical development process to an appropriate prospective partner company. Management has not identified such prospective partner company as of this date.

BUSINESS STRATEGY

Glyconix is initially focused on developing proprietary pharmaceuticals for the treatment of cancer and infectious diseases. Glyconix’s in-house organization concentrates on the identification of lead chemical compounds and the management of all other aspects of discovery and development which will be outsourced using academic collaborators, private and governmental research institutes, consultants, partner companies, commercial vendors and eventually clinical research organizations (“CRO”‘s). The Company’s proprietary technology enables it to eventually capitalize on the high margin returns of successful pharmaceutical agents while mitigating some of the risks of proprietary drug development. Glyconix is mitigating risk three separate ways:

1) Mitigating risk by enhancing the activity of drug classes with previously established clinical activity. A number of factors, in management’s opinion, can result in the failure of proprietary drugs during the development process. These factors include poor absorption or delivery of the drug, toxicity, or failure to have a clinical effect. By glycosylating classes of drugs with established clinical activity while improving their properties, the risks of proprietary drug development are reduced. Often the addition of carbohydrates to small chemical molecules will increase their solubility and deliverability, enhance targeting of the drug and potentially reduce toxicity.

2) Mitigating risk by developing diverse proprietary drugs in diverse clinical indications. The enabling technology allows for the glycosylation of up to 30% of the over $58.9 billion worth of drugs coming off-patent (2001 - 2010); it also allows for the development of compounds that were otherwise stymied in development due to factors such as poor water solubility. The ability to development of different proprietary agents in different clinical indications simultaneously reduces the exposure of the Company to the failure of any specific clinical program.

3) Mitigating risk by early revenue generation. We are currently generating revenue through the supply of a chemical compound to clinical trials. This near-term opportunity, which is already being exploited, involves the supply of L-BPA to research institutes conducting Phase I & Phase II clinical trials of L-BPA-F (L-BPA complexed to fructose, a small sugar molecule) in BNCT in cancers of the brain (glioblastoma) and other malignancies.

A. PRODUCT DEVELOPMENT STRATEGIES

We are developing several of our promising proprietary compounds that management believes benefit from glycosylation. The Company plans to take compounds through pre-clinical development, which include determining a safe starting dose for human clinical trials, clinical protocol design and securing the manufacturing of clinical supply material. The company will then file an IND (Investigational New Drug) application with the U.S. Food & Drug Administration (FDA) or its international regulatory counterparts. Upon acceptance of the IND by the FDA, Phase I clinical trials will be performed to establish the safe dose range of the investigational drug. Following successful Phase I studies, Phase II studies will be conducted in limited populations to determine the most efficacious dose prior to larger Phase III studies in broader populations in a disease indication. Anticipated time frame from the lead compound to the completion of the Phase IIA is 3.5 to 4 years.

Anytime during the preclinical and clinical development programs, the Company will have the option to proceed on its own or to seek a suitable partner. Given the Company’s size, it is anticipated that the Company will seek a suitable partner for drug development beyond the early-stages of clinical development for the foreseeable future. Management has not identified such prospective partner company as of this date.

1)	GLYCOSYLATED CAMPTOTHECIN DERIVATIVES

We plan to perform additional limited in vitro and in vivo studies with GLY 1001 and a few additional analogs while we advance GLY 1001 into preclinical development. The compound will be scaled-up for manufacture of clinical grade material and undergo animal pharmacology and toxicology studies with the goal of submitting an IND for Phase I clinical trials in just over one year from the point of adequate financing. The strategic goal is to develop the compound through Phase IIA clinical studies and license the compound for the remainder of the clinical development process to an appropriate partner company. Management has not identified such prospective partner company as of this date.

The currently marketed camptothecin analogs are indicated for the treatment of colon cancer (irinotecan) and ovarian and small cell lung cancer (topotecan). Initial animal efficacy studies of the Company’s compounds demonstrated activity in a broad range of tumor types including non-small cell lung cancer, prostate cancer and breast cancer. The initial clinical indications for Phase II studies will be determined on the basis of additional animal efficacy studies, animal tissue distribution studies, and patient response information obtained during Phase I human pharmacokinetic and safety trials. The choice of initial indications studied in Phase II will be influenced by an analysis of: 1) the disease populations that have high unmet needs which may lend themselves to accelerated approval strategies; 2) the stage of development of other competing agents which may impact routes to approval and patient availability for clinical trials.

2)	GLYCOSYLATED 1,2-DITHIIN DERIVATIVES

We plan to perform additional in vitro and in vivo studies with several existing and second generation (monosaccharide analogs versus disaccharide) proprietary analogs to advance further at least one drug candidate compound currently in pre-clinical development. The compound will be scaled-up for manufacture of clinical grade material and undergo animal pharmacology and toxicology studies with the goal of submitting an IND for Phase I clinical trials in 18 to 24 months. The strategic goal is to develop the compound through Phase IIA clinical studies and license the compound for the remainder of the clinical development process to an appropriate partner company.

Serious fungal infections have been treated with the polyene, azole, and more recently, echinocandin classes of drugs. The parenterally administered polyene and echinocandin classes are very expensive; the former is associated with kidney toxicity while drug resistance is already being seen with the latter. The azoles, although inexpensive and may be administered orally, exhibiting a high level of-drug interactions and resistance by many species of fungi. There is a need for a new class of less expensive, orally administered agents.

The initial clinical indications for the glycosylated 1,2-dithiin derivatives will be in patients with serious fungal infections. It is our expectation that these agents will likely be orally administered or can be made into topically administered formulations allowing for the eventual expansion into the larger superficial fungal disease indications.

3)	L-BPA SUPPLY FOR BORON NEUTRON CAPTURE THERAPY (BNCT) CLINICAL TRIALS

WE do not conduct any clinical trials in BNCT. However, we sell active ingredient L-BPA to the centers that do conduct human trials. Each BNCT Center prepares final formulation (L-BPA-Fructose) for the patient treatment.

We are generating revenue by supplying L-BPA to Harvard/MIT, Studsvik (Sweden), and The National Commission of Atomic Energy in Argentina, Cancer ResearchUK and Yliopiston Apteekki/Boneca in Finland. Clinical trials are currently in Phase I/II in Europe and are anticipated to progress to larger scale Phase III trials in the near future.

We also hold a patent on the process for high yield manufacture of L-BPA-fructose. Currently, clinical trial sites are acquiring L-BPA and performing complexing procedure with fructose on site. Scaled-up manufacturing of L-BPA under cGMP conditions is currently carried out in Sweden by Syntagon AB. Glyconix has an exclusive worldwide distribution rights to their product.

Fructose was originally explored as a complexing agent with L-BPA since it was known to form an effective complex with boronic acid. The Company’s recently issued patent includes numerous monosaccharides, disaccharides and polyols with similar complexing properties to that of fructose. Some of these compounds may enhance selective uptake by specific organs and any tumor cells present in those organs. Recently, we developed an imaginable version of L-BPA (US Patent pending) with the characteristics that will optimize further the BNCT’ therapy, namely, improve the timing and efficacy of neutron irradiation. We intend to collaborate with qualified institutions and or commercial partners to explore the efficacy of these new compounds.

We will selectively continue to explore BNCT therapy and continue developing and supplying L-BPA. We will exert the majority of its efforts on its core glycosylation chemistry for discovery and development of its proprietary small molecule therapeutics for use in oncology and infectious disease.

We will be opportunistic in developing collaborative relationships for drug development with other pharmaceutical and biotechnology companies that may benefit from our technology to extend their existing drug franchise or advance novel compound classes. Limited revenue from these partnerships may also serve to mitigate some of the risk associated with our own proprietary drug development programs.

B. INTELLECTUAL PROPERTY

Glyconix, incorporated in August 2001, acquired its intellectual property Glycosyn Pharmaceuticals, Inc. (“Glycosyn”) and New Concept Therapeutics, Inc. (“NCT”). Glycosyn was founded in March 1993 as a wholly owned subsidiary of Harrier, Inc. to exploit a unique glycosylation chemical process and to apply it towards the development of novel anticancer and anti-fungal compounds. In October of 1996, Glycosyn commenced research at a laboratory in Cary, NC established earlier that year.

New Concept Therapeutics, Inc., a North Carolina corporation, was formed in June 1997 to position itself as the leading producer of neutron capture therapy compounds and as a developer of novel drug candidates using Glycosyn’s glycosylation process. Production and initial sales of BNCT compound L-p-BPA began in June, 1998. New Concept Therapeutics, Inc. was dissolved in 2004.

We have acquired all intellectual property originally belonging to Glycosyn and NCT, and these entities are no longer in business.

We have purchased the following three patents from Glycosyn:

1.	U.S. Patent No. 6,169,076, issued 01/02/01, p-boron phenylalanine complexes (L-BPA) with fructose and related carbohydrates and polyols;

2.	U.S. Patent 5,278,296, issued 01/11/94, production of hydroxysteryl glycoside compounds (novel glycosides and a new glycoside production method); and

3.	U.S. Patent No. 5,496,806, issued 3/5/1996, glycoside compounds and production and use thereof (glycoside derivatives of novel glycosides and a new glycoside production method).

Additionally, we have acquired from NCT the industrial knowledge base for the L-BPA manufacturing process for approximately $15,000 payable in cash and 300,000 of our common stocks, valued approximately $3,000. Separately, we maintain several production and chemical synthesis trade secrets that increase the barrier of entry for the competitors.

In 2005 we applied for two U.S. Patents:

1.	Camptothecin derivatives and improved synthetic methods; and,

2.	Compositions, methods for preparing amino acids, and nuclear magnetic resonance spectroscopy.

The first of these patents covers our cancer product candidate, while the second patent relates to our improved BNCT product candidate. As of December 31, 2005, both patent applications are pending.

On January 20, 2006 we obtained the world wide license to additional eight patents from the University of Michigan:

1.	U.S. Patent No. 6,093,805, issued 7/25/2000, glycoside compounds and methods of synthesis;

2.	U.S. Patent No. 5,677,286, issued 10/14/1997, glycosylated analog of camptothecin;

3.	U.S. Patent No. 5,932,709, issued 8/3/1999, process for preparing glycosylated analogs of camptothecin;

4.	U.S. Patent No.5,353,500, issued 9/26/1995, water-soluble glycosylated derivatives of 1,2-dithiin compounds;

5.	U.S. Patent No.5,693,767, issued 12/2/1997, glycoside derivatives of acetaminophen;

6.	U.S. Patent No. 6,103,884, issued 3/27/96, glycosylated analogs of fusidic acid;

7.	U.S. Patent No. 6,462,182, issued 3/27/96, glycosylated analogs of fusidic acid;

8.	U.S. Patent No. 6,720,307, issued 3/27/96, glycosylated analogs of fusidic acid;

All patents licensed by use from the University of Michigan stem from Michigan research originally requested by Glycosyn. Specifically, the eight composition of matter patents, listed above are based on or directly utilizing our proprietary glycosylation technology. As stated by management in their description of our business, our proprietary technology can serve to mitigate some of the risks associated with proprietary drug development by creating a pipeline of product candidates.

The first patent (No. 6,093,805) is an improved version of our original glycosylation process. We expect that the addition of this patent to our portfolio and completion of the associated research will serve to extend the number of potential process applications.

The second and third patents (Nos. 5,677,286 and 5,932,709) are related to glycosylated analogs of camptothecin. In 2005 we have filed an improved camptothecin composition of matter patent application as well as mew process for the chemical synthesis. The license agreement allows us to prevent competitors from using these methods while we are developing our proprietary product candidate.

The fourth patent listed above (No. 5,353,500) encompasses the 1,2 Dithiin derivatives which we have been using as a base for the development of our product candidate.

The remaining patents on the list cover additional compounds related to anti-infective compounds. Although these patents do not pertain to our present product development efforts, management believes that they can be used in synthesis of new potential product candidates.

We have structured our patent portfolio, comprised of three owned patents and the exclusive license to eight patents held by University of Michigan as well as any related foreign patents and/or patents applications (as indicated in the license agreement dated January 20, 2006) as five patent families: Camptothecin, Dithiin, Fusidic Acid, Glycoside technology, and P-Boronophenylalanine. These families include 11 issued U.S. patents, 2 Swiss patents, 2 German patents 2 French patents, 3 British patents, 2 Swedish patents, 1 Taiwanese patent, 1 Spanish patent, 1 Italian patent, and 1 Irish patent. In addition 1 Japanese and 2 Canadian patent applications are currently pending.

•	The Camptothecin family consists two U.S. Patents: No. 5,677,286 and No. 5,932,709. In addition, we have submitted an International Application No. PCT/US96/05766, which is currently pending. In addition, we applied for U.S. Patent “Camptothecin derivatives and improved synthetic methods”, currently pending.

•	The Dithiin family includes one U. S Patent No. 5,453,500, as well as one International Application No. PCT/US95/06715. The application has been submitted and a European National Entry Application in this family was granted and subsequently validated in Switzerland (CH), Germany (DE), Spain (ES), France (FR), Great Britain (GB), Italy (IT), Ireland (IE), and Sweden (SE).

•	The Fusidic Acid family consists of three U.S. Patents: No. 6,103,884, No. 6,462,182 and No. 6,720,307.

•	The Glycoside family includes four U.S. Patents: No. 5,278,296, No. 5,496,806, No. 5,693,767 and No. 6,093,805. Additionally, the Glycoside family includes two PCT Applications submitted to the United States Receiving Office. The first of these is International Application No. PCT/US92/06063, and a European National Entry Application in this family was granted and subsequently validated in Switzerland (CH), Germany (DE), France (FR), Great Britain (GB) and Sweden (SE). A Taiwanese (TW) patent has also been issued. Separately, national entry applications were also filed in Israel, China, Japan and Canada, and only the Canadian national entry application is still pending.

•	The P-Boronophenylalanine family includes one U.S. Patent No. 6,169,076. Corresponding Japanese and Canadian patent applications are currently pending, and the European National Entry Application was granted and subsequently validated in Great Britain (GB). In addition, we applied for U.S. Patent “Compositions, methods for preparing amino acids, and nuclear magnetic resonance spectroscopy”, currently pending.

C. FACILITIES

We have a fully equipped and functional chemical research laboratory with two chemists and working space for up to seven chemists in Research Triangle Park, North Carolina. The laboratory is approximately 3,000 square feet. Previously, the Company conducted its research and development through leased lab space in Cary, North Carolina The lab had capacity to synthesize L-BPA on a kilogram scale. Our corporate office is located in New York.

THE MARKET.

A. PHARMACEUTICAL INDUSTRY OVERVIEW

Glyconix’s technology provides for proprietary drug development across the full range of the worldwide pharmaceutical market. According to Intercontinental Marketing Services (“IMS”), the worldwide pharmaceutical market for 2002 was estimated to be over $406 billion, of which $169 billion was in the United States. The total market is broken down into individual therapeutic categories such as cancer, cardiovascular, infectious disease, metabolic (diabetes), inflammation and pain, central nervous system, gastrointestinal and respiratory. There exists a wide variety of disease states within each of these categories.

Each market segment has its own size, competitive dynamics, growth rate and new discovery characteristics. Glyconix has targeted markets with the highest medical, technological and economic unmet needs, taking into consideration where the Company’s specific technologies are of the greatest value. Specific target markets that meet these criteria include the anti-cancer and anti-infectives markets. Products in these categories tend to have significant toxicities, problems with solubility and delivery, or the development of disease resistance to the available drugs. These are problems that may be addressed by Glyconix’s technologies and are the initial focus of the Company.

New anti-cancer and anti-infective drugs are needed in the marketplace. These needs arise from the development of resistant tumors that do not respond to the existing anti-cancer drugs. Fungal strain develops resistance to the drugs even faster than cancer cells. This drives the innovation of novel drugs that can overcome such a resistance. Our glycosylated camptothecin analogs are active against the tumor cells that are resistant to topotecan (GlaxoSmithKline’s drag). We believe that addition of the sugars to the anti-cancer drugs can overcome the such drug resistance. We do not have the evidence about the mechanism of this effect and we plan to elucidate it during our research.

B. THE ANTI-CANCER MARKET

The immense size of the market for cancer therapeutics is well known within the industry. In 2005, there are estimated to be approximately 1,440,000 new cases of cancer diagnosed in the U.S. alone, excluding basal and squamous cell cancers of the skin. Western Europe and Japan have reported an even higher number of cases.(Source: S.G. Cowen Research, March 2005, Therapeutic Categories Outlook). Most patients will receive some form of chemotherapy during the course of their disease. The cancer chemotherapeutics market was valued at $15 billion in 2004 and is expected to grow to $23,755 billion by 2009, with the majority of cases and expenditures occurring outside of the United States.(Source: S.G. Cowen Research, March 2005, Therapeutic Categories Outlook). This chemotherapeutics market falls squarely within the scientific target markets for Glyconix.

Table 2: Common Cancers and Their U.S. Market Characteristics

Cancer Type	Annual Cases	Cases Amenable to Treatment	Maximum New Product Penetration Rate	Present Market Condition
Prostate	220,900	90,000	50%	Hormonal therapy, estramustine
Breast	212,900	176,000	25%	Many products active
Lung	171,900	153,000	60%	Taxanes, platinum compounds, navelbine
Colon	147,500	75,000	75%	5-FU, irinotecan, oxaliplatin
Melanoma	54,200	30,000	90%	No effective agents for metastases
Non-Hodgkin’s Lymphoma	53,400	55,000	25%	Many compounds active
Leukemia	30,600	28,000	10%	Many compounds active

The annual disease incidence for some common cancers and their market characteristics are listed in Table 2. (Source; University of Pennsylvania’s OncoLink; SG Cowen Research, March 2005 and National Cancer Institute estimates). An ideal area for drug development is one in which there are many patients for whom there are presently few or no effective treatments, such as lung, colo-rectal and prostate cancers.

Most cancer drugs are characterized as being highly toxic, only marginally effective and often require the patient to receive protracted intravenous infusions at the oncologist’s office or requiring hospitalization. Glycosylation of cancer drugs may address and improve on some of these shortcomings. Carbohydrates, when linked to pharmaceuticals that are otherwise difficult to deliver orally, often enhance the drugs solubility and absorption.

The Company has patents on camptothecin derivatives for cancer treatment. Glyconix has also researched the feasibility of applying its chemistry and expertise toward the development of glycosylated analogs of the platinum compounds (i.e. cisplatin, carboplatin) and of the taxanes (e.g. paclitaxel). We were able to glycosylate both classes of compounds using our glycosylation technology. These compounds currently are not in our development plans. The platinum compounds and the taxanes are among the most widely used classes of cancer drugs.

C. THE ANTI-FUNGAL MARKET

The worldwide market for treatment of serious invasive fungal infections reached $3.8 billion in 2004, one of the largest categories of the anti-infective market, excluding anti-virals and cephalosporins.(Source: S.G. Cowen, 2005 – Therapeutic Categories Outlook) For hospital-based indications, mortality rates associated with invasive fungal infection remain high. Existing products have serious shortcomings including low tolerability, drug delivery limitations, and drug interactions. There remains a significant need for a broad-spectrum therapy with an improved safety profile. Until recently, there were only two major products in the category, Pfizer’s Diflucan and Johnson & Johnson’s Sporanox. Fungi are also often difficult to treat and fungal infections have been a serious complication of the AIDS epidemic.

While the somewhat successful treatment of AIDS with anti-virals (AZT) serves as a partial solution to this problem, several major companies continue to work on new antifungal drugs (Ravuconozole, Bristol Myers;. Cancidas, Merck). In addition, Elan introduced a lipsomal form of Amphotericin-B and Gilead Science sells liposomal Amphotericin-B overseas. While they may modestly reduce the toxicity to the kidneys associated with Amphotericin therapy, the liposomal formulations are expensive.

Glyconix’s candidates in this category are glycosylated analogues of the 1,2-dithiin molecules. The Company has been able to increase the anti-fungal properties in vitro while solving the solubility problems of the original parent dithiin molecules. While the initial clinical indications for the glycosylated 1,2-dithiin analogues will be in patients with systemic fungal infections, it is our management’s expectation that these agents will likely be orally administered or can be made into topically administered formulations allowing for the eventual expansion into the larger superficial fungal disease indications which comprised the larger portion of the worldwide market for antifungals projected to exceed $5.0 billion in 2005.

Antifungals are a natural and highly promising therapeutic category for Glyconix to complement its work in camptothecin and BNCT. Glyconix possesses a patent for the glycosylated analogues of the dithiins.

D. THE BORON NEUTRON CAPTURE THERAPY (“BNCT”) MARKET

BNCT therapy is a potential new drug treatment mode in what is now a growth market, with an initial emphasis on cancers of the brain. Although the compounds used in BNCT were first made in the 1950’s and 1960’s, the market for them did not develop until research provided many improvements in the technology for producing neutron beams in the late 1980’s and early 1990’s. Since the technological improvements, there has been an accelerating pace in the clinical development of testing of neutron excitation of boron-10 based compounds to selectively kill cancer cells. Management believes that indications are that research will grow rapidly in the near future for the treatment of glioblastoma, melanoma and other more common solid tumors including metastatic disease to the brain and liver (Source: 11th ISNCT Congress, October 2004, Boston).

The company is currently selling L-BPA to centers conducting BCNT clinical trials worldwide. The first clinical indications that are being pursued are two uniformly fatal diseases, glioblastoma multiforme and melanoma. According to the American Cancer Society (www.cancer.org), glioblastoma multiforme is a highly malignant brain tumor which accounts for12-15% (www.Emedicine.com/med/topic2629.htm – accessed 11/29/2005) approximately 9,000 of the 187,500 new cases of primary brain tumors diagnosed annually in the United States (www. Cancer.gov/cancertopics/pdq/treatmen/adultbrain/HealthProfessional/page1 – accessed 11/26/2005). The disease has a 91% mortality rate at two years even when treated with surgery, chemotherapy and radiation. Most patients currently receive radiation therapy five days per week for 5 to 7 weeks. While patients initially respond to radiation therapy, recurrence is the rule. Management believes, based on general knowledge in the industry, that the U.S. market for radiation therapy for glioblastoma patients alone is approximately $125 million.

The Harvard-MIT BNCT program is designed to conduct the following clinical trials: 1) A Phase I/II trial in patients with glioblastoma multiforme and intracranial melanoma; 2) A Phase II trial in patients with melanoma. Phase II clinical BNCT trials for treatment of glioblastoma multiforme are occurring in Sweden, Finland, the Czech Republic, and Japan. The Phase II trials in Sweden are being conducted at Studsvik Medical AB in patients who have not received any therapy other than surgery and as a palliative treatment for patients with recurrent glioblastoma following conventional or BNCT therapies.

Successful clinical trials in glioblastoma patients will likely, in management’s opinion, cause the expansion of clinical trials into other brain tumors including those from metastatic lesions from other solid tumors (e.g. lung cancer, breast cancer). Our current clinical trials indicate that the targeted BNCT therapy requires only one treatment to effect tumor regression unlike the conventional daily fractionated dose approach with radiation therapy as described above. This may provide an advantage to patients by reducing the overall time spent receiving therapy. The incidence of side effects may also be reduced since the neutron beam does not appear to induce significant injury to normal tissues. BNCT may eventually become an alternative to radiation therapy in a broader range of cancer indications. Management believes, based on general knowledge in the industry, that the worldwide market for radiation therapy for all tumor types is approximately $3 to $5 billion.

The Company has proprietary technology for the manufacture of L-BPA. Once BNCT receives regulatory approval, management believes that the Company’s superior proprietary manufacturing process will position it to become the preferred supplier of L-BPA to the global market. Scaled-up manufacturing of L-BPA under GMP conditions has been achieved. Glyconix has an exclusive rights to distribute world-wide cGMP product.

Glyconix also holds the proprietary rights on the process for high yield synthesis of L-BPA (trade secrets). The Company has also received a patent for a freeze-dried version of the L-BPA-fructose complex used in BNCT therapy. The purity and low manufacturing cost of the Company’s L-BPA and L-BPA-fructose should continue to enhance the Company’s ability to take a very significant share of the market. The unique requirement of a nuclear reactor or accelerator to produce the requisite neutron beam limits the number of customers in need of L-BPA. The marketing resources required, therefore, are significantly reduced and can be handled by a small company.

While clinical trials worldwide are in Phase II and are projected to enter larger scale Phase III trials in the next 2 years (management’s estimate) neither the FDA nor European regulatory bodies have yet approved BNCT or the products used in BNCT. There can be no assurance that any products will be approved in the future.

E. COMPETITION & COMPETITIVE ADVANTAGES

The pharmaceutical and biotechnology industries are intensely competitive. We will encounter significant competition from small to large pharmaceutical and biotechnology companies, and private and public academic and research institutions. Many of these companies and organizations possess extensive drug discovery and development programs in oncology and anti-invectives. These programs are fueled by capital resources, staff and facilities significantly greater than ours, as a development stage company, in the areas of research, development, regulatory affairs, manufacturing and marketing. Some of these companies are either developing or are currently marketing pharmaceutical products that target the biological process that our drug candidates target.

1)	GLYCOSYLATION TECHNOLOGY

Glyconix’s niche is in creating proprietary compounds, patentable as new composition of matter, out of existing small molecules with its proprietary glycosylation technology.

There are really two classes of competitors.

The first class of competitors are those companies that, similar to Glyconix, are creating compounds that can be covered by new composition of matter patents through glycosylation. Neose Technologies, Inc., Momenta Pharmaceuticals, Inc., GlycoGenesys Inc, and Pro-Pharmaceuticals, Inc. all have business models that are similar to Glyconix. Glyconix is focused exclusively on glycosylating small molecules. In comparison, Neose is exclusively glycosylating proteins. GlycoGenesys is working on carbohydrate-based drug candidates. Pro-Pharmaceuticals is attempting to enhance the delivery of anti-cancer agents using proprietary formulation with carbohydrates. Momenta Pharmaceuticals is focused on improving existing and developing novel drugs based on complex carbohydrates (heparin).

The second class of competitor are those companies that are developing drugs that may compete with Glyconix’s proprietary compounds in various clinical indications. Cell Therapeutics, Inc. (CTI) and Enzon Inc. are trying to develop camptothecin derivatives which improve upon the poor water solubility of the current commercial compounds, irinotecan and topotecan. CTI is using a proprietary glutamic acid polymer which is a large molecule making it a less desirable, and potentially more expensive to manufacture the end product than Glyconix’ small molecule products. Enzon is using polyethylene glycol in a similar manner to develop its camptothecin derivative. CTI and Enzon’s polymer derivatives are delivered intravenously and will not be orally bioavailable. Glyconix’s products are targeting oral delivery which is an advantage in the marketplace.

Glyconix’s competitive advantage is its proprietary technology which enables it to glycosylate small molecules. The glycosylation of most small molecules is extremely difficult especially in scaling-up the synthesis process to commercial levels. Glyconix holds the patent on what amounts to an opportunity to exclusively synthesize glycosylated analogues of 30% of all the small molecules drugs that are currently in the marketplace in a one-pot method.

The Company’s process has proven to be milder, less expensive to perform, and occurs rapidly with higher yields than traditional methods currently being utilized. The Company’s glycosylation processes can be applied to a broad range of small molecule compounds, many of which cannot be glycosylated by other conventional methods.

Table 3: Comparison of Glyconix’s Glycosylation Processes

Reaction Characteristics	Conventional Glycosylation Methods	Glyconix’s Patented Glycosylation Method
Catalyst	Harsh, very acidic	Mild, weakly acidic
Temperature	High (> 50°C)	Room Temp (20°C)
Time	Long (days)	Short (2- 4 hours)
Yield	Low-Moderate	High
Stereoselectivity	Moderate	Moderate
Toxicity	Moderate-High	Low
Cost	High	Low

Many of today’s drugs are large organic molecules that have several functional groups. Under the harsh conditions of standard glycosylation techniques, many important functional groups in major drugs would be destroyed during the reaction. In contrast, Glyconix’s mild process allows it to successfully glycosylate those molecules.

Glycosylation of a compound in general can enhance its solubility, pharmacokinetics, and targeting with a potential to increase efficacy and decrease its toxicity, a major factor in Glyconix’s commercial development strategy.

2)	BNCT TECHNOLOGY

One of the compounds of choice in BNCT clinical trials is L-p-Boronphenylalanine (BPA), normally complexed with fructose for producing L-BPA-Fructose (L-BPA-F). There are currently, to management’s knowledge, only two other small companies in the world producing L-BPA; but, Glyconix has been the preferred provider to many of the drug trial sites worldwide because the high quality of the L-BPA produced. We currently supply approximately 60% of the market demand for L-BPA.

Currently L-BPA is complexed only with fructose. The Company is developing a new series of complexing agents for boronated compounds with better pharmacokinetics than fructose. To the Company’s knowledge, no other complexing agents have been evaluated in humans by any of the research institutions currently engaged in BNCT clinical trials. The Company is immediately prepared to market these new compounds to the research community upon completion of the patent application.

CONSULTANTS

The Company has entered into various agreements for research, professional services and consulting services, including consulting agreements with the Company’s executives. During the year 2005, all agreements with the executive officers have been converted into employment agreements. As of September 30, 2005, an agreement with a regulatory consultant provided for monthly payments of approximately $2,000. Consulting agreements are normally subject to termination on 30 days notice.

On October 31, 2005 the Company entered into letter of intent with Dr. Leonard S. Jacob to serve us as a financial and business strategy advisor and to develop a relationship with a third party that might be interested in financing our future development. Pursuant to this letter agreement, Dr. Leonard S. Jacob would receive a 2% success fee along with 1% of the Company’s outstanding stock. In light of Dr. Leonard S. Jacobs’ appointment as a director of the Company, we are in the process of renegotiating this agreement.

On May 20, 2004 the Company issued 5,900,000 shares of common stock to JED Management LLC in connection with a private placement, subject to an escrow agreement requiring completion of certain conditions. On November 9, 2004 such conditions were met on completion of private placement of units.

On July 15, 2003, the Company entered into an agreement with Next Stage Advisors LLC (“NSA”) to act as its investment banking agent in connection with the Company’s capital raising and business combination activities. Under the agreement, NSA will use its best efforts for a period of not more than four months to effect a transaction, while on of their employees will be appointed interim CEO and will dedicate 33% of his time to the Company. On January 15, 2004 the NSA agreement was terminated and the interim CEO hired to act as the Company’s Chief Executive Officer. As part of the termination, the Company issued on July 1, 2004 to NSA 30,000 five year warrant to purchase the Company’s common stock at $1.50 per share. The Company owed NSA approximately $20,000 and $45,000 as of September 30, 2005 and as of December 31, 2004, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF PLAN OF OPERATIONS

The following discussion and analysis of our plan of operations should be read in conjunction with our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contain forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those presented under the heading of “Risk Factors” and elsewhere in this prospectus.

Plan of Operations

We were incorporated in Delaware in August of 2001 as Glycosylation Technology Inc., and changed our name to Glyconix Corp. in November of 2001. The Company acquired all of its intellectual property from Glycosyn Pharmaceuticals, Inc., University of Michigan and New Concept Therapeutics, a company focused on the research and manufacture of Boron Neutron Capture Therapy (“BNCT”) compounds.

Our intellectual property consists of three purchased patents and world wide license to eight patents held by Michigan University. In addition, we maintain several production and chemical synthesis trade secrets. All eight licensed patents refer to composition of matter (compounds) research based on or directly utilizing our proprietary glycosylation technology, and serve as a proof of concept. The license agreement allows us to prevent competitors from using these methods while we are developing our proprietary product candidates.

Utilizing our own patented glycosylation technology, we have applied for two US Patents in 2005:

•	Camptothecin derivatives and improved synthetic methods,

•	Compositions, methods for preparing amino acids and nuclear magnetic resonance spectroscopy.

The fist one is to cover our product candidate for cancer treatment. The second one is to cover our advance product for BNCT treatment. As of December 31, 2005 both are pending.

We are developing two promising compounds that management believes benefit from glycosylation technology. Our goal is to take product candidates through pre-clinical development, which includes determining a safe starting dose for human clinical trials, designing clinical protocol and securing the manufacturing of clinical supply material. Following the completion of pre-clinical development we plan to file an Investigational New Drug (the “IND”) application with the U.S.

Food & Drug Administration (the “FDA”) or with its international regulatory counterparts. Upon acceptance of the IND by the FDA, Phase I clinical trials will be performed to establish the safe dosage range of the investigational drug. Following successful Phase I studies, Phase II studies will be conducted in limited populations to determine the most efficacious dose prior to larger Phase III studies in broader populations with disease indication. We have estimated the time frame from selecting the lead compound to completing Phase IIA studies to be 3.5 to 4 years. The process of selecting a lead compound involves the screening of glycosylated compounds in cell cultures and limited small animal studies. Estimated time for this process is from eight to twelve months and depends on the type of the compound: anti-infective studies are usually shorter than anti-cancer experiments.

At any time during the preclinical and clinical development programs we will have the option to proceed on our own or to seek a suitable partner. Given the Company’s size, it is anticipated that we will seek a suitable long-term partner for drug development beyond the early-stage clinical development. Management has not identified any such prospective partner companies as of this date.

We have a limited operational track record as well as a small customer base, and have generated limited revenues. Our plan of operations is focused primarily on development of two product candidates and the filing of an IND with FDA in order to begin human clinical trials. The estimated development costs of each product candidate up to IND/Phase I human clinical trials amount to approximately two ($2) million dollars. This figure includes the cost of additional animal studies, assay development, pharmacokinetic studies, toxicology panels, scale-up and certified manufacturing of the drug for future trials.

The Company is currently supplying L-BPA to Harvard/Beth Israel Medical Center in Boston, U.S., Studsvik, Sweden, and The National Commission of Atomic Energy in Argentina, and has also filled orders to customers in Finland and the UK. Clinical trials are currently in Phase I/II in Europe and are anticipated to progress to larger scale Phase III trials in the near future. We also hold the proprietary rights position on high yield synthesis of L-BPA-fructose and are developing an improved proprietary compound. While we have no control over the ongoing clinical trials, we believe that in the event of regulatory approval of BNCT therapy as a treatment method, our expertise in the compound’s manufacturing process will position us to become the preferred supplier of L-BPA to the global market.

At September 30, 2005, our available cash, cash equivalents and investments amounted to approximately $684,000. We expect to use our available cash and expected cash inflows to pay for the following costs and expenditures:

•	Our general and administrative expenses (including salary, general legal and other professional and consulting fees);

•	New patent application fees and the costs associated with making certain upgrades to our intellectual property portfolio;

•	The costs attributable to our research facilities in North Carolina;

•	Preliminary tests for new product candidates developed in our laboratory.

We believe our available cash and cash equivalents and investments of approximately $684,000 and expected revenue stream will be sufficient to sustain our planned operations through the end of the second quarter of 2006, based on our current burn rate of approximately $85,000 per month. We have outstanding debts to Glycosyn Pharmaceuticals (“Glycosyn”) in the amount of approximately $418,000. We are currently in discussions with Glycosyn to settle these debt (See Legal Proceedings section of this document). As such, cash payments to Glycosyn are currently being withheld and could be substantially reduced in the future. Our current cash balance will not be sufficient to repay the Glycosyn obligations as they are currently recognized unless we scale back our immediate planned operations (including layoffs and payment deferrals of various consulting, legal and professional fees), or utilize the funds that we will receive through the exercise of our warrants, if any, and/or raise additional capital in the next nine months in order to sustain our operations.

Our budget through the end of the second quarter of 2006 does not rely on proceeds from this offering, nor on any funds received through exercise of our warrants. However, all new capital inflows will enable us to accelerate our preclinical tests and provide us with an opportunity to commence clinical trials ahead of schedule and to expand our pipe line of product candidates.

Our proposed current projects are as follows:

•	(i) completion of all animal tests and initial IND applications and commencement of Phase I clinical trials for two product candidates: camptothecin derivatives, used in the treatment of cancer, and 1,2-dithiin derivatives, used in infectious deceases treatment;

•	(ii) continuation of our research and development of a pipe line of proprietary product candidates including potential products for BNCT treatment, utilizing out patented proprietary glycosylation technology.

Completion of these projects as well as our ability to satisfy our operational and overhead expense requirements through pre-clinical study and clinical trials are dependent on our raising additional capital over the next six months. Should we fail to generate sufficient cash inflows either from operations or through future equity or debt sales, we may not be able to implement our business plan, complete any of these projects, or sustain our operations through the end of the second quarter of 2006.

Further product development and clinical trials through Phase II will require us to use the funds received through the exercise of our warrants and / or raising of additional capital. The research and development costs from $2,000,000 to $4,000,000 will be needed to fulfill our strategic goal that is: to develop two compound through Phase IIA clinical studies, the initial clinical studies that demonstrate efficacy in a small number of patients, and to license the compounds for the remainder of the clinical development process, including additional Phase II studies to optimize the dose prior to pivotal Phase III, to an appropriate partner. We have not yet identified such a prospective partner as of this date.

As discussed in our risk factors, our business operates in a highly competitive environment. Continued economic slowdown as a result of terrorist attacks, market decline, the war in Iraq, or a combination thereof appears to have resulted in a general reduction of external capital available to start-up pharmaceutical companies. In addition, new drugs could be developed which could compete directly with our product candidates, significantly reducing our potential revenue stream.

Research and Development of Potential Products

The Company currently has two promising products that management believes will benefit from glycosylation. Additionally, the Company is supplying certified production of L-BPA to ongoing Phase I/II clinical trials in Europe. Separately, we plan to leverage our proprietary glycosylation process to generate additional revenues through the formation of collaborative relationships with other pharmaceutical and biotechnology firms.

1	Product Candidate for Cancer Treatment. We plan to perform additional limited in vivo studies with glycosylated camptothecin derivative, GLY 1001, to further advance the development of this product candidate. The product candidate will be scaled-up for manufacture of clinical grade material and will also undergo animal pharmacology and toxicology studies with the goal of submitting an IND for Phase I clinical trials in approximately one year after obtaining adequate financing. Our strategic goal is to develop the compound through Phase IIA clinical studies, the initial clinical studies that demonstrate efficacy in a small number of patients, and to license the compound for the remainder of the clinical development process, including additional Phase II studies to optimize the dose prior to pivotal Phase III, to an appropriate partner. We have not yet identified such a prospective partner as of this date.

The currently marketed camptothecin product analogs are indicated for the treatment of colon, ovarian and small cell lung cancer. Initial animal efficacy studies of our potential product demonstrated activity in a broad range of tumor types including non-small cell lung cancer, prostate cancer and breast cancer.

The company plans to file an IND application with the FDA and/or its international regulatory counterparts in the first quarter of 2007. Depending on whether the FDA approves our IND application, management believes that Phase I clinical trials could begin by the end of the second quarter of 2007.

We estimate our operational expenses with regard to this project will include:

•	Approximately $50,000 for assay development;

•	Approximately $120,000 for production scale-up necessary to manufacture clinical grade material (cGMP);

•	Approximately $260,000 for animal pharmacology;

•	Approximately $1,400,000 for toxicology studies, including regulatory preclinical consulting fees;

•	Approximately $500,000 for Phase I clinical trials.

2	Product Candidate for Infectious Disease Treatment. We plan to perform additional in vitro and in vivo studies with glycosylated 1,2-Dithiin derivatives to further advance the development of this potential product. The compound will be scaled-up for manufacture of clinical grade material and will also undergo animal pharmacology and toxicology studies with the goal of submitting an IND for Phase I clinical trials in two years’

time. Our strategic goal is to develop the compound through Phase IIA clinical studies, the initial clinical studies that demonstrate efficacy in a small number of patients, and to license the compound for the remainder of the clinical development process, including additional Phase II studies to optimize the dose prior to pivotal Phase III, to an appropriate partner. We have not yet identified such a prospective partner as of this date.

The initial clinical indications for this compound will be in patients with serious fungal infections. It is our expectation that the treatment agents will likely be orally or topically administered, with an eventual expansion into the larger superficial fungal disease indications.

We plan to file an IND application with the FDA and/or its international regulatory counterparts in early 2007. Depending on whether the FDA approves our IND application, management believes that Phase I clinical trials could commence by the start of the third quarter of 2007.

We estimate that our operational expenses will include:

•	Approximately $150,000 for lead optimization and analytical development;

•	Approximately $120,000 for production scale-up necessary to manufacture clinical grade material;

•	Approximately $1,300,000 for toxicology studies, including regulatory preclinical consulting fees;

•	Approximately $500,000 for Phase I clinical trials.

3	Potential Product for Boron Neutron Capture Therapy ( “BNCT”). We generate revenue by supplying the L-BPA product to various institutions worldwide that conduct cancer treatments utilizing BNCT concepts. Clinical trials are currently in Phase I/II in Europe and are expected to progress to larger scale Phase III trials in the near future. We have generated approximately $640,000 in revenues from our inception through December 31, 2005 broken down as follows:

a.	Approximately $22,000 or 3% of gross revenues from Harvard/ Beth Israel Medical Center in Boston (USA);

b.	Approximately $5,000 or 1% of gross revenues from Argon National Laboratory (USA);

c.	Approximately $120,000 or 19% of gross revenues from Studsvik (Sweden);

d.	Approximately $15,000 or 2% of gross revenues from The National Commission of Atomic Energy (Argentina);

e.	Approximately $201,000 or 31% of gross revenues from Cancer Research (UK);

f.	Approximately $277,000 or 43% of gross revenues from Yliopeston Apteekki (Finland).

These clinical trials for BNCT treatment method now are going on at three medical institutes, one in Sweden, one in Finland and one in UK. Those treatments are applying to the various forms of cancer and are being done by others. Our role is a supplier of the product candidate using in the treatment. Regulatory approval is undertaking by the various research institutes, not by us. As we are the supplier of choice to these institutes, it is our hope that as their needs expand, our income from this source will grow. We do not control their rate of progress and therefore, can not have any certainty as to how rapidly the need for our product candidate will grow. Since this is not the main focus of our business activities, any revenue from this source will help fund operation.

Glyconix also holds a patent on the process of high yield synthesis of L-BPA-fructose. Scaled-up manufacturing of L-BPA under cGMP conditions is currently outsourced to Syntagon in Sweden.

We have filed a patent application for our improved potential product, which will serve to further optimize the BNCT treatment. We plan to continue to manufacture and market various BNCT products, including our improved potential product. With respect to the latter, we intend to pursue collaboration with qualified institutions and/or commercial partners to explore the efficacy of this new potential product. Those institutions will conduct clinical trials at their own expense, and we will hold an exclusive position as owner and supplier of the product used in approved treatment.

4	Other Potential Product Opportunities. Our proprietary glycosylation process could potentially be applied to numerous types of drugs nearing the end of their respective life cycles, with an immediate addressable market opportunity. Among the benefits offered by our glycosylation process are increased solubility and efficacy and decreased drug toxicity. We will be reimbursed for the development costs of any improved candidates and will share, through licensing, the future profit, if any, from a marketing of these products. No assurances can be given at this time that the Company will achieve any revenues from drug improvement and life cycle extension.

Although it is not our primary focus, we intend to pursue opportunistic development of collaborative partnerships on drug development with other pharmaceutical and biotechnology companies that may benefit from our proprietary technology in extending their existing drug franchise or advancing compound classes stymied in development. Limited revenues from these partnerships may serve to mitigate some of the future financial and operating risks associated with our proprietary drug development programs.

5	Overhead Costs. The Company estimates that our overhead costs over the next two years will amount to approximately $2.0 million dollars, categorized as follows:

•	Approximately $800,000 for laboratory rent, equipment, maintenance and materials;

•	Approximately $900,000 for administrative expenses including salaries, office rent and maintenance;

•	Approximately $300,000 in legal and other expenses, including patent filling fees, financing costs and professional fees.

Results of operations

We are a development stage company and have generated limited revenues from sales of L-BPA. For the years ended December 31, 2004 and 2003 we generated sales of $212,000 and $25,000, respectively. The increase in sales from 2003 to 2004 was attributable to an order of approximately $201,000 from Cancer Research UK. For the nine months ended September 30, 2005 and 2004, we generated sales of $283,000 and $212,000, respectively. The increase in revenue in 2005 can be attributed to new orders from Yliopiston Apteekki, Finland of approximately $278,000. Our total sales since our inception through September 30, 2005 amount to approximately $640,000. Our future revenue plan is uncertain and is depended on progress of cancer treatments performed by third parties. Currently, we supply approximately 60% of L-BPA needs world wide. The margin for certified product made in cGMP (certified laboratory) laboratory in Sweden, is approximately 25%, and represents the difference between the sale price and cost of product payable to Swedish producer. The cost of Non-certified is approximately 55% of gross sales and consists of materials costs, labor and portion of overhead costs, which we made in our laboratory. Approximately $478,000 or 75% of gross revenue were generated from sales of certified product made.

Prior to completion of our private placement in August – November 2004 our financial resources were too limited to engage in any significant research and development activities. Virtually all of our research and operating activities during that time period were funded with cash received through sales and the issuance of promissory notes.

The Company has incurred losses of approximately $818,000 and $737,000 for the years ended December 31, 2004 and 2003, respectively. Our losses for the nine-months ended September 30, 2005 and 2004, and since our inception through September 30, 2005 amounted to $1,578,000, $587,000 and $4,413,000, respectively.

The losses include research and development expense of $354,000 in 2004 and $302,000 in 2003. The increase in research and development expenses during 2004 was attributable to the following:

•	A $33,000 increase in consulting fees for our Chief Scientific Officer;

•	A $13,000 increase in our laboratory maintenance expenses and the cost of materials used in research activities.

Research and development expenses for the nine-months ended September 30, 2005 and 2004, and since our inception through September 30, 2005, amounted to approximately $370,000, $235,000 and 1,368,000, respectively. The increase in research and development expense for the nine-month ended September 30, 2005 versus nine-months ended September 30, 2004 was attributable to the following:

•	A $26,000 increase in rent and utilities expense associated with the new laboratory facilities in North Carolina;

•	A $29,000 increase in the cost of tests for two potential products;

•	A $60,000 increase in research staff compensation, partly due to a newly hired chemist expense and retaining a regulatory consultant in May of 2005.

Our net loss for 2004 and 2003 include approximately $443,000 and $375,000, respectively, in general and administrative expenses. The increase in general and administrative costs in 2004 versus 2003 was attributable to the following:

•	A $24,000 increase in patent and general legal expenses;

•	A $43,000 increase in charges for equity based compensation;

General and administrative expense for the nine months ended September 30, 2005 and 2004, and since our inception through September 30, 2005, amounted to approximately $1,268,000, $322,000 and 3,026,000, respectively. The increase in general and administrative costs for the nine months ended September 30, 2005 versus nine-months ended September 30, 2004 was attributable to the following:

•	A $121,000 increase in compensation under employment contracts with Company officers entered into in April 1, 2005;

•	A $804,000 increase in charges for equity based compensation;

•	A $23,000 increase in rent and utilities, office maintenance, as well as moving expenses and installation costs for our New York office due to additional space rented in November 2004;

•	A $40,000 increase in professional fees.

The majority of our general and administrative expenses were attributable to salaries and consulting fees, rent, and legal expenses. In connection with our Agreement with Glycosyn we have determined that certain property rights were not transferable to the Company. Consequently, during 2002 the Company incurred charges of approximately $478,000 to the general and administrative expense account related to the cost of these property rights.

Our interest expense for the years ended December 31, 2004 and 2003 amounted to approximately $65,000 and $75,000, respectively. The interest expense for the nine months ended September 30, 2005 and 2004, and since our inception through September 30, 2005, stood at approximately $15,000, $65,000 and $220,000, respectively. The decrease in interest expense in 2005 is related to the conversion of $912,000 in principal and accrued interest of our promissory notes into 625,000 shares of common stock in July of 2004.

We received interest income of approximately $9,000 and $0 in 2004 and 2003, respectively, and $6,000, $0 and $15,000 over the nine month periods ended September 30, 2005 and 2004, and since our inception through September 30, 2005, respectively. The increase in interest income resulted from utilizing all funds received from a private sale of the Company’s securities to purchase highly liquid investments with a maturities of three to twelve months.

In 2004, certain officers and stockholders agreed to forgive certain fees and advances. Under the terms of the agreement, unpaid fees in the amount of $438,000 and advances due to officers and stockholders amounting to $11,000 were forgiven. We have treated the forgiven amounts as a capital contribution.

At September 30, 2005, the intrinsic value of 1,262,000 outstanding options was approximately $2,044,000 based on the estimated initial public offering price of $2.00.

Liquidity and Capital Resources

In November of 2004 we completed a private placement of our securities and sold 3,610,000 units at $.50 per unit, with the resulting gross proceeds of $1,805,000. Each unit consisted of one share of common stock and one warrant. The warrants are exercisable at $1.50 per share through January 15, 2008, and are subject to redemption at the Company’s sole option at $.10 per warrant after one year from the date of issuance if the common stock price trading on a national public market averages 150% of the warrant exercise price or $2.25 per share.

The Company generated revenue from sales of L-BPA since its inception through September 30, 2005 totaling approximately $640,000.

Since inception through September 30, 2005 the Company issued various promissory notes totaling approximately $830,000. Of this amount, $810,000 plus accrued interest has been converted into the Company’s common stock. In addition, during 2004 certain advances due to stockholders and officers amounting to approximately $11,000 as well as unpaid consulting fees of approximately $438,000 were forgiven and reclassified as a capital contribution.

We will not receive any proceeds from the sale of 3,610,000 shares of the common stock offering through this prospectus by the Selling Shareholders. However, we will receive proceeds if any or all of the warrants, which have an exercise price of $1.50 per share, are exercised.

The company expects to receive net proceeds of $6,900,000 from the sale of 3,500,000 share of common stock including in this offering. We are planning to employ these funds as follows:

•	Approximately $2,000,000 will be used for general and administrative expenses, including:

(1)	Approximately $800,000 for laboratory rent, equipment, maintenance and materials;

(2)	Approximately $900,000 for administrative expenses including salaries, office rent and maintenance;

(3)	Approximately $300,000 in legal and other expenses, including patent filling fees, financing costs and professional fees

•	Approximately $4,400,000 will be used for research and development expenses, including all costs associated with the preparation and filing of IND applications and commencing Phase I clinical trials for two compounds, approximately $2,330,000 for anti-cancer treatment product candidate and approximately $2,070,000 for anti-fungal product candidate.

•	Approximately $500,000 will be allocated as a working capital.

In the event that we do not sell all 3,500,000 shares included in this offering and our net proceeds amount to less than $6,900,000, our plan of operations will be adjusted accordingly. Sufficiently low proceeds could lead to management opting to advance the development of only one product candidate while that our second product candidate is put on hold. Our expectation can be as follows:

Proposed offering shares	Operating expenses for anti- cancer product development	Operating expenses for anti-fungal product development	General, Administrative and marketing expenses
If 25% of 3,500,000 shares sold	35% of projected expenses – up to approximately $400,000 for toxicology tests (one year project)	Project on hold	One year expenses

If 50% of 3,500,000 shares sold	79% of projected expenses – Up to Phase I clinical tests	Project on hold	Two years expenses with reduction on capital expenditure for approximately $300,000 and salaries for approximately $200,000 (new hired employees)

If 75% of 3,500,000 shares sold	100% of projected expenses	37% of projected expenses – up to approximately $550,000 got toxicology test	100% of projected expenses

If 100% of 3,500,000 shares sold	100% of projected expenses	100% of projected expenses	100% of projected expenses

Our primary capital uses over the past two fiscal years have been as follows:

•	General and administrative expenses, including officer and employee salaries as well as consulting fees;

•	Research and development of our two proprietary product candidates;

•	Rent and utilities expenses for the New York office and our research facilities in North Carolina;

•	Third-party professional expenses, including legal and auditing fees.

On January 20, 2006 we obtained the world wide rights through a license agreement to eight patents held by University of Michigan. We are obligated to pay royalty fees in amount of 2% of net sales or 10% of net amount received from sublicensees, if any.

We believe our available cash and cash equivalents and investments of approximately $684,000 and expected revenue stream will be sufficient to sustain our planned operations through the end of the second quarter of 2006, based on our current burn rate of approximately $85,000 per month. We have outstanding debts to Glycosyn Pharmaceuticals (“Glycosyn”) in the amount of approximately $418,000. We are currently in discussions with Glycosyn to settle these debt (See Legal Proceedings section of this document). As such, cash payments to Glycosyn are currently being withheld and could be substantially reduced in the future. Our current cash balance will not be sufficient to repay the Glycosyn obligations as they are currently recognized unless we scale back our immediate planned operations (including layoffs and payment deferrals of various consulting, legal and professional fees), or utilize the funds that we will receive through the exercise of our warrants, if any, and/or raise additional capital in the next nine months in order to sustain our operations.

We believe we will have to rely on public and private equity and debt financings to fund our liquidity requirements over the intermediate term. We may be unable to obtain any required additional financings on terms favorable to us or at all. If adequate funds are not available on acceptable terms, and if cash and cash equivalents together with any income generated from operations fall short of our liquidity requirements, we may be unable to sustain operations. Continued negative cash flows could create substantial doubt regarding our ability to fully implement our business plan and could render us unable to expand our operations, successfully promote our brand, develop our products and respond to competitive pressures or take advantage of acquisition opportunities, any of which may have a material adverse effect on our business. If we raise additional funds through the issuance of equity securities, our stockholders may experience dilution of their ownership interest, and the newly issued securities may have rights superior to those of our common stock. If we raise additional funds by issuing debt, we may be subject to limitations on our operations, including limitations on the payments of dividends.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

Management’s Discussion and Analysis of Financial Condition and Results of Operations are based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. When preparing our financial statements, we make estimates and judgments that affect the reported amounts on our balance sheets and income statements, and our related disclosure about contingent assets and liabilities. We continually evaluate our estimates, including those related to revenue, allowance for doubtful accounts, reserves for income taxes, and litigation. We base our estimates on historical experience and on various other assumptions, which we believe to be reasonable in order to form the basis for making judgments about the carrying values of assets and liabilities that are not readily ascertained from other sources. Actual results may deviate from these estimates if alternative assumptions or condition are used.

Revenue Recognition

Revenue recognized when from product sales is recognized when product is shipped. Revenue from sales of L-p-BPA is recorded when shipped and title has passed, and the Company has no further obligation.

Patents and Other Intangible Assets

Patents with finite useful lives are stated at cost and are amortized using the straight-line method over the remaining useful lives, ranging from twelve to nineteen years.

The Company evaluates the remaining useful life of intangible assets with finite useful lives each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization. If the evaluation determines that the intangible asset’s remaining useful life has changed, the remaining carrying amount of the intangible asset is amortized prospectively over that revised remaining useful life. The Company evaluates its intangible assets with finite useful lives for impairment whenever events or other changes in circumstances indicate that the carrying amount may not be recoverable. The testing for impairment includes evaluating the undiscounted cash flows of the asset and the remaining period of amortization or useful life. The factors used in evaluating the undiscounted cash flows include projected future operating results and cash flows and any other material factors that may effect the continuity or the usefulness of the asset. If impairment exists, the intangible asset is written down to its fair value based upon discounted cash flows.

In connection with the Agreement with Glycosyn the Company determined that rights to certain property were not transferable to the Company. Consequently, during 2002 the Company charged to general and administrative expenses approximately $478,000 relating to the cost of those rights not obtained.

Assets with infinite lives include manufacturing process which is stated at costs and is not amortized, but tested for impairment at least annually as of December 31 or between annual tests if an event occurs or changes in circumstances that would indicate that the carrying amount may not be recoverable. The testing for impairment includes evaluating the undiscounted cash flows of the asset. The factors used in evaluating the undiscounted cash flows include projected future operating results and cash flows and any other material factors that may effect the continuity or the usefulness of the asset. If impairment exists, the intangible asset is written down to its fair value based upon discounted cash flows.

Net Income (Loss) Per Share

The Company has presented basic and diluted net income (loss) per share pursuant to SFAS No. 128, “Earnings per Share,” and the Securities and Exchange Commission SAB No. 98. In accordance with SFAS No. 128, basic net income (loss) per share has been computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the period. Diluted net income (loss) per share includes the effect, if any, from the potential exercise or conversion of securities, such as stock options, which would result in the issuance of shares of common stock.

Basic and diluted loss per share is based on the net loss divided by the weighted average number of common shares outstanding during the period. No effect has been given to outstanding potential common shares such as options, warrants and convertible instruments in the diluted computation as their effect would be antidilutive.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors. Certain officers and directors of the Company have provided personal guarantees to our various lenders as required for the extension of credit to the Company.

Recent Accounting Pronouncements

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 R (As amended) Accounting for Stock-Based Compensation. This statement is a revision of FASB Statement No 123 and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods and services. It also addresses transactions in which an entity incurs liabilities in exchange for goods and services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. For public entities that are not small business issuers, the implementation of this Statement is required as of the beginning of the first interim or annual reporting period after June 15, 2005. For public entities that are small business issuers, like Glyconix, the implementation of this Statement, is required as of the beginning of the first interim or annual reporting period after December 15, 2005. Management is required to implement this Statements beginning in fiscal year beginning on January 1, 2006 and they are currently evaluating the impact of implementation of this Statement on the Company.

DESCRIPTION OF PROPERTIES

The Company occupies laboratory facility in North Carolina under a lease agreement expiring through March, 2008. On November 1, 2004 the Company signed a five year lease to rent space in New York. Minimum future office and laboratory annual rental payments are as follows:

Year ended December 31,
2005	$112,000
2006	$131,000
2007	$140,000
2008	$106,000
2009	$37,000

$526,000

From August 2002 through October 2004, the Company rented office space on a month-to month arrangement from a company whose principal stockholder was a Director and shareholder. Such arrangement ceased September 30, 2004 and rent expenses to this related party amounted to $9,000 and $16,000 during the years ended December 31, 2004 and 2003 respectively.

Total rent expense including amount paid to related parties were approximately $67,000 and $71,000 for the years ended December 31, 2004 and 2003, respectively. The Company’s rent expense including amounts paid to related parties, for nine-month period ended September 30, 2005 and 2004 were $65,000 and $50,000, respectively.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

Stockholders of Our Common Shares

As of the date of this registration statement, we have 93 registered shareholders.

Rule 144 Shares

Apart from the founder’s shares, most of our common stock will be available for resale to the public in accordance with the volume and trading limitations of Rule 144 of the Securities Act of 1933, as amended. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company’s common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1. 1% of the number of shares of the company’s common stock then outstanding which, in our case, will equal approximately 200,000 shares of common stock as of the date of this prospectus; or

2. the average weekly trading volume of the company’s common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about our company.

Under Rule 144(k), a person who is not one of our company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Stock Option Grants

There were 1,262,000, 570,000 and 295,000 outstanding options for the nine month period ended September 30, 2005, for the years ended December 31, 2004 and 2003, respectively.

Registration Rights

We have not granted registration rights to the Selling Shareholders or to any other persons.

Interests of Named Experts and Counsel

None of the experts named herein was or is a promoter, underwriter, voting trustee, director, officer or employee of our company. Further, none of the experts was hired on a contingent basis and none of the experts named herein will receive a direct or indirect interest in our company.

Legal Matters

The validity of the common stock offered hereby will be passed upon for us by our independent legal counsel, Joseph I. Emas, Esq., 1224 Washington Avenue, Miami Beach, Florida.

Accounting Matters

Our financial statements as of December 31, 2004, and for each of the years in the two year period then ended, and for the period August 21 2001 (inception) through December 31, 2004 included in this prospectus have been audited by Eisner LLP, an independent Registered Public Accounting Firm, as set forth in their report included herein, which contains an explanatory paragraph relating to the existence of substantial doubt about our ability to continue as a going concern. The financial statements referred to above are included in reliance on the report of such firm given on their authority as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures with any of our accountants for the year ended December 31, 2004.

We have not had any other changes in nor have we had any disagreements, whether or not resolved, with our accountants on accounting and financial disclosures during our two recent fiscal years or any later interim period.

ADDITIONAL INFORMATION

Currently, we are not required to deliver our annual report to security holders. However, we will voluntarily send an annual report, including audited financial statements, to any shareholder that requests it. We are subject to the information requirements of the Securities Exchange Act of 1934 and in accordance therewith will file reports, proxy statements and other information with the Commission and provide shareholders with the information required under the Securities Act of 1934.

We are filing this registration statement on form SB-2 under the Securities Act of 1933, as amended, with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. Statements made in this registration statement are summaries of the material terms of the referenced contracts, agreements or documents of Glyconix Corp. and are not necessarily complete. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving Glyconix Corp., and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials.

FINANCIAL STATEMENTS

Index to Financial Statements:

Page
Financial Statements

Report of independent registered public accounting firm	F-2

Balance sheets as of September 30, 2005 (unaudited) and December 31, 2004	F-3

Statements of operations for the nine-month period ended September 30, 2005 and 2004, and for the period August 21, 2001 (inception) through September 30, 2005 (unaudited), and for the years ended December 31, 2004 and 2003, and for the period August 21, 2001 (inception) through December 31, 2004

F-4

Statements of changes in stockholders’ equity (capital deficiency) for the period August 21, 2001 (inception) through December 31, 2001 and for the years ended December 31, 2004, 2003 and 2002, and for the nine month period ended September 30, 2005 (unaudited)

F-5

Statements of cash flows for the nine-month period ended September 30, 2005 and 2004 (unaudited), and for the period August 21, 2001 (inception) through September 30, 2005 (unaudited), and for the years ended December 31, 2004 and 2003, and for the period August 21, 2001 (inception) through December 31, 2004

F-8

Notes to financial statements	F-10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Glyconix Corp.

We have audited the accompanying balance sheet of Glyconix Corp. (a development stage company) (the “Company”) as of December 31, 2004, and the related statements of operations, changes in stockholders’ equity (capital deficiency) and cash flows for each of the years in the two-year period ended December 31, 2004, and for the period from August 21, 2001 (inception) through December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of Glyconix Corp. as of December 31, 2004, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2004, and for the period from August 21, 2001 (inception) through December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company has not been able to generate sufficient cash flow from operating activities to sustain its operations and since it has incurred net losses since inception and is delinquent on certain obligations, it has been dependent on equity and debt financing to support its business efforts. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Eisner LLP

New York, NY

April 20, 2005

GLYCONIX CORP.

(a development stage company)

Balance Sheets

	September 30, 2005	December 31, 2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$484,000	$176,000
Marketable securities held to maturity	200,000	1,174,000
Prepaid expenses and other assets	3,000	—

Total current assets	687,000	1,350,000
Fixed assets, net	18,000	29,000
Acquired intangible assets, less accumulated amortization of $82,000 and $67,000, respectively	231,000	246,000
Other assets	30,000	11,000
Deferred offering costs	28,000	—

Total assets	$994,000	$1,636,000

LIABILITIES
Current liabilities:
Accounts payable	$168,000	$106,000
Due to officer	8,000	8,000
Accrued expenses	30,000	126,000
Due to Glycosyn Pharmaceuticals, Inc. – past due	418,000	405,000
Due to The University of Michigan	334,000	334,000
Convertible promissory notes (including accrued interest of $7,000 and $6,000) – past due	27,000	26,000

Total current liabilities	985,000	1,005,000

Commitments and other matters (Note I)

STOCKHOLDERS’ EQUITY
Preferred stock - $.01 par value, 5,000,000 authorized cumulative dividend right preferred stock; none issued	—	—
Common stock - $.01 par value, 40,000,000 shares authorized; 19,450,000 shares issued	195,000	195,000
Additional paid-in capital	4,913,000	3,277,000

	5,108,000	3,472,000
Deficit accumulated during the development stage	(4,413,000)	(2,835,000)
Less: deferred compensation	(680,000)	—
Less: subscriptions receivable	(6,000)	(6,000)
Less: treasury stock (100,000 shares of common stock at September 30, 2005)	—	—

Total stockholders’ equity	9,000	631,000

Total liabilities and stockholders’ equity	$994,000	$1,636,000

See notes to financial statements

GLYCONIX CORP.

(a development stage company)

Statements of Operations

	Nine-month period ended September 30,		August 21, 2001 (Inception) Through September 30, 2005	Year ended December 31,		August 21, 2001 (Inception) Through December 31, 2004
	2005	2004		2004	2003
	(unaudited)		(unaudited)
Net sales (Note I[4])	$283,000	$212,000	$640,000	$212,000	$25,000	$357,000

Costs and expenses:
Cost of sales	214,000	177,000	454,000	177,000	10,000	240,000
Research and development	370,000	235,000	1,368,000	354,000	302,000	998,000
General and administrative	1,268,000	322,000	3,026,000	443,000	375,000	1,758,000

	1,852,000	734,000	4,848,000	974,000	687,000	2,996,000

Other income (expenses):
Interest expense	15,000	65,000	220,000	65,000	75,000	205,000
Interest income	(6,000)	—	(15,000)	(9,000)	—	(9,000)

Net loss	$(1,578,000)	$(587,000)	$(4,413,000)	$(818,000)	$(737,000)	$(2,835,000)

Basic and diluted loss per common share	$(0.08)	$(0.07)		$(0.08)	$(.12)

Weighted average number of shares outstanding – basic and diluted	19,428,000	8,981,000		10,886,000	6,364,000

See notes to financial statements

GLYCONIX CORP.

(a development stage company)

Statements of Changes in Stockholders’ Equity (Capital deficiency)

	Common Stock		Additional Paid-in Capital	Deficit accumulated During the Development Stage	Deferred Compensation	Subscriptions Receivable	Total
	Shares	Amount
Shares issued to founders at $.01 per share - August 22, 2001	3,390,000	$34,000				$(11,000)	$23,000
Shares issued to founders for services at $.01 per share - August 22, 2001	530,000	5,000					5,000
Sale of shares at $.01 per share - September 1, 2001	285,000	3,000				(3,000)
Shares issued to stockholder of New Concept Therapeutics, Inc. at $.01 per share - October 12, 2001	300,000	3,000					3,000
Shares issued to Glycosyn Pharmaceuticals Inc. at $.01 per share - October 18, 2001	810,000	8,000					8,000
Shares issued to consultant at $.05 per share - November 1, 2001	500,000	5,000	$20,000				25,000
Net loss for the period since inception				$(210,000)			(210,000)

Balance - December 31, 2001	5,815,000	$58,000	$20,000	$(210,000)		$(14,000)	$(146,000)
Shares issued to director at $.05 per share - January 18, 2002	60,000	1,000	2,000			(1,000)	2,000
Estimated fair value of shares transferred by stockholders to note holder – February 1, 2002			35,000				35,000
Collection of subscription receivable – February 2, 2002						2,000	2,000
Shares issued to members of the Scientific Advisory Board at $.05 per share - February 27, 2002 through March 5, 2002	125,000	1,000	5,000			(1,000)	5,000
Collection of subscriptions receivable - July 10, 2002						1,000	1,000
Estimated fair value of options issued to Scientific Advisory Board members and consultants			2,000				2,000
Collection of subscription receivable – October 20, 2002						1,000	1,000
Collection of subscriptions receivable – November 26, 2002						1,000	1,000
Collection of subscription receivable – December 12, 2002						1,000	1,000
Net loss for the year				(1,070,000)			(1,070,000)

Balance - December 31, 2002	6,000,000	$60,000	$64,000	$(1,280,000)		$(10,000)	$(1,166,000)

	Common Stock		Additional Paid-in Capital	Deficit accumulated During the Development Stage	Deferred Compensation	Subscriptions Receivable	Total
	Shares	Amount
Collection of subscription receivable – May 19, 2003						8,000	8,000
Estimated fair value of shares transferred to note holder and consultant – May 19, 2003			17,000				17,000
Exercise of options September 1, 2003	1,100,000	11,000	44,000				55,000
Estimated fair value of options issued to Scientific Advisory Board members and consultants			2,000				2,000
Net loss for the year				(737,000)			(737,000)

Balance - December 31, 2003	7,100,000	$71,000	$127,000	$(2,017,000)		$(2,000)	$(1,821,000)
Estimated value of warrants issued to convertible note holder’s – January 15, 2004			7,000				7,000
Options exercised – March 1, 2004	200,000	2,000	8,000			(10,000)	0
Sale of shares to employees at $.05 per share - March 1, 2004	1,640,000	17,000	65,000			(82,000)	0
Fair value of shares issued to consultant at $0.01 per share - May 20, 2004	5,900,000	59,000	(59,000)				0
Conversion of promissory notes – July 1, 2004	625,000	6,000	906,000				912,000
Estimated fair value of warrants issued to consultants – July 1, 2004			5,000				5,000
Contribution of payable and advances by officers/stockholders – July 1, 2004			449,000				449,000
Collection of subscription receivable – July 1, 2004						88,000	88,000
Exercise of warrants – July 15, 2004	245,000	3,000	9,000				12,000
Options exercised by officers and consultants – August 1, 2004	130,000	1,000	5,000				6,000
Estimated fair value of options issued to consultant – August 1, 2004			7,000				7,000

GLYCONIX CORP.

(a development stage company)

Statements of Changes in Stockholders’ Equity (Capital deficiency)

(Continued)

	Common Stock		Additional Paid-in Capital	Deficit accumulated During the Development Stage	Deferred Compensation	Subscriptions Receivable	Total
	Shares	Amount
Estimated fair value of options issued to Scientific Advisory Board members – August 1, 2004			14,000				14,000
Sale of Units at $0.50 per unit – August 31, 2004	1,000,000	10,000	490,000				500,000
Sale of Units at $0.50 per unit – November 9, 2004	2,610,000	26,000	1,279,000				1,305,000
Cost of offering			(35,000)				(35,000)
Net loss for the year				(818,000)			(818,000)

Balance – December 31, 2004	19,450,000	$195,000	$3,277,000	$(2,835,000)	$0	$(6,000)	$631,000
Estimated fair value of options granted to consultant – March 1, 2005			238,000				238,000
Estimated fair value of options granted to Scientific Advisory Board members – March 1, 2005			30,000				30,000
Estimated fair value of options granted to consultant – May 22, 2005–September 30, 2005			17,000				17,000
Estimated value of options granted to Board of Directors – August 1, 2005			150,000		(150,000)		0
Estimated value of options granted to employees – September 1, 2005			804,000		(804,000)		0
Estimated fair value of options granted to Board of Directors – September 1, 2005			15,000		(15,000)		0
Estimated fair value of options granted to Scientific Advisory Board members – September 1, 2005			17,000				17,000
Estimated value of options granted to employee – September 14, 2005			365,000		(365,000)		0
Deferred compensation expense					654,000		654,000
Net loss for nine - month period ended September 30, 2005				(1,578,000)			(1,578,000)

Balance – September 30, 2005 (unaudited)	19,450,000	$195,000	$4,913,000	$(4,413,000)	$(680,000)	$(6,000)	$9,000

See notes to financial statements

GLYCONIX CORP.

(a development stage company)

Statements of Cash Flows

	Nine-month Period Ended September 30,		August 21, 2001 (Inception) Through September 30, 2005	Year Ended December 31,		August 21, 2001 (Inception) Through December 31, 2004
	2005	2004		2004	2003
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net loss	$(1,578,000)	$(587,000)	$(4,413,000)	$(818,000)	$(737,000)	$(2,835,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	28,000	31,000	165,000	41,000	41,000	137,000
Value assigned to equity and compensatory stock	910,000	57,000	1,029,000	80,000	19,000	119,000
Charge for patent rights not obtained			478,000			478,000
Accrued interest	14,000	51,000	151,000	56,000	56,000	137,000
Changes in:
Prepaid expenses and other assets	(22,000)	(7,000)	(33,000)	(1,000)	30,000	(11,000)
Accounts payable & accrued expenses	(17,000)	169,000	755,000	114,000	212,000	772,000

Net cash used in operating activities	(665,000)	(286,000)	(1,868,000)	(528,000)	(379,000)	(1,203,000)

Cash flows from investing activities:
Purchase of fixed assets	(1,000)	(3,000)	(62,000)	(23,000)	—	(61,000)
Redemption and (purchase) of investments	974,000	—	(200,000)	(1,174,000)	—	(1,174,000)
Payment to Glycosyn Pharmaceuticals, Inc.	—	(5,000)	(70,000)	(5,000)	—	(70,000)

Net cash provided by (used in) investing activities	973,000	(8,000)	(332,000)	(1,202,000)	—	(1,305,000)

Cash flows from financing activities:
Bank overdraft		(7,000)	—	(7,000)	(4,000)
Proceeds from sale of common stock and exercise of options and warrants		1,006,000	1,854,000	1,776,000	48,000	1,854,000
Capital lease payments		(8,000)	(25,000)	(8,000)	(12,000)	(25,000)
Proceeds from issuing of convertible promissory notes		135,000	831,000	135,000	338,000	831,000
Advances from officers and stockholders, net	—	10,000	24,000	10,000	9,000	24,000

Net cash provided by financing activities	—	1,136,000	2,684,000	1,906,000	379,000	2,684,000

Net increase in cash and cash equivalents	308,000	842,000	484,000	176,000	0	176,000
Cash and cash equivalents at beginning of period	176,000	—	—	—	—	—

Cash and cash equivalents at end of period	$484,000	$842,000	$484,000	$176,000	$0	$176,000

GLYCONIX CORP.

(a development stage company)

	Nine-month Period Ended September 30,		August 21, 2001 (Inception) Through September 30, 2005	Year Ended December 31,		August 21, 2001 (Inception) Through December 31, 2004
	2005	2004		2004	2003
Supplemental disclosures of cash flow information:
Cash paid for interest			$12,000	$1,000	$7,000	$12,000
Noncash investing and financing activities:
Fixed asset acquisitions under capital leases			$25,000			$25,000
Acquisition of intangibles:
Due to Glycosyn Pharmaceuticals, Inc.			$453,000			$453,000
Due to The University of Michigan			$334,000			$334,000
Issuance of common stock			$11,000			$11,000
Due to New Concept Therapeuticals, Inc			$15,000			$15,000
Convertible promissory notes and accrued interest exchange for common stock		$912,000	$912,000	$912,000		$912,000
Officers and shareholders contributions of payable and advances		$449,000	$449,000	$449,000		$449,000
Advances and fees exchanged for payment for common stock and exercise of options/warrants		$115,000	$115,000	$100,000	$15,000	$115,000
Return of 100,000 shares of common stock from New Concept Therapeutics, Inc. and placed in treasury	$-0-

See notes to financial statements

GLYCONIX CORP.

(a development stage company)

unaudited with respect to September 30, 2005 and nine-months period ended September 30, 2005 and 2004)

NOTE A - THE COMPANY

Glyconix Corp. (the “Company”) (formerly Glycosylation Technologies, Inc.) was incorporated on August 21, 2001 and is in the development stage. The Company is engaged in the discovery of proprietary small molecule therapeutics and related carbohydrate chemistry, as well as the development of proprietary L-p-Boronophenylalanine (“L-p-BPA” or “boron”) manufacturing and boron delivery technologies. The Company’s efforts had been principally devoted to research and development, capital formation and organizational development. Currently the Company’s revenue source is from the sale of boron to foreign customers.

The Company’s financial statements have been prepared assuming that the Company will continue as a going concern which contemplated the realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred cumulative losses of $4,413,000 and $2,835,000 for the period August 21, 2001 (inception) through September 30, 2005 and December 31, 2004, respectively, and has been dependent on funding operations through the issuance of convertible debt and private sale of equity securities and is past due on certain obligations. Management’s plans include continuing to finance operations through attempting a private or public placement of debt and/or equity securities, reducing expenditures and increasing sales volume. However, no assurance can be given at this time as to whether the Company will be able to achieve these objectives. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustment relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

[1]	Unaudited interim periods:

The accompanying financial statements as of September 30, 2005 and for the nine-month periods ended September 30, 2005 and 2004 and for the period August 21, 2001 (inception) through September 30, 2005 are unaudited but, in the opinion of management of the Company, reflect all adjustments (consisting only of normal and recurring adjustments) necessary for fair presentation. The results of operations for nine-month periods are not necessarily indicative of the results that may be expected for the full year ending December 31, 2005.

[2]	Fixed assets:

Fixed assets are stated at cost. Depreciation (including depreciation on assets held under capital leases) is provided using the straight-line method over the estimated useful lives of three years.

[3]	Patent and other intangibles:

Purchased patents and patent rights, are stated at cost and are being amortized using the straight-line method over the remaining useful lives of the underlying patents and is being charged to research and development expense (see Note C).

The Company reviews its patents for impairment whenever events or changes in circumstances indicate that the carrying amount of the patents may not be recoverable. In performing the review, the Company estimates undiscounted cash flows from products under development, which are covered by these patents.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impairment based on the estimated fair value of the patents would be recognized if those estimated cash flows were less than the unamortized costs. Related patents are grouped in estimating future cash flows to determine whether patents are impaired and in measuring the amount of the impairment.

Acquired intangibles consisting of manufacturing process is stated at costs and is not amortized, but tested for impairment at least annually as of December 31 or between annual tests if an event occurs or changes in circumstances that would indicate that the carrying amount may not be recoverable. The testing for impairment includes evaluating the undiscounted cash flows of the asset. The factors used in evaluating the undiscounted cash flows include projected future operating results and cash flows and any other material factors that may effect the continuity or the usefulness of the asset. If impairment exists, the intangible asset is written down to its fair value based upon discounted cash flows.

[4]	Research and development:

Research and development costs are charged to expense as incurred.

GLYCONIX CORP.

(a development stage company)

unaudited with respect to September 30, 2005 and nine-months period ended September 30, 2005 and 2004)

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

[5]	Cash and cash equivalents:

The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

[6]	Marketable securities:

The Company classifies its marketable securities as held to maturity (maturity through December 31, 2005) and are carried at amortized cost. Marketable securities at September 30, 2005 and December 31, 2004 consist principally of debt securities issued by U.S. Government agencies. The market value of such securities at September 30, 2005 and December 31, 2004 was approximately $200,000 and $1,174,000, respectively.

[7]	Loss per common share:

Basic and diluted loss per share is based on the net loss divided by the weighted average number of common shares outstanding during the period. No effect has been given to outstanding potential common shares such as options, warrants and convertible instruments in the diluted computation as their effect would be antidilutive. The number of potentially dilutive securities excluded from computation of diluted loss per share was as follows:

	Nine-month period ended September 30,		Year ended December 31,
	2005	2004	2004	2003
Options	1,262,000	570,000	570,000	295,000
Unvested shares		5,900,000
Warrants	3,640,000	1,030,000	3,640,000	0

	4,902,000	7,500,000	4,210,000	295,000

[8]	Stock-based compensation:

As permitted under SFAS No. 148, “Accounting for Stock-Based compensation – Transition and Disclosure,” which amended SFAS No. 123, “Accounting for Stock-Based Compensation,” the Company has elected to continue to follow the intrinsic value method in accounting for stock-based employee compensation arrangements as defined by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”). Under the provisions of APB No. 25, compensation cost for stock options is measured as the excess, if any, of the fair price of the Company’s common stock at the date of the grant over the amount an employee or director must pay to acquire the stock. If the Company had applied the fair value recognition provision of SFAS No. 123 to Stock-based Compensation, the effect on net loss and net loss per share would have been as follows:

	Nine-month period ended September 30,		Year ended December 31,
	2005	2004	2004	2003
Net Loss	$(1,578,000)	$(587,000)	$(818,000)	$(737,000)
Total stock – based compensation under intrinsic value method	654,000
Total stock-based compensation expense determined under fair value based method for all award net of related tax effect	(722,000)	(2,000)	(7,000)	(2,000)

Pro forma net loss attributable to common stockholders	$(1,646,000)	$(589,000)	$(825,000)	$(739,000)

Net loss per common shares (basic and diluted):
As reported	$(.08)	$(.07)	$(.08)	$(.12)
Pro forma	$(.08)	$(.07)	$(.08)	$(.12)

GLYCONIX CORP.

(a development stage company)

unaudited with respect to September 30, 2005 and nine-months period ended September 30, 2005 and 2004)

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The weighted-average fair value per stock option granted was $1.68 and $.03 for nine-month period ended September 30, 2005 and 2004, and $.03 and $.02 for the years ended December 31, 2004 and 2003, respectively. We estimated fair value using the Black-Scholes option pricing model with the following assumptions:

	Nine-month period ended September 30,		Year ended December 31,
	2005	2004	2004	2003
Expected life in years	5	5	5	5
Interest rate	3.72% – 4.18%	2.97%	2.97%	3.37%
Volatility	70%	70%	70%	30%
Dividend yield	0%	0%	0%	0%

[9]	Fair value of financial instruments:

The carrying value of the convertible promissory notes approximates its fair value.

[10]	Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Such estimation include the selection of assumptions underlying the calculation of the fair value of options. Actual results could differ from those estimates.

[11]	Revenue recognition:

Revenue from sales of L-p-BPA is recorded when shipped and title has passed, and the Company has no further obligation.

[12]	Recent accounting pronouncement:

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” which amends SFAS No. 123 and 95 (“FAS 123R”). FAS 123R is applicable for all interim and fiscal periods beginning after December 15, 2005. Therefore, the Company expects to adopt it during fiscal 2006. FAS 123R sets accounting requirements for “share-based” compensation to employees and requires companies to recognize in the statements of operations the grant-date fair value of stock options and other equity-based compensation issued to employees for share-based compensation. The Company is currently evaluating the impact that FAS 123R will have on its result of operations.

[13]	Income Taxes:

The Company accounts for income taxes using the asset and liability method described in SFAS No. 109, “Accounting For Income Taxes” the objective of which is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting and the tax based of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such amount are realized or settled. A valuation allowance related to deferred tax assets is recorded when it is more likely then some portion or all of the deferred tax assets will not be realized.

NOTE C - ACQUISITION OF TECHNOLOGY

[1]	Agreement with Glycosyn Pharmaceuticals, Inc. (“Glycosyn”):

In October 2001, the Company acquired certain patents and related intellectual property rights (the “Property Rights”) from Glycosyn Pharmaceutical, Inc., a Delaware corporation owned primarily by foreign persons (“Glycosyn”) pursuant to an Intellectual Property Purchase Agreement (the “Agreement”). The Agreement called for the sale of the Property Rights in exchange for $750,000 (the “Note”) and the assumption of approximately $334,000 of liability to University of Michigan.

GLYCONIX CORP.

(a development stage company)

unaudited with respect to September 30, 2005 and nine-months period ended September 30, 2005 and 2004)

NOTE C - ACQUISITION OF TECHNOLOGY (CONTINUED)

In addition, Glycosyn subscribed to 810,000 shares of common stock at $.01 per share, ($8,000) payment for which has been offset against the amount owed.

The $750,000 is payable $5,000 per month until the Company completes a private placement of approximately $3,000,000, thereafter, the monthly payment will increase to $10,000, with the balance payable in full on completion of a secondary offering. During the period ended December 31, 2001, the Company paid certain liabilities of Glycosyn of approximately $65,000 in lieu of the monthly payments. The Agreement did not provide for interest payments, consequently the principal payments have been discounted to their present value at an interest rate of 9% resulting in a principal amount of $453,000. At December 31, 2004 future minimum payments are due as follows:

Year Ended December 31,	Amount
2004	$124,000
2005	60,000
2006	60,000
Thereafter	430,000

Total minimum payments	674,000
Less amounts representing interest	269,000

Present value of future payments	$405,000

The Company has learned that Glycosyn breached the Agreement since they did not have proper title to all Property Rights and therefore did not have ability to transfer certain of the intellectual property sold to the Company under the Agreement (see Note E). As a result of the deficiencies in the Agreement, the Company stopped making payments under the Note. The Company contends that because of the material breach in the Agreement and Glycosyn’s inability to transfer title to certain Property Rights as required by the Agreement, the Company has been materially and adversely affected, did not receive the consideration it was supposed to receive under the Agreement and therefore, is not required to repay the Note. To date, no claim or litigation has been filed in any court by Glycosyn or its stockholders. The Company is currently in discussion with Glycosyn to resolve this matter.

[2]	Agreement with New Concept Therapeutics, Inc. (“NCT”):

On October 12, 2001, the Company acquired certain technology from NCT for the manufacture of boron for $15,000, payable $1,500 per month. In addition, the sole stockholder of NCT was granted 300,000 shares of common stock valued at $3,000. On September 1, 2001, the Company acquired certain fixed assets from NCT for $17,000. . New Concept Therapeutics, Inc. was dissolved in 2004.

NOTE D - FIXED ASSETS

Fixed assets are summarized as follows:

	September 30, 2005	December 31, 2004
Computers	$17,000	$15,000
Furniture & Fixture	5,000	5,000
Laboratory equipment	66,000	66,000

Total	88,000	86,000
Less accumulated depreciation	70,000	57,000

Net	$18,000	$29,000

Depreciation expense for the nine-month periods ended September 30, 2005 and 2004, and years ended December 31, 2004 and 2003 were $13,000, $16,000, $20,000 and $21,000 respectively.

GLYCONIX CORP.

(a development stage company)

unaudited with respect to September 30, 2005 and nine-months period ended September 30, 2005 and 2004)

NOTE E - ACQUIRED INTANGIBLES ASSETS

Acquired intangibles are summarized as follows:

	September 30, 2005			December 31, 2004
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net	Amortization Period
Amortized intangible assets:
Patents	$295,000	$82,000	$213,000	$295,000	$67,000	$228,000	12-19 Yrs

Unamortized intangible assets:
Manufacturing process	$18,000		$18,000	$18,000		$18,000

Aggregate amortization expense:
For nine-month period ended September 30, 2005	$15,000
For nine-month period ended September 30, 2004	16,000
For the year ended December 31, 2003	21,000
For the year ended December 31, 2004	21,000
Estimated amortization expense:
For the year ended December 31, 2005	21,000
For the year ended December 31, 2006	21,000
For the year ended December 31, 2007	21,000
For the year ended December 31, 2008	21,000
For the year ended December 31, 2009	21,000
Thereafter	123,000

$228,000

In connection with the Agreement with Glycosyn the Company determined that rights to certain property were not transferable to the Company. Consequently, during 2002 the Company charged to general and administrative expenses approximately $478,000 relating to the cost of those rights not obtained.

NOTE F - STOCKHOLDERS’ EQUITY

[1]	Common stock:

On August 22, 2001 the Company issued 3,920,000 shares of common stock at par to its founders (payable $34,000 in cash and $5,000 in lieu of services)

On September 1, 2001, the Company sold 285,000 shares of common stock for $3,000.

On October 12, 2001, the Company issued 300,000 shares of common stock valued at $3,000 to the principal stockholder of NCT for the acquisition of a certain technology from NCT for the manufacture of L-BPA (See Note C [2]).

On October 18, 2001 the Company issued 810,000 shares of common stock to Glycosyn Pharmaceuticals Inc. for acquisition of certain patents’ rights and technologies (See Note C [1]).

On November 1, 2001, in connection with a consulting agreement the Company issued 500,000 shares of common stock at their estimated fair value of $25,000, which was charged to operations.

On January 18, 2002 the Company issued 60,000 shares of common stock to a member of the board of director and valued the shares at $3,000 (payable $1,000) and charged $2,000 to expense.

On February 1, 2002 certain shareholders transferred 700,000 shares of common stock to another shareholder who is also a convertible promissory note holder (see Note G). Such shares were value to their estimated fair value of $35,000 and charge to interest expenses.

GLYCONIX CORP.

(a development stage company)

unaudited with respect to September 30, 2005 and nine-months period ended September 30, 2005 and 2004)

NOTE F - STOCKHOLDERS’ EQUITY (CONTINUED)

During the period February 27, 2002 through March 5, 2002 the Company sold an aggregate of 125,000 shares of common stock to members of the Scientific Advisory Board. The difference between the fair value of the stock and its par value of $5,000 was recorded as an expense.

On May 19, 2003 certain shareholders transferred 230,000 shares of common stock to shareholders who are also a convertible promissory note holders (see Note G). Such shares were value at their estimated fair value of $12,000 and charge to interest expense. In addition, the stockholders transferred 100,000 shares of common stock to a consultant. Such shares were value at their estimated fair value of $5,000 and expensed.

On September 1, 2003 1,100,000 shares were issued in connection with the exercise of options.

On March 1, 2004 200,000 options were exercised by an employee/officer, which payment was made on July 1, 2004 through the offset of amounts due to such employee/officer.

On March 1, 2004 1,640,000 shares of common stock at $.05 per share were issued to the employees. Such payment of $78,000 was offset against amounts due to such employees effective July 1, 2004 and $4,000 remains unpaid.

On May 20, 2004 the Company issued 5,900,000 shares of common to JED Management LLC in connection with a private placement, subject to an escrow agreement requiring completion of certain conditions. On November 9, 2004 such conditions were met on completion of private placement.

On July 1, 2004 the Company issued 625,000 shares of common stock in exchange for certain notes and accrued interest aggregating $912,000. In addition 245,000 warrants to buy the Company’s stock at $.05 per share were exercised in July 2004 (See Note F[3]).

On August 1, 2004, 130,000 shares of common stock were issued to officers and director of the Company in connection with the exercise of options.

During the period from August 23, 2004 through November 9, 2004 the Company completed a private placement of its securities and sold 3,610,000 units at $.50 per unit and raised gross proceeds of $1,805,000. Each unit consisted of one share of common stock and one warrant. The warrant is exercisable at $1.50 per share through January 15, 2008. The warrants are subject to redemption at the Company’s sole option after one year from date of issuance if the common stock price has average 150% of warrants exercise price per share at redemption price $.01 per warrant. (See Note F[3]).

On August 1, 2005 the Company entered into an agreement with Pamela Spielvogel, the deceased spouse of David Spielvogel, who was a sole stockholder, board member and officer of NCT. Pamela Spielvogel agreed to return to the Company 100,000 shares of common stock of the 300,000 shares originally issued(see Note C[2]). The 100,000 shares of common stocks have been placed in treasury. In addition, liabilities in the amount of approximately $4,000 owed to NCT were discharged in full in lieu of $2,000 payment.

[2]	Stock options:

In August 2001, the Board of Directors and the stockholders of the Company approved a 2001 Stock Option Plan (the “2001 Plan”) that provides for the granting of options to purchase up to 2,000,000 shares of common stock, pursuant to which officers, directors, employees and scientific advisors are eligible to receive stock options. Options granted under the 2001 Plan are exercisable for a period of up to 5 years from date of grant at an exercise price which is not less than the fair value of the common stock on date of grant, except that the exercise period of options granted to a stockholder owning more than 10% of the outstanding capital stock may not exceed five years and their exercise price may not be less than 110% of the fair value of the common stock at date of grant. Generally, 2001 Plan options generally vest 50% immediately and 50% on the anniversary date of the grant.

On December 23, 2004, the Board of Directors and on August 8, 2005 the shareholders of the Company approved a 2005 Stock Option Plan (the “2005 Plan”) that provides for the granting of options to purchase up to 1,500,000 shares of common stock pursuant to which officers, directors, employees, consultants and scientific advisors are eligible to receive stock options.

During the years ended December 31, 2004, 2003 and 2002 the Company granted to members of Scientific Advisory Board as a compensation for their services options to purchase common stock: 30,000, 55,000 and 25,000 options to purchase common stock, respectively. In connection therewith the Company recorded charges of $24,000, $17,000, $19,000, $1,000 and $1,000 for the nine-months ended September 30, 2005 and 2004 and the years ended December 31, 2004, 2003 and 2002, respectively based on the Black-Scholes option pricing model.

GLYCONIX CORP.

(a development stage company)

unaudited with respect to September 30, 2005 and nine-months period ended September 30, 2005 and 2004)

NOTE F - STOCKHOLDERS’ EQUITY (CONTINUED)

During the years ended December 31, 2004, 2003, 2002 and 2001 the Company granted to consultants as a compensation for their services options to purchase common stock: 365,000, 30,000, 150,000 and 100,000 options to purchase common stock, respectively. In connection therewith the Company recorded charges of $196,000, $35,000, $49,000, $1,000, $1,000 and $0 for the nine month ended September 30, 2005 and 2004 and the years ended December 31, 2004, 2003, 2002 and 2001, respectively based on the Black-Scholes option pricing model. On September 14, 2005, 243,000 unvested options granted to interim CEO in 2004 were forfeited upon his resignation.

On May 22, 2005, the Company has retained a consultant to perform regulatory consulting and related medical research services for the Company. The Company issued options to purchase 16,000 shares of common stock at $.50 per share pursuant to the Company’s 2005 Plan. Such grant vests at 2,000 options per month. During the nine months ended September 30, 2005 the Company recorded a charge of $17,000 relating to the vested options based on the Black-Scholes option pricing model. The Company will record additional charges when these options vest at the then market price based on the Black-Scholes option pricing model.

On September 1, 2005 the Company issued to members of Scientific Advisory Board as compensation for their services, 30,000 options to purchase common stock with an exercise price of $0.50, expiring on September 1, 2010 and vesting over two years. In connection therewith the Company recorded charges of $19,000 relating to these options based on the Black-Scholes option pricing model for the nine-month period ended September 30, 2005. The Company will record additional charges when these options vest at the then market price based on the Black-Scholes option pricing model.

On August 1, 2005 the Company granted to two Directors 50,000 options each to purchase the Company’s common stock with an exercise price of $0.50, expiring on August 1, 2010 and vesting over two years. In connection therewith the Company recorded the difference between the exercise price and the estimated fair value of the Company’s common stock of $150,000 as deferred compensation.

On September 1, 2005 the Company issued to employees 536,000 options to purchase common stock with an exercise price of $.50 per share, expiring on September 1, 2010 and vesting over three years. In connection therewith the Company recorded the difference between the exercise price and the estimated fair value of the Company’s common stock of $804,000 as deferred compensation.

On September 1, 2005 the Company issued to a Director 10,000 options to purchase common stock with an exercise price of $0.50, expiring on September 1, 2010 and vesting in two years. In connection therewith the Company recorded the difference between the exercise price and the estimated fair value of the Company’s common stock of $15,000 as deferred compensation.

On September 14, 2005 the Company issued to an employee 243,000 options to purchase common stock with an exercise price of $.50 per share, expiring on September 1, 2010 and vesting in one year. In connection therewith the Company recorded the difference between the exercise price and the estimated fair value of the Company’s common stock of $365,000 as deferred compensation.

In connection with grants of options to directors and employees, the Company will record the deferred compensation to expense over the vesting period of the stock option. For the nine months ended September 30, 2005, the Company recorded $654,000 of such amortization.

Stock option activity under the 2001 Plan and 2005 Plan are summarized as follows:

			Year Ended December 31,
	Nine-months Ended September 30, 2005		2004		2003
	Shares	Weighted Average Exercice Price	Shares	Weighted Average Exercice Price	Shares	Weighted Average Exercice Price
Options outstanding at beginning of year	570,000	$0.05	295,000	$0.05	1,225,000	$0.05
Granted	935,000	$0.50	605,000	$0.05	195,000	$0.05
Exercised	—		(330,000)	$0.05	(1,100,000)	$0.05
Canceled	(243,000)	$0.05	—		(25,000)	$0.05

Options outstanding at the end of period	1,262,000	$0.38	570,000	$0.05	295,000	$0.05

Options exercisable at end of period	759,000	$0.30	185,000	$0.04	198,000	$0.04

GLYCONIX CORP.

(a development stage company)

unaudited with respect to September 30, 2005 and nine-months period ended September 30, 2005 and 2004)

NOTE F - STOCKHOLDERS’ EQUITY (CONTINUED)

The following table presents information relating to stock options outstanding under the plans as of September 30, 2005

Options Outstanding			Options Exercisable
Shares	Weighted Average Exercise Price	Weighted Average Remaining Life in Years	Shares	Weighted Average Exercise Price
25,000	$0.01	2.0	25,000	$0.01
302,000	$0.05	2.82	302,000	$0.05
935,000	$0.50	4.92	432,000	$0.50

1,262,000			759,000

The following table presents information relating to stock options outstanding under the plans as of December 31, 2004:

Options Outstanding			Options Exercisable
Shares	Weighted Average Exercise Price	Weighted Average Remaining Life in Years	Shares	Weighted Average Exercise Price
25,000	$0.01	2.75	25,000	$0.01
545,000	$0.05	3.8	160,000	$0.05

570,000			185,000

As of September 30, 2005, 808,000 options were available for future grants under the 2005 Plan. As of September 30, 2005 and December 31, 2004 no options were available for grants under 2001 Plan.

[3]	Warrants:

Warrants activity under the Plans and warrants are summarized as follow:

	Year Ended December 31, 2004
	Shares	Weighted Average Exercise Price
Warrants outstanding at beginning of year	—	—
Granted	3,885,000	$1.41
Exercised	(245,000)	$0.05

Warrants outstanding at the end of year	3,640,000	$1.50

Warrants exercisable at end of year	3,640,000	$1.50

On January 15, 2004 the Company issued 245,000 warrants to purchase common stock at a price $.05 per share in a connection with certain convertible promissory notes in an amount of $380,000. Such warrants were exercised in July 2004. Such warrants were valued at $7,000 and treated as interest expense.

On July 1, 2004, the Company issued 30,000 warrants to purchase common stock at a price $1.50 per share to a consultant in connection with a termination of an agreement. Such warrants were valued at approximately $5,000 and expensed (see Note I[2]).

During 2004, the Company sold 3,610,000 units, consisting of one share of common stock and one redeemable 5-year warrant, vested immediately, for the Company’s common stock at $1.50 per share. (see Note F[1] ).

GLYCONIX CORP.

(a development stage company)

unaudited with respect to September 30, 2005 and nine-months period ended September 30, 2005 and 2004)

NOTE F - STOCKHOLDERS’ EQUITY (CONTINUED)

No warrants were issued during nine month period ended September 30, 2005. As of December 31, 2004 and September 30, 2005, outstanding warrants to acquire shares of the Company’s common stock are as follows:

Exercise Price	Expiration Date	Number of Shares Reserved
$1.50	July 1, 2009	30,000
$1.50	January 15, 2008	3,610,000

		3,640,000

NOTE G - CONVERTIBLE PROMISSORY NOTES

The Company has issued 9% convertible promissory notes which (i) bear interest at a rate of 9% per annum, (ii) become due and payable as to all outstanding interest and principal on the earlier of 24 months from date of issuance or September 1, 2004, (iii) may be converted into the Company’s common stock at any time at least 90 days after the first closing of any private or public financing with a gross closing amount of not less than $3,000,000, or the Company’s merger with or acquisition by another entity, or the liquidation of all or substantially all of the Company’s assets, (iv) become convertible at a price set to 50% of the offering price of the common stock in such offering, or, if no common stock was issued, to 50% of the conversion price of preferred stock, convertible notes or other securities issued in such offering. During the years ended December 31, 2004, 2003, 2002 and 2001 the Company issued promissory notes of $135,000, $338,000, $298,000 and $60,000, respectively.

On January 15, 2004, the Company’s Board of Directors agreed to increase the interest rate to 9.5% on all funds borrowed from one investor from their original issuance date. Such change in the interest rate resulted in additional interest expense of approximately $4,000 on January 15, 2004. In addition, such note holder was granted a warrant to purchase 245,000 shares of common stock which was value at $7,000 and treated as interest expense (See Note F [3]).

On July 1, 2004, the Company entered into Debt Discharge, Release and Satisfaction agreements with certain note holders. Under the agreements one note holder converted principal of $800,000 and accrued interest of approximately $100,000 into 600,000 shares of common stocks, and another note holder agreed to convert principal of $10,000 and accrued interest of approximately $2,000 into 25,000 shares of common stock. A beneficial conversion feature was not calculated since the conversion price of the common stock was greater than the estimated fair value of such shares issued.

NOTE H - LOAN AND ADVANCES FROM OFFICERS AND STOCKHOLDERS

During the years ended December 31, 2004, 2003, 2002 and 2001 certain officers and stockholders advanced to the Company approximately $25,000, $9,000, $37,000 and $39,000, respectively. Such advances are non-interest bearing and have no date of repayment. During the years ended December 31, 2004, 2003, 2002 and 2001 the Company made repayments of $15,000, $0, $13,000 and $0, respectively.

In addition, certain advances due to stockholders and officers were offset against payments for stock purchased or options/warrants exercised. During the years ended December 31, 2004, 2003, 2002 and 2001 such amounts were $12,000, $30,000, $2,000 and $23,000, respectively.

On July 1, 2004, certain officers and stockholders agreed to forgive certain fees and advances. Under the term of the agreement, unpaid fees in the amount of $438,000 were forgiven. In addition, advances to the Company aggregating $11,000 were forgiven. Such forgiveness has been treated as a capital contribution. At September 30, 2005 and December 31, 2004, the remaining unpaid balance of loans made to the Company by officer was $8,000.

GLYCONIX CORP.

(a development stage company)

unaudited with respect to September 30, 2005 and nine-months period ended September 30, 2005 and 2004)

NOTE I - COMMITMENTS AND OTHER MATTER

[1]	Leases:

The Company occupies laboratory facility in North Carolina under a lease agreements expiring through March 2008. On November 1, 2004 the Company signed a five years lease to rent space in New York. Minimum future office and laboratory annual rental payments are as follows:

Year ended December 31,
2005	$112,000
2006	$131,000
2007	$140,000
2008	$106,000
2009	$37,000

$526,000

In addition, the Company rented office space on a month-to-month arrangement from an entity whose principal stockholder is a Director and shareholder of the Company (see Note I [3]). Such arrangement ceased in September 2004 and rent expenses to this related party amounted to $9,000 and $16,000 during the years ended December 31, 2004 and 2003 respectively.

Total rent expense including amount paid to related parties were approximately $67,000 and $71,000 for the years ended December 31, 2004 and 2003 respectively. The Company’s rent expense including amounts paid to related parties, for nine-month period ended September 30, 2005 and 2004 were $65,000 and $50,000 respectively.

[2]	Consulting agreements:

The Company has entered into various agreements for research, professional services and consulting services. Such agreements provided for aggregate monthly payments of approximately $7,000 and $32,000, at September 30, 2005 and at December 31, 2004, respectively. Consulting agreements are normally subject to termination on 30 days notice.

On May 20, 2004 the Company entered into agreement with JED Management LLC (the “JED”) and issued 5,900,000 shares of common stock to JED for their services in connection with a private placement, subject to an escrow agreement requiring completion of certain conditions. On November 9, 2004 such conditions were met on completion of private placement.

On July 15, 2003, the Company entered into an agreement with NextStageAdvisors LLC (“NSA”) to act as its investment banking agent in connection with the Company’s capital raising and business combination activities. Under the agreement, NSA will use its best efforts for a period of not more than four months to effect a transaction, while one of their employees will be appointed interim Chief Executive Officer (the “CEO”) and will dedicate 33% of his time to the Company. In return, NSA will receive a $10,000 monthly retainer fee as well as compensation based on the size and nature of any transaction executed in the form of cash, warrants or any combination thereof. On January 14, 2004 the NSA agreement was terminated and the interim CEO was hired to act as the Company’s Chief Executive Officer with 1/3 of his time to be dedicated to the Company. On September 14, 2005 such interim CEO resigned and forfeited 243,000 unvested options. ( See note F[2]). Such individual was appointed Chairman of the Company.

As part of the termination, the Company granted NSA 30,000 5-year warrants with an exercise price of $1.50 per share, which fully vest on July 1, 2004. The Company owed approximately $20,000 and $45,000 as of September 30, 2005 and December 31, 2004, respectively under the agreement and is included in account payable.

On May 23, 2005, the Company has retained a consultant to perform regulatory consulting and related medical research services for the Company. The Company agreed to retain the consultant at a fee of $2,000 per month, commencing May 1, 2005 and options to purchase 16,000 shares of common stock at $.50 per share equally vested monthly over eight months (see Note F[2]).

GLYCONIX CORP.

(a development stage company)

unaudited with respect to September 30, 2005 and nine-months period ended September 30, 2005 and 2004)

NOTE I - COMMITMENTS AND OTHER MATTER (CONTINUED)

[3]	Related party transactions:

On September 1, 2001 the Company entered into an agreement with Whitehall Financial Partners, LLC (former Quantum Financial Partners, LLC) (“Whitehall”) a major stockholder. Whitehall will provide the Company with marketing, management and financial consulting services, assist the Company in preparing a business plan, and provide the Company with office facilities. The President and major stockholder of Whitehall, served as a Director of the Company. The agreement provides for the Company to pay Whitehall $1,250 per month for space and office facilities for the period from August 2001 through May 2002, $2,000 for the period from June 2002 through May 2003, and $1,000 thereafter (see Note I[1]). Such agreement ended in September, 2004.

[4]	Major customer:

Percentage of the sales from major customers was as follows:

	Nine-months ended September 30,		Year ended December 31,
	2005	2004	2004	2003
A				86%
B		95%	95%
C	98%

[5]	Employment agreements:

On March 30, 2005, the Company entered into a three year employment agreement with its Executive Vice President and provides for an annual base salary of $96,000 (plus annual increases at the discretion of the Board of Directors. The agreement also provides for the granting of options to purchase 200,000 shares of common stock at an exercise price of $.50 per share effective September 1, 2005.

On March 30, 2005, the Company entered into a three year employment agreement with its President and Chief Scientific Officer and provides for an annual base salary of $160,000 (plus annual increases at the discretion of the Board of Directors. The agreement also provides for the granting of options to purchase 250,000 shares of common stock at an exercise price of $.50 per share effective September 1, 2005.

On August 1, 2005, the Company entered into a three year employment agreement with its Vice President Finance and provides for an annual base salary of $84,000 (plus annual increases at the discretion of the Board of Directors. The agreement also provides for the granting of options to purchase 80,000 shares of common stock at an exercise price of $.50 per share effective September 1, 2005.

In connection with these option grants the Company will record a charge over the vesting period representing the difference between the exercise price and the fair value of the common share (See Note F[2]).

GLYCONIX CORP.

(a development stage company)

unaudited with respect to September 30, 2005 and nine-months period ended September 30, 2005 and 2004)

NOTE J - INCOME TAXES

At December 31, 2004 the Company had approximately $1,828,000 and $69,000 of net operating loss carry forward and research and development credits for federal income tax purposes, which expire as follows:

Year	Net Operating Loss	Research and Development Credit
2021	$66,000	$—
2022	508,000	28,000
2023	546,000	19,000
2024	708,000	22,000

	$1,828,000	$69,000

The Company has a deferred asset of $924,000 and $553,000 as December 31, 2004 and 2003, respectively, representing the benefits of its net operating loss carry forward, research and development credits and the benefits of certain expenses not currently deductible for tax purposes. The Company’s deferred tax asset has been fully reserved by a valuation allowance since realization of its benefit is uncertain. The difference between the statutory federal tax rate of 34% and the Company’s effective tax rate is due to increase in the valuation allowance $371,000 (year 2004) and $266,000 (year 2003) and certain non deductible expenses. The Company’s ability to utilize its carry forwards may be severely limited and subject to an annual limitation pursuant to Section 382 of the Internal Revenue.

NOTE K– INITIAL PUBLIC OFFERING

In connection with its initial public offering the Company has incurred certain expenses which have been classified as deferred offering costs. The Company may incur additional expenses in connection with such offering. If such offering is not consummated such expenses will be charged to operation.

NOTE L– SUBSEQUENT EVENT

On October 15, 2005 the Company issued to an employee 125,000 options to purchase common stock with an exercise price of $.50 per share, expiring on October 15, 2010 and vested immediately. The options fully vested on date of grant. The Company will record a charge in the fourth quarter of 2005 representing the difference between the exercise price and the market value of the common stock which will be approximate $188,000.

On October 31, 2005 the Company entered into a letter agreement with Dr. Leonard S. Jacob to serve us as a financial and business strategy advisor and to develop a relationship with a third party that might be interested in financing our future development. Pursuant to this letter agreement, Dr. Leonard S. Jacob would receive a 2% success fee along with 1% of the Company’s outstanding stock. The Company is in the process of renegotiating this letter agreement. On January 24, 2006, the Company granted this consultant 100,000 shares of common stock. The Company will record a charge of approximately $200,000 for 100,000 shares of common stocks issued.

In December 2005, the University of Michigan agreed to settle the outstanding debt due to them of approximately $334,000 for $100,000 payable quarterly over two years, $5,000 for the first and second quarter of 2006 and $15,000 then to the end of installments.

On January 20, 2006, the Company obtained the world wide rights through a license agreement to eight patents held by University of Michigan. The Company is obligated to pay royalty fee in amount of 2% of net sales or 10% of net amount received from sublicensees, if any.

On February 15, 2006 the Company granted to a director 50,000 options to purchase the Company’s common stocks with an exercise price of $.50 per share, expiring February 15, 2011 and vesting over two years.

You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549: l-800-SEC-0330. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission.

Prospectus

10,720,000 Shares of Common Stock

No person is authorized to give any information or to make any representation other than those contained in this prospectus, and if made such information or representation must not be relied upon as having been given or authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus or an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The delivery of this prospectus shall not, under any circumstances, create any implication that there have been no changes in the affairs of the company since the date of this prospectus. However, in the event of a material change, this prospectus will be amended or supplemented accordingly.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Anti-Takeover, Limited Liability and Indemnification Provisions

Certificate of Incorporation and Bylaws. Pursuant to our amended certificate of incorporation, our board of directors may issue additional shares of common or preferred stock. Any additional issuance of common stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management. Specifically, if in the due exercise of its fiduciary obligations, the board of directors was to determine that a takeover proposal was not in our best interest, shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

•	diluting the voting or other rights of the proposed acquirer or insurgent stockholder group;

•	putting a substantial voting block in institutional or other hands that might undertake to support the incumbent board of directors; or

•	effecting an acquisition that might complicate or preclude the takeover.

Delaware Anti-Takeover Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law concerning corporate takeovers. This section prevents certain Delaware corporations from engaging in a business combination with any interested stockholder, under certain circumstances. For these purposes, a business combination includes a merger or sale of more than 10% of our assets, and an interested stockholder includes a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of these persons. Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

•	the transaction in which the stockholder became an interested stockholder is approved by the board of directors prior to the date the interested stockholder attained such status;

•	upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers; or

•	on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

This statute could prohibit or delay mergers or other takeover or change-in-control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Limited Liability and Indemnification. Our certificate of incorporation eliminates the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission. Our certificate of incorporation requires us to indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

Under Delaware law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

•	conducted himself or herself in good faith;

•	reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests; and

•	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorney fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification shall be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction. We will then be governed by the court’s decision.

Other Expenses of Issuance and Distribution

The following statement sets forth the estimated expenses in connection with the offering described in the Registration Statement.

Securities and Exchange Commission Fee	$2,312
Accountants’ Fees and Expenses
Legal Fees and Expenses
Blue Sky Fees and Expenses
Printing and Mailing Costs
Miscellaneous

Total	$2,312

Sales of Unregistered Securities.

On August 22, 2001 the Company issued 3,920,000 shares of common stock to its founders.

On September 1, 2001, the Company sold 285,000 shares of common stock. The offer and sale of such shares of our common stock were effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act and in Section 4(2) of the Securities Act, based on the following: (a) the investors confirmed to us that they were “accredited investors,” as defined in Rule 501 of Regulation D promulgated under the Securities Act and had such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities; (b) there was no public offering or general solicitation with respect to the offering; (c) the investors were provided with certain disclosure materials and all other information requested with respect to our company; (d) the investors acknowledged that all securities being purchased were “restricted securities” for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act; and (e) a legend was placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequent registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

On October 12, 2001, the Company issued 300,000 shares of common stock to the principal stockholder of NCT for the acquisition of a certain technology from NCT for the manufacture of L-BPA.

On October 18, 2001 the Company issued 810,000 shares of common stock to Glycosyn Pharmaceuticals Inc. for acquisition of certain patents’ rights and technologies.

On November 1, 2001, in connection with a consulting agreement the Company issued 500,000 shares of common stock.

On January 18, 2002 the Company issued 60,000 shares of common stock to a member of the board of director.

On February 1, 2002 certain shareholders transferred 700,000 shares of common stock to another shareholder who is also a convertible promissory note holder.

During the period February 27, 2002 through March 5, 2002 the Company sold an aggregate of 125,000 shares of common stock to members of the Scientific Advisory Board. The value of the 125,000 shares sold at par to the Scientific Advisory Board members in 2002 was approximately $4,000 and was expenses. The offer and sale of such shares of our common stock were effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act and in Section 4(2) of the Securities Act, based on the following: (a) the investors confirmed to us that they were “accredited investors,” as defined in Rule 501 of Regulation D promulgated under the Securities Act and had such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities; (b) there was no public offering or general solicitation with respect to the offering; (c) the investors were provided with certain disclosure materials and all other information requested with respect to our company; (d) the investors acknowledged that all securities being purchased were “restricted securities” for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act; and (e) a legend was placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequent registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

On May 19, 2003 certain shareholders transferred 230,000 shares of common stock to shareholders who are also convertible promissory note holders. In addition, the stockholders transfer 100,000 shares of common stock to a consultant. Specifically, certain stockholders transferred some shares to them in favor of our company. 230,000, 90,000 and 10,000 were transferred by N. Heyman. J. R. LeShufy and Quantum FP LLC, respectively. 155,000 shares were transferred to Mr. Hoffman, note holder and shareholder, 75,000 were transferred to Mr. J. Neirenberg, note holder and shareholder, and 100,000 were transferred to Mr. R. Pamukcu, our interim Chief Executive Officer. Such shares were valued to their estimated fair value and charged to expense.

On September 1, 2003 1,100,000 shares were issued in connection with the exercise of options.

On March 1, 2004 1,640,000 shares of common stock were issued to the employees.

On March 1, 2004 200,000 shares of common stock were issued in connection with the exercise of options.

On July 15, 2004 245,000 shares of common stock were issued in connection with the exercise of warrants.

On August 1, 2004 130,000 shares of common stock were issued in connection with the exercise of options.

On May 20, 2004 the Company issued 5,900,000 shares of common to JED Management LLC in connection with a private placement, subject to an escrow agreement requiring completion of certain conditions. On November 9, 2004 such conditions were met on completion of private placement of units. Estimated fair value of 5,900,000 shares issued to JED Management LLC in May 2004 was $2,950,000, based on $.50 selling price in private offering on November 9, 2004. The offer and sale of such shares of our common stock were effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act and in Section 4(2) of the Securities Act, based on the following: (a) the investors confirmed to us that they were “accredited investors,” as defined in Rule 501 of Regulation D promulgated under the Securities Act and had such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities; (b) there was no public offering or general solicitation with respect to the offering; (c) the investors were provided with certain disclosure materials and all other information requested with respect to our company; (d) the investors acknowledged that all securities being purchased were “restricted securities” for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act; and (e) a legend was placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequent registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

On July 1, 2004 the Company issued 625,000 in exchange for Debt Discharge, Release and Satisfaction agreements with certain note holder in exchange for certain notes and accrued interest aggregately $912,000. In addition, 245,000 warrants to buy the Company’s common stock at $.05 per share were exercised in July, 2004. Under the agreements one note holder converted principal of $800,000 and accrued interest of approximately $100,000 into 600,000 shares of common stocks, and another note holder agreed to convert principal of $10,000 and accrued interest of approximately $2,000 into 25,000 shares of common stock. A beneficial conversion feature was not calculated since the conversion price of the common stock was greatee than the estimated fair value of such shares issued. The offer and sale of such shares of our common stock were effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act and in Section 4(2) of the Securities Act, based on the following: (a) the investors confirmed to us that they were “accredited investors,” as defined in Rule 501 of Regulation D promulgated under the Securities Act and had such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities; (b) there was no public offering or general solicitation with respect to the offering; (c) the investors were provided with certain disclosure materials and all other information requested with respect to our company; (d) the investors acknowledged that all securities being purchased were “restricted securities” for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act; and (e) a legend was placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequently registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

During the period from August 23 through November 9, 2004 the Company completed a private placement of its securities and sold 3,610,000 units at $.50 per unit and raised gross proceeds of $1,805,000. Each unit consisted of one share of common stock and one warrant. The warrant is exercisable at $1.50 per share through January 15, 2008. The warrants are subject to redemption at the Company’s sole option after one year from date of issuance if the common stock price has average 150% of warrants exercise price per share at redemption price $.01 per warrant. The offer and sale of such shares of our common stock were effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act and in Section 4(2) of the Securities Act, based on the following: (a) the investors confirmed to us that they were “accredited investors,” as defined in Rule 501 of Regulation D promulgated under the Securities Act and had such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities; (b) there was no public offering or general solicitation with respect to the offering; (c) the investors were provided with certain disclosure materials and all other information requested with respect to our company; (d) the investors acknowledged that all securities being purchased were “restricted securities” for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act; and (e) a legend was placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequently registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

The offers and issuances of the options to purchase shares of our common stock described in the preceding paragraph were effected in reliance on the exemption for offers and sales under certain compensatory benefit plans as set forth in Rule 701 promulgated under the Securities Act, based on the following: (a) the offers and issuances were made under a written compensatory benefit plan established by us for the compensation of our officers, employees, directors, consultants and other permitted persons; (b) the recipients of such options were officers, employees, directors, consultants or other permitted persons at the time of the issuance of the options (and any recipients that were consultants provided bona fide services unrelated to a capital-raising transaction or the promotion of a market for our stock in exchange for such options); (c) we were not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, at the time of issuance of the options; (d) the aggregate sale price, calculated in accordance with Rule 701, if the options issued in reliance on Rule 701 during any 12-month period did not exceed $1.0 million; (e) all recipients were provided with certain disclosure materials and all other information requested with respect to our company, including a copy of the governing compensatory benefit document; (f) the option recipients acknowledged that all securities being purchased were “restricted securities” for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act; and (g) the governing option agreement requires that, unless otherwise permitted by law, a legend be placed on the certificates representing each such equity security stating that it was restricted and could only be transferred if subsequently registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

Below we presented the schedule of equity issuances since July 1 2004 to February 17, 2006.

Name of Recipient	Nature of Recipient’s Relationship with the Company	Number of shares issued	Per Share Purchase Price	Vesting period	Date of Issuance
Henry L. Hoffman	Stockholder and note holder	600,000 shares of common stock	Converted at $1.50 (1)	Vested immediately	July 1, 2004

Jerry I. Neirenberg	Stockholder and note holder	25,000 shares of common stock	Converted at $.48 (2)	Vested immediately	July 1, 2004

Henry L. Hoffman	Stockholder and note holder	245,000 shares of common stock	Warrants exercised at $.05 per share (8)	Vested immediately	July 1, 2004

Norman S Heyman	Vice President	30,000 shares of common stock	Options exercised at $.05 per share (3)	Vested immediately	August 1, 2004

J. Robert LeShufy	Executive Vice President	30,000 shares of common stock	Options exercised at $.05 per share (3)	Vested immediately	August 1, 2004

Ivan Kanevski	President and Chief Executive Officer	30,000 shares of common stock	Options exercised at $.05 per share (3)	Vested immediately	August 1, 2004

Lucy Ostrovsky	Vice President Finance, Controller	30,000 shares of common stock	Options exercised at $.05 per share (3)	Vested immediately	August 1, 2004

Jack Simony	Member of the Board of Directors	10,000 shares of common stock	Options exercised at $.05 per share (3)	Vested immediately	August 1, 2004

Altamura Resources Inc	Investor in the private placement	4,700 Units	$.50 per Unit (5)	Vested immediately	November 9, 2004

Altavilla, Anthony D.	Investor in the private placement	250,000 Units	$.50 per Unit (5)	Vested immediately	November 9, 2004

Anosto, Vito	Investor in the private placement	100,000 Units	$.50 per Unit (5)	Vested immediately	November 9, 2004

Beech Glen Inc.	Investor in the private placement	150,000 Units	$.50 per Unit (5)	Vested immediately	November 9, 2004

Colluccio, Rocco Peter	Investor in the private placement	60,000 Units	$.50 per Unit (5)	Vested immediately	November 9, 2004

Corso, Joseph	Investor in the private placement	10,000 Units	$.50 per Unit (5)	Vested immediately	November 9, 2004

Domaco Inc.	Investor in the private placement	5,000 Units	$.50 per Unit (5)	Vested immediately	November 9, 2004

Egan, Ronald	Investor in the private placement	14,000 Units	$.50 per share (5)	Vested immediately	November 9, 2004

Gagliardi, Rosemary	Investor in the private placement	20,000 Units	$.50 per Unit (5)	Vested immediately	November 9, 2004

Gottlieb, Norman	Investor in the private placement	100,000 Units	$.50 per Unit (5)	Vested immediately	November 9, 2004

Greenwood, Douglas	Investor in the private placement	50,000 Units	$.50 per Unit (5)	Vested immediately	November 9, 2004

Horowitz, Harry	Investor in the private placement	20,000 Units	$.50 per Unit (5)	Vested immediately	November 9, 2004

Jordan, Frank T.	Investor in the private placement	50,000 Units	$.50 per Unit (5)	Vested immediately	November 9, 2004

Kasten, Mitchell	Investor in the private placement	100,000 Units	$.50 per Unit (5)	Vested immediately	November 9, 2004

Marinelli, John	Investor in the private placement	5,000 Units	$.50 per Unit (5)	Vested immediately	November 9, 2004

Marinelli, Vito	Investor in the private placement	5,000 Units	$.50 per Unit (5)	Vested immediately	November 9, 2004

Mediate, Josephine	Investor in the private placement	100,000 Units	$.50 per Unit (5)	Vested immediately	November 9, 2004

Meringer, Stanley	Investor in the private placement	1,000,000 Units	$.50 per Unit (5)	Vested immediately	August 30, 2004

Miranda, Daniel	Investor in the private placement	10,000 Units	$.50 per Unit (5)	Vested immediately	November 9, 2004

Morales, Melissa	Investor in the private placement	150,000 Units	$.50 per Unit (5)	Vested immediately	November 9, 2004

Panache Holdings LLC	Investor in the private placement	100,000 Units	$.50 per Unit (5)	Vested immediately	August 30, 2004

Parise, Michael	Investor in the private placement	5,300 Units	$.50 per Unit (5)	Vested immediately	November 9, 2004

Payne, Tommy J.	Investor in the private placement	300,000 Units	$.50 per Unit (5)	Vested immediately	November 9, 2004

Preda, Florentina	Investor in the private placement	6,000 Units	$.50 per Unit (5)	Vested immediately	November 9, 2004

Retas, Steven P	Investor in the private placement	40,000 Units	$.50 per Unit (5)	Vested immediately	November 9, 2004

Savarese, Gabriel	Investor in the private placement	10,000 Units	$.50 per Unit (5)	Vested immediately	November 9, 2004

Savarese, Marco F.	Investor in the private placement	45,000 Units	$.50 per Unit (5)	Vested immediately	November 9, 2004

Teitelbaum, Mark	Investor in the private placement	900,000 Units	$.50 per Unit (5)	Vested immediately	August 30, 2004

Millennium Management	Consultant	Option to purchase 16,000 shares of common stock	Value at $1.68 per share (6)	Eight month (2,000 per month)	May 23, 2005

Rifat Pamukcu	New member of Board of Directors	Option to purchase 50,000 shares of common stock	Value at $1.50 per share (7)	Two years(9)	August 1, 2005

Dan McKinney	New member of Board of Directors	Option to purchase 50,000 shares of common stock	Value at $1.50 per share (7)	Two years(9)	August 1, 2005

J. Robert LeShufy	Executive Vice President	Option to purchase 200,000 shares of common stock	Value at $1.50 per share (7)	Three years(10)	September 1, 2005

Ivan Kanevski	President and Chief Executive Officer	Option to purchase 250,000 shares of common stock	Value at $1.50 per share (7)	Three years(11)	September 1, 2005

Lucy Ostrovsky	Vice President Finance	Option to purchase 80,000 shares of common stock	Value at $1.50 per share (7)	Three years(12)	September 1, 2005

John Baldwing	Independent Director	Option to purchase 10,000 shares of common stock	Value at $1.50 per share (7)	Two years(9)	September 1, 2005

Robert Zamenhof	Member of Scientific Advisory Board	Option to purchase 5,000 shares of common stock	Value at $1.68 per share (6)	Two years(9)	September 1, 2005

Michel J. Antonaccio	Member of Scientific Advisory Board	Option to purchase 5,000 shares of common stock	Value at $1.68 per share (6)	Two years(9)	September 1, 2005

Dr. Robert Shorr	Member of Scientific Advisory Board	Option to purchase 5,000 shares of common stock	Value at $1.68 per share (6)	Two years(9)	September 1, 2005

Beth Hollister	Member of Scientific Advisory Board	Option to purchase 5,000 shares of common stock	Value at $1.68 per share (6)	Two years(9)	September 1, 2005

Phillip Sussman	Member of Scientific Advisory Board	Option to purchase 5,000 shares of common stock	Value at $1.68 per share (6)	Two years(9)	September 1, 2005

Daniel Von Hoff	New member of Scientific Advisory Board	Option to purchase 5,000 shares of common stock	Value at $1.68 per share (6)	Two years(9)	September 1, 2005

Nickolas Oeming	Employee	Option to purchase 6,000 shares of common stock	Value at $1.50 per share (7)	Two years(9)	September 1, 2005

Ivan Kanevski	President and Chief Executive Officer	Option to purchase 243,333 shares of common stock	Value at $1.50 per share (7)	One year(13)	September 14, 2005

Lucy Ostrovsky	Vice President Finance	Option to purchase 125,000 shares of common stock	Value at $1.50 per share (7)	Vested immediately	October 15, 2005

Leonard S. Jacob	Director, Consultant	Option to purchase 50,000 shares of common stock	Value at $1.50 per share (7)	Two years(9)	February 15, 2006

Leonard S. Jacob	Director, Consultant	100,000 common stock	Value at $2.00 per share (7)	Immediately	February 15, 2006

(1)	Under the Debt Discharge, Release and Satisfaction agreements converted principal of $800,000 and accrued interest of approximately $100,000 into 600,000 shares of common stocks. A beneficial conversion feature was not calculated since the conversion price of the common stock was greater than the estimated fair value of such shares issued.
(2)	Agreed to convert principal of $10,000 and accrued interest of approximately $2,000 into 25,000 shares of common stock.
(3)	Exercise of options granted to employees and members of the Board of Directors in 2003 with exercise price $0.05 per share. The exercise price was equal to the fair market value of the common stock on the date of grant
(4)	Exercise of options granted in 2003 with exercise price $0.05 per share. The exercise price was equal to the fair market value of the common stock on the date of grant
(5)	Offering price per unit in private placement, consist one share of common stock and one redeemable warrant to by the common stock at $1.50, in private placement
(6)	Accounted for in accordance with SFAS No. 123 “Accounting for Stock Based Compensation” For accounting of options issued to member of the Company’s Scientific Advisory Board, See Not F[2] of the financial statements contained in the Amended Registration Statement. Under SFAS, No. 123, these options have not been treated as employees and a fair value charges has been recorded, based on a Black-Scholes option pricing model. We used $2.00 price in the Black-Scholes model base on a current offering price.

(7)	Accounted for in accordance with APB No. 25 “Accounting for Stock Issued to Employees” and related interpretations. In connection with grants to employees the Company records a charge over the vesting period representing the difference between the exercise price and $2.00 price of the common shares
(8)	Exercise price was $.05 per share.
(9)	1/3 vested on grant date, 1/3 vested on the first anniversary, 1/3 vested on the second anniversary.
(10)	100,000 options vested on September 1, 2005, 33,333 options vested on March 31, 2006, 33,333 options vested on March 31, 2007 and 33, 334 options vested on March 31, 2008.
(11)	100,000 options vested on September 1, 2005, 50,000 options vested on March 31, 2006, 50,000 options vested on March 31, 2007 and 50,000 options vested on March 31, 2008.
(12)	50,000 options vested on September 1, 2005, 10,000 options vested on August 1, 2006, 10,000 options vested on August 1, 2007 and 10,000 options vested on August 1, 2008.

Undertakings

The undersigned registrant hereby undertakes:

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(2) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(3) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(4) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement

(i) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(ii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

(c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Exhibits

Exhibit Number	Description
3.1	Amended Certificate of Incorporation (1)

3.2	By-Laws (1)

3.3	2005 Stock Option Plan (1)

3.12	Consulting Agreement for Quantum (Whitehaven) Financial Partners LLC (1)

3.13	Form of Subscription Agreement (1)

5.1	Legal opinion of Joseph I. Emas, Attorney At Law with consent to use (2)

10.1	Employment Agreement for Ivan Kanevski (1)

10.2	Employment Agreement for J. R. LeShufy (1)

10.3	Employment Agreement for Lucy Ostrovsky (1)

10.4	Consulting Agreement for Rifat Pamukcu (1)

10.5	Consulting Agreement for Millennium Management LLC (1)

10.8	License agreement with University of Michigan (2)

23.1	Consent of Eisner LLP (2)

23.2	Consent of Joseph I. Emas (included in Exhibit 5.1) (2)

(1)	Filed as an Exhibit to Glyconix’s registration statement on Form SB-2 filed on October 13, 2005, December 6, 2005 and January 20, 2006.
(2)	Filed herewith.

Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, on the 17th day of February 2006.

/s/ IVAN KANEVSKI
By:	Ivan Kanevski
President, CEO, Director

/s/ LUCY OSTROVSKY
By:	Lucy Ostrovsky, Vice President Finance, Controller
Principal Accounting Officer.

Power of Attorney

ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints J. R. LeShufy, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signatures	Title	Date

/S/ I. KANEVSKI (I. Kanevski)	President, Chief Executive Officer, Director	February 17, 2006

/S/ J.R. LESHUFY (J.R. LeShufy)	Executive Vice President, Treasurer, Director	February 17, 2006

/S/ RIFAT PAMUKCU (Rifat Pamukcu)	Chairman, Director	February 17, 2006

/S/ NORMAN HEYMAN (Norman Heyman)	Vice President, Director	February 17, 2006

/S/ LUCY OSTROVSKY (Lucy Ostrovsky)	Vice President Finance, Controller, Principal Accounting Officer	February 17, 2006

Exhibit Index

Exhibit No.	Description
5.1	Legal opinion of Joseph I. Emas, Attorney At Law with consent to use

10.8	License agreement with University of Michigan

23.1	Consent of Eisner LLP